Moody National REIT I, Inc. - 8-K

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

MOODY NATIONAL REIT II, INC.,

Moody National Operating Partnership II, LP,

MOODY NATIONAL ADVISOR II, LLC

only for purposes of Section 5.23(b),

MOODY MERGER SUB, LLC,

MOODY NATIONAL REIT I, INC.,

MOODY NATIONAL OPERATING PARTNERSHIP I, LP AND

Moody National Advisor I, LLC

only for purposes of Section 4.22(b)

DATED AS OF NOVEMBER 16, 2016

TABLE OF CONTENTS

		Page

ARTICLE 1 DEFINITIONS		3

Section 1.1	Definitions	3
Section 1.2	Interpretation and Rules of Construction	15

ARTICLE 2 THE MERGERS		16

Section 2.1	The Mergers; Other Transactions	16
Section 2.2	Closing	16
Section 2.3	Effective Times	16
Section 2.4	Organizational Documents of the Surviving Entity and the Surviving Partnership	17
Section 2.5	Managers of the Surviving Entity	17
Section 2.6	Tax Treatment of Mergers	17
Section 2.7	Subsequent Actions	18

ARTICLE 3 EFFECTS OF THE MERGERS		18

Section 3.1	Effects of the Mergers	18
Section 3.2	Determination of REIT I Transaction Fees and Expenses; Determination of Merger Consideration; Election Procedures; Exchange Agent	21
Section 3.3	Exchange Procedures; Distributions with Respect to Unexchanged Shares	25
Section 3.4	Withholding Rights	28
Section 3.5	Lost Certificates	28
Section 3.6	Dissenters Rights	28
Section 3.7	General Effects of the Mergers	28

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE REIT I PARTIES		29

Section 4.1	Organization and Qualification; Subsidiaries	29
Section 4.2	Authority; Approval Required	30
Section 4.3	No Conflict; Required Filings and Consents	31
Section 4.4	Capital Structure	32
Section 4.5	SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws	34
Section 4.6	Absence of Certain Changes or Events	36
Section 4.7	No Undisclosed Liabilities	36
Section 4.8	Permits; Compliance with Law	36
Section 4.9	Litigation	37
Section 4.10	Properties	37

Section 4.22	No Other Representations and Warranties	46

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE REIT II PARTIES		47

Section 5.1	Organization and Qualification; Subsidiaries	48
Section 5.2	Authority	49
Section 5.3	No Conflict; Required Filings and Consents	50
Section 5.4	Capital Structure	51
Section 5.5	SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws	52
Section 5.6	Absence of Certain Changes or Events	54
Section 5.7	No Undisclosed Liabilities	55
Section 5.8	Permits; Compliance with Law	55
Section 5.9	Litigation	55
Section 5.10	Properties	56
Section 5.11	Environmental Matters	56
Section 5.12	Material Contracts	57
Section 5.13	Taxes	59
Section 5.14	Benefit Plans	62
Section 5.15	Intellectual Property	63
Section 5.16	Insurance	63
Section 5.17	Related Party Transactions	64
Section 5.18	Brokers	64
Section 5.19	Takeover Statutes	64
Section 5.20	Ownership of Merger Sub; No Prior Activities	64
Section 5.21	Information Supplied	65
Section 5.22	Financing	65
Section 5.23	No Other Representations and Warranties	65

ARTICLE 6 COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS		66

Section 6.1	Conduct of Business by REIT I	66
Section 6.2	Conduct of Business by REIT II	70

Section 10.11	Authorship	102

EXHIBITS

Exhibit A – Termination Agreement
Exhibit B – Surviving Entity Certificate of Formation
Exhibit C – Surviving Entity Operating Agreement
Exhibit D – Amended and Restated REIT II Advisory Agreement

Exhibit E – Charter Amendment

DISCLOSURE LETTERS

REIT I Disclosure Letter
REIT II Disclosure Letter

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 16, 2016 (this “Agreement”), is among MOODY NATIONAL REIT II, INC., a Maryland corporation (“REIT II”), MOODY NATIONAL OPERATING PARTNERSHIP II, LP, a Delaware limited partnership and the operating partnership of REIT II (“REIT II Operating Partnership”), MOODY MERGER SUB, LLC, a Delaware limited liability company and a wholly owned subsidiary of REIT II (“Merger Sub”), Moody National Advisor I, LLC, a Delaware limited liability company (“REIT I Advisor”), which is a Party hereto only for purposes of Section 4.22(b), MOODY NATIONAL REIT I, INC., a Maryland corporation (“REIT I”), MOODY NATIONAL OPERATING PARTNERSHIP I, LP, a Delaware limited partnership and the operating partnership of REIT I (“REIT I Operating Partnership”), and Moody National Advisor II, LLC (“REIT II Advisor”), a Delaware limited liability company, which is a Party hereto only for purposes of Section 5.23(b). Each of REIT II, REIT II Operating Partnership, Merger Sub, REIT I, REIT I Operating Partnership, REIT I Advisor and REIT II Advisor is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

WHEREAS, the Parties wish to effect a business combination in which (i) REIT I will be merged with and into Merger Sub (the “REIT Merger”), with Merger Sub being the surviving company, and each share of common stock, $0.01 par value per share (the “REIT I Common Stock”), of REIT I issued and outstanding immediately prior to the REIT Merger Effective Time (as defined herein) that is not retired pursuant to this Agreement will be converted into the right to receive the REIT Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (“DLLCA”); and (ii) REIT II Operating Partnership will be merged with REIT I Operating Partnership (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), with REIT I Operating Partnership being the surviving entity, each REIT II OP Unit (as defined herein) issued and outstanding immediately prior to the Partnership Merger Effective Time (as defined herein) will be converted into one Surviving Partnership OP Unit (as defined herein) and each REIT I OP Unit (defined below) issued and outstanding immediately prior to the Partnership Merger Effective Time that is not cancelled and retired pursuant to this Agreement will be converted into the right to receive the Partnership Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”);

WHEREAS, on the recommendation of the special committee (the “REIT I Special Committee”) of the Board of Directors of REIT I (the “REIT I Board”), the REIT I Board has (a) determined that this Agreement, the Charter Amendment, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of REIT I and its stockholders, (b) authorized and approved this Agreement, the Charter Amendment, the Mergers and the other transactions contemplated by this Agreement, (c) directed that the REIT Merger and the Charter Amendment be submitted for consideration at the Stockholders Meeting and (d) recommended the approval of the REIT Merger and the Charter Amendment by the REIT I stockholders;

WHEREAS, REIT I, as the sole general partner of REIT I Operating Partnership, has approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement are advisable, and REIT I has determined that the Partnership Merger and the other transactions contemplated by this Agreement are in the best interests of the holders of REIT I OP Units;

WHEREAS, on the recommendation of the special committee (the “REIT II Special Committee”) of the Board of Directors of REIT II (the “REIT II Board”), the REIT II Board has (a) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of REIT II and its stockholders and (b) authorized and approved this Agreement, the Mergers and the other transactions contemplated by this Agreement;

WHEREAS, REIT II, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the REIT Merger and the other transactions contemplated by this Agreement;

WHEREAS, REIT II, as the sole general partner of REIT II Operating Partnership, has approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement are advisable, and REIT II has determined that the Partnership Merger and the other transactions contemplated by this Agreement are in the best interests of the holders of REIT II OP Units;

WHEREAS, for U.S. federal income tax purposes, it is intended that the (i) REIT Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the REIT Merger for purposes of Sections 354 and 361 of the Code and (ii) the Partnership Merger shall be treated as a tax-deferred exchange under Section 721 of the Code of the assets of the REIT II Operating Partnership to the REIT I Operating Partnership for interests in the REIT I Operating Partnership which are distributed to the partners of the REIT II Operating Partnership in liquidation of REIT II Operating Partnership;

WHEREAS, concurrently with the execution and delivery of this Agreement, REIT I, the REIT I Operating Partnership, and REIT I Advisor have entered into the Termination Agreement attached as Exhibit A (the “Termination Agreement”), which shall be effective at the Merger Effective Time and provides the terms of the termination of the REIT I Advisory Agreement and payment of the Advisor Termination Payment;

WHEREAS, concurrently with the execution and delivery of this Agreement, REIT II, the REIT II Operating Partnership and REIT II Advisor have entered into the Amended and Restated REIT II Advisory Agreement attached as Exhibit D, which shall be effective at the Merger Effective Time;

WHEREAS, each of the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and to prescribe various conditions to the Mergers.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1

DEFINITIONS

Section 1.1    Definitions.

(a)        For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to REIT II than those contained in the REIT I Confidentiality Agreement; provided, any such confidentiality agreement shall permit compliance with Section 7.3 of this Agreement and shall exclude from any standstill or similar provision the ability to make an Acquisition Proposal.

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Advisor Termination Payment” means the payment by REIT I to the REIT I Advisor of $5,580,685, as contemplated by the Termination Agreement.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention equity option, equity appreciation rights, restricted equity, phantom equity, equity based compensation, profits interest, unit, outperformance, equity purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy, practice, understanding or other arrangement, whether or not subject to ERISA.

“Book-Entry Share” means, with respect to any Party, a book-entry share registered in the transfer books of such Party.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“Charter Amendment” means that amendment to the REIT I Charter, substantially in the form attached hereto as Exhibit E.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” means each of the REIT I Confidentiality Agreement and the REIT II Confidentiality Agreement.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other agreement.

“Environmental Law” means any Law (including common law) relating to the prevention of pollution, protection of the environment (including air, surface water, groundwater, land surface or subsurface land and natural resources), remediation of contamination, restoration of environmental quality or occupational health or workplace safety, including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” means any Permit required under any applicable Environmental Law.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means the quotient (rounded to the nearest one ten-thousandth) determined by dividing (i) the Net Per Share Price by (ii) $25.00, in each case as such number may be adjusted in accordance with Section 3.1(c).

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, filing and mailing of the Proxy Statement, the preparation, printing and filing of the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approval, engaging the services of the Exchange Agent, obtaining any third party consents, making any other filings with the SEC and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement.

“Expense Reimbursement” means all reasonable, actual and documented out-of-pocket costs and expenses incurred prior to the termination of this Agreement by or on behalf of the Party who is entitled to receive an Expense Reimbursement payment pursuant to this Agreement, in connection with the entering into or performance of obligations under this Agreement, including the reasonable fees and expenses of counsel, investment banking firms, financial advisors, accountants and consultants, up to an aggregate maximum amount of $500,000.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Qualification; Subsidiaries); Section 4.2 (Authority; Approval Required); Section 4.4 (Capital Structure); Section 4.5(f) (Investment Company Act); Section 5.1 (Organization and Qualification; Subsidiaries); Section 5.2 (Authority); Section 5.4 (Capital Structure); and Section 5.5(f) (Investment Company Act);

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

“Gross Per Share Price” means $11.00.

“Hazardous Substances” means (i) those substances, materials or wastes listed in, defined in, subject to, classified by or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, mold, methane, asbestos and radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Intellectual Property” means all United States and foreign (i) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and rights in copyrightable works, (iv) rights in confidential and proprietary information, including trade secrets, know-how, ideas, formulae, invention disclosure, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” means (i) with respect to any REIT II Party or, solely for purposes of Section 5.23(b), REIT II Advisor, the actual knowledge, after reasonable investigation, of the persons named in Schedule A to the REIT II Disclosure Letter and (ii) with respect to any REIT I Party or, solely for purposes of Section 4.22(b), REIT I Advisor, the actual knowledge, after reasonable investigation, of the persons named in Schedule A to the REIT I Disclosure Letter.

“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; other than transfer restrictions arising under applicable securities Laws.

“Material Contract” means any REIT II Material Contract or any REIT I Material Contract, as applicable.

“Merger Consideration” means the REIT Merger Consideration and the Partnership Merger Consideration.

“Merger Sub Governing Documents” means the certificate of formation and limited liability company operating agreement of Merger Sub, as in effect on the date hereof.

“Net Per Share Price” means an amount equal to the Gross Per Share Price minus the Per Share REIT I Transaction Fees and Expenses; provided, in no event shall the Net Per Share Price be an amount less than $10.25.

“Order” means a judgment, injunction, order or decree of any Governmental Authority.

“Partnership Merger Consideration” means, in respect of each REIT I OP Unit (other than the REIT I Special Partnership Units), a number of Surviving Partnership OP Units equal to the Exchange Ratio.

“Per Share REIT I Transaction Fees and Expenses” means the quotient (rounded to the nearest whole cent) obtained by dividing (i) the REIT I Transaction Fees and Expenses by (ii) the total number of shares of REIT I Common Stock outstanding immediately prior to the REIT Merger Effective Time (excluding any shares of REIT I Common Stock, if any, then held by (A) any Wholly Owned REIT I Subsidiary and (B) REIT II or any Wholly Owned REIT II Subsidiary).

“Permitted Liens” means any of the following: (i) Liens for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (ii) Liens that are carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business; (iii) with respect to any real property, Liens that are zoning regulations, entitlements or other land use or environmental regulations by any Governmental Authority; (iv) with respect to REIT II, Liens that are disclosed on Section 1.1(b) of the REIT II Disclosure Letter, and with respect REIT I, Liens that are disclosed on Section 1.1(a) of the REIT I Disclosure Letter; (v) with respect to REIT II, Liens that are disclosed on the consolidated balance sheet of REIT II dated December 31, 2015, or notes thereto (or securing liabilities reflected on such balance sheet), and with respect to REIT I, Liens that are disclosed on the consolidated balance sheet of REIT I dated December 31, 2015, or notes thereto (or securing liabilities reflected on such balance sheet); (vi) with respect to REIT II or REIT I, arising pursuant to any Material Contracts of such Party; (vii) with respect to any real property of REIT II or REIT I, Liens that are recorded in a public record or disclosed on existing title policies; or (viii) with respect to REIT II or REIT I, Liens that were incurred in the ordinary course of business since December 31, 2015 and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Proposed REIT I Transaction Fees and Expenses Schedule” means a schedule setting forth in reasonable detail the good faith calculation of the REIT I Transaction Fees and Expenses, an estimate of which is set forth in Section 1.1(c) of the REIT I Disclosure Letter.

“Proposed REIT II Transaction Fees and Expenses Schedule” means a schedule setting forth in reasonable detail the good faith calculation of the REIT II Transaction Fees and Expenses, an estimate of which is set forth in Section 1.1(c) of the REIT II Disclosure Letter.

“Proxy Statement” means the proxy statement relating to the Stockholders Meeting, together with any amendments or supplements thereto.

“REIT Merger Consideration” means, in respect of any share of REIT I Common Stock, and subject to the provisions of Section 3.2, either (x) the right to receive the Cash Consideration or (y) the right to receive the Stock Consideration.

“REIT I Advisory Agreement” means the Amended and Restated Advisory Agreement, dated as of August 14, 2009, by and among REIT I, REIT I Operating Partnership, Moody National Realty Company, L.P. and REIT I Advisor, as amended and in effect on the date hereof.

“REIT I Bylaws” means the Bylaws of REIT I, as amended and in effect on the date hereof.

“REIT I Charter” means the Second Articles of Amendment and Restatement of REIT I dated November 7, 2013, as amended or supplemented and in effect on the date hereof.

“REIT I Confidentiality Agreement” means the Confidentiality Agreement dated as of May 16, 2016, between REIT I and REIT II.

“REIT I DRIP” means the distribution reinvestment plan of REIT I.

“REIT I Equity Incentive Plan” means REIT I’s 2009 Long-Term Incentive Plan (including REIT I’s Independent Directors Compensation Plan).

“REIT I Governing Documents” means the REIT I Bylaws, the REIT I Charter, the certificate of limited partnership of the REIT I Operating Partnership and the REIT I Partnership Agreement.

“REIT I Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that individually or in the aggregate, (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of REIT I and the REIT I Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of REIT I Parties to consummate the Mergers before the Outside Date; provided, that, for purposes of the foregoing clause (i), “REIT I Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure of REIT I to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a REIT I Material Adverse Effect), (B) any changes that affect the hotel industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the execution and delivery of this Agreement, or the public announcement of the Mergers or the other transactions contemplated by this Agreement, (G) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of REIT II, (H) earthquakes, hurricanes, floods or other natural disasters, (I) changes in Law or GAAP (or the interpretation thereof), or (J) any Action made or initiated by any holder of REIT I Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (B), (C), (D), (E), (H) and (I) do not disproportionately affect REIT I and the REIT I Subsidiaries, taken as a whole, relative to others in the hotel REIT industry in the geographic regions in which REIT I and the REIT I Subsidiaries operate.

“REIT I OP Units” means the units of limited partnership interests in the REIT I Operating Partnership (excluding the REIT I Special Partnership Units).

“REIT I Parties” means REIT I and REIT I Operating Partnership.

“REIT I Partnership Agreement” means the Limited Partnership Agreement of the REIT I Operating Partnership, dated as of March 26, 2009, as amended through the date hereof.

“REIT I Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by REIT I or any REIT I Subsidiary as of the date of this Agreement (including all of REIT I’s or any REIT I Subsidiary’s right, title, and interest in and to all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“REIT I Special Partnership Units” means the units of limited partnership interests in the REIT I Operating Partnership designated by the REIT I Partnership Agreement as special partnership units.

“REIT I Subsidiary” means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by REIT I, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by REIT I or of which REIT I or any REIT I Subsidiary is a general partner, manager, managing member or the equivalent.

“REIT I Transaction Fees and Expenses” means all of the fees and expenses of REIT I paid or payable by REIT I as a result of or in connection with the transactions contemplated by this Agreement, an estimate of which is set forth in Section 1.1(c) of the REIT I Disclosure Letter.

“REIT II Advisory Agreement” means the Advisory Agreement between REIT II, the REIT II Operating Partnership and REIT II Advisor, dated as of January 12, 2015, as amended and in effect on the date hereof.

“REIT II Bylaws” means the Bylaws of REIT II, as amended and in effect on the date hereof.

“REIT II Charter” means the Articles of Amendment and Restatement of REIT II dated January 12, 2015, as amended or supplemented and in effect on the date hereof.

“REIT II Common Stock” means the common stock, $0.01 par value per share, of REIT II.

“REIT II Confidentiality Agreement” means the Confidentiality Agreement dated as of August 4, 2016, between REIT I and REIT II.

“REIT II DRIP” means the distribution reinvestment plan of REIT II.

“REIT II Equity Incentive Plan” means REIT II’s 2015 Long-Term Incentive Plan (including REIT II’s Independent Directors Compensation Plan).

“REIT II Governing Documents” means the REIT II Bylaws, the REIT II Charter, the certificate of limited partnership of REIT II Operating Partnership, and the REIT II Partnership Agreement.

“REIT II Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of REIT II and the REIT II Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of REIT II Parties to consummate the Mergers before the Outside Date; provided, that, for purposes of the foregoing clause (i), “REIT II Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure of REIT II to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a REIT II Material Adverse Effect), (B) any changes that affect the hotel industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the execution and delivery of this Agreement, or the public announcement of the Mergers or the other transactions contemplated by this Agreement, (G) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of REIT I, (H) earthquakes, hurricanes, floods or other natural disasters, (I) changes in Law or GAAP (or the interpretation thereof), or (J) any Action made or initiated by any holder of REIT II Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (B), (C), (D), (E), (H) and (I) do not disproportionately affect REIT II and the REIT II Subsidiaries, taken as a whole, relative to others in the hotel REIT industry in the geographic regions in which REIT II and the REIT II Subsidiaries operate.

“REIT II OP Units” means the units of limited partnership interests in REIT II Operating Partnership (other than the REIT II Special Partnership Units).

“REIT II Parties” means REIT II, Merger Sub and REIT II Operating Partnership.

“REIT II Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership, dated as of May 20, 2016, of the REIT II Operating Partnership, as amended through the date hereof.

“REIT II Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by REIT II or any REIT II Subsidiary as of the date of this Agreement (including all of REIT II’s or any REIT II Subsidiary’s right, title, and interest in and to all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“REIT II Public Offering” means the registered public offering of shares of REIT II Common Stock pursuant to a registration statement on Form S-11 (Registration No. 333-198305).

“REIT II Share Repurchase Program” means the share repurchase program of REIT II as described in the prospectus for the REIT II Public Offering.

“REIT II Special Partnership Units” means the units of partnership interests in the REIT II Operating Partnership designated by the REIT I Partnership Agreement as special partnership units.

“REIT II Subsidiary” means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by REIT II, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by REIT II or of which REIT II or any REIT II Subsidiary is a general partner, manager, managing member or the equivalent, including the REIT II Operating Partnership.

“REIT II Transaction Fees and Expenses” means all of the fees and expenses of REIT II paid or payable by REIT II as a result of or in connection with the transactions contemplated by this Agreement, an estimate of which is set forth in Section 1.1(c) of the REIT II Disclosure Letter.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholder Approvals” means (a) the affirmative vote of the holders of a majority of the outstanding shares of REIT I Common Stock entitled to vote at the Stockholders Meeting on the REIT Merger and (b) the affirmative vote of the holders of a majority of the outstanding shares of REIT I Common Stock entitled to vote at the Stockholders Meeting on the Charter Amendment.

“Stockholders Meeting” means the meeting of the holders of shares of REIT I Common Stock exclusively for the purpose of seeking the Stockholder Approvals, including any postponement or adjournment thereof.

“Surviving Partnership OP Units” means the units of limited partnership interests in the Surviving Partnership.

“Surviving Partnership Special OP Units” means the units of limited partnership interests in the Surviving Partnership designated as special partnership units.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.

“Termination Fee” means an amount equal to $2,000,000.

“Wholly Owned REIT I Subsidiary” means REIT I Operating Partnership and any wholly owned subsidiary of REIT I or the REIT I Operating Partnership.

“Wholly Owned REIT II Subsidiary” means the REIT II Operating Partnership and any wholly owned subsidiary of REIT II or the REIT II Operating Partnership.

(b)       In addition to the terms defined in Section 1.1(a), the following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Term	Location of Definition
Acquisition Proposal	Section 7.3(f)(i)
Adverse Recommendation Change	Section 7.3(b)
Agreement	Recitals
Articles of Merger	Section 2.3(a)

Defined Term	Location of Definition
Cash Consideration	Section 3.1(a)(i)(A)
Cash Conversion Number	Section 3.2(a)
Cash Election	Section 3.1(a)(i)(A)
Cash Election Shares	Section 3.1(a)(i)(A)
Certificate	Section 3.1(a)(i)
Charter Restrictions	Section 7.10
Closing	Section 2.2
Closing Date	Section 2.2
DE SOS	Section 2.3(a)
DLLCA	Recitals
DRULPA	Recitals
Election	Section 3.2(e)
Election Deadline	Section 3.2(e)(iv)
Escrow Agreement	Section 9.3(f)
Exchange Agent	Section 3.2(c)(iv)
Exchange Agent Agreement	Section 3.2(c)(iv)
Exchange Fund	Section 3.3(a)
Expected Holder Limit	Section 4.1(f)
Form S-4	Section 7.1(a)
Form of Election	Section 3.2(e)(i)
Go Shop Bidder	Section 7.3(a)
Go Shop End Time	Section 7.3(a)
Indemnified Parties	Section 7.7(b)
Interim Period	Section 6.1(a)
Letter of Transmittal	Section 3.3(b)
Merger Effective Time	Section 2.3(b)
Merger Sub	Recitals
Mergers	Recitals
MGCL	Recitals
Neutral	Section 3.2(a)(iii)
Non-Electing Shares	Section 3.1(a)(i)(C)
Outside Date	Section 9.1(b)(i)
Partnership Certificate of Merger	Section 2.3(b)
Partnership Merger	Recitals
Partnership Merger Effective Time	Section 2.3(b)
Party(ies)	Recitals
Payor	Section 9.3(d)
Prime Rate	Section 9.3(e)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying REIT Income	Section 9.3(f)(i)
Recipient	Section 9.3(c)
Registered Securities	Section 7.1(a)
REIT	Section 5.13(b)
REIT Merger	Recitals
REIT Merger Effective Time	Section 2.3(a)

Defined Term	Location of Definition
REIT I	Recitals
REIT I Board	Recitals
REIT I Board Recommendation	Section 4.2(c)
REIT I Certificate of Merger	Section 2.3(a)
REIT I Dispute Notice	Section 3.2(b)(ii)
REIT I Notice of Intention	Section 7.3(c)(i)
REIT I Common Stock	Recitals
REIT I Designees	Section 7.14
REIT I Disclosure Letter	Article 4
REIT I Financial Advisor	Section 4.19
REIT I Franchise Agreements	Section 4.12(a)(xv)
REIT I Insurance Policies	Section 4.15
REIT I Management Agreements	Section 4.12(a)(xvi)
REIT I Material Contract	Section 4.12(b)
REIT I Operating Partnership	Recitals
REIT I Organizational Documents	Section 7.7(b)
REIT I Permits	Section 4.8(a)
REIT I Preferred Stock	Section 4.4(a)
REIT I Related Party Agreements	Section 4.16
REIT I SEC Documents	Section 4.5(a)
REIT I Special Committee	Recitals
REIT I Subsidiary Partnership	Section 4.13(h)
REIT I Tax Protection Agreements	Section 4.13(h)
REIT I Terminating Breach	Section 9.1(d)(i)
REIT I Voting Debt	Section 4.4(d)
REIT II	Recitals
REIT II Board	Recitals
REIT II Disclosure Letter	Article 5
REIT II Dispute Notice	Section 3.2(a)(ii)
REIT II Franchise Agreements	Section 5.12(a)(xv)
REIT II Insurance Policies	Section 5.16
REIT II Management Agreements	Section 5.12(a)(xvi)
REIT II Material Contract	Section 5.12(b)
REIT II Operating Partnership	Recitals
REIT II Permits	Section 5.8(a)
REIT II Preferred Stock	Section 5.4(a)
REIT II SEC Documents	Section 5.5(a)
REIT II Special Committee	Recitals
REIT II Subsidiary Partnership	Section 5.13(h)
REIT II Tax Protection Agreements	Section 5.13(h)
REIT II Terminating Breach	Section 9.1(c)(i)
REIT II Voting Debt	Section 5.4(d)
Sarbanes-Oxley Act	Section 4.5(a)
SDAT	Section 2.3(a)
Stock Consideration	Section 3.1(a)(i)(B)

Defined Term	Location of Definition
Stock Election	Section 3.1(a)(i)(B)
Stock Election Shares	Section 3.1(a)(i)(B)
Superior Proposal	Section 7.3(f)(ii)
Surviving Entity	Section 2.1(a)
Surviving Partnership	Section 2.1(b)
Takeover Statutes	Section 4.20
Taxable REIT Subsidiary	Section 5.1(c)
Termination Agreement	Recitals
Transfer Taxes	Section 7.13(d)

Section 1.2     Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)       when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)       the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)       whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d)       “or” shall be construed in the inclusive sense of “and/or”;

(e)       the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(f)        all references herein to “$” or dollars shall refer to United States dollars;

(g)       no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(h)       it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(i)        the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase;

(j)        references to a Person are also to its successors and permitted assigns;

(k)       any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified;

(l)        all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and

(m)      the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

Article 2

THE MERGERS

Section 2.1   The Mergers; Other Transactions.

(a)      Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and DLLCA, at the REIT Merger Effective Time, REIT I shall be merged with and into Merger Sub, whereupon the separate existence of REIT I will cease, with Merger Sub surviving the REIT Merger (the “Surviving Entity”), such that following the REIT Merger, the Surviving Entity will be a wholly owned subsidiary of REIT II. The REIT Merger shall have the effects set forth in the applicable provisions of the MGCL, the DLLCA and this Agreement.

(b)     Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, REIT II Operating Partnership shall be merged with and into REIT I Operating Partnership, with REIT I Operating Partnership surviving the Partnership Merger (the “Surviving Partnership”). The Partnership Merger shall have the effects set forth in the applicable provisions of the DRULPA and this Agreement.

Section 2.2   Closing. The closing (the “Closing”) of the Mergers will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., Eastern time, on the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) such other place or date as may be agreed in writing by the Parties, including the REIT I Special Committee on behalf of REIT I (the “Closing Date”).

Section 2.3   Effective Times.

(a)     On the Closing Date, REIT II, REIT I and Merger Sub shall (i) cause articles of merger with respect to the REIT Merger to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL (the “Articles of Merger”), (ii) cause a certificate of merger with respect to the REIT Merger to be duly executed and filed with the Delaware Secretary of State (the “DE SOS”) in accordance with the DLLCA (the “REIT I Certificate of Merger”), and (iii) make any other filings, recordings or publications required to be made by REIT I, Merger Sub or the Surviving Entity under the MGCL or DLLCA in connection with the REIT Merger. The REIT Merger shall become effective at the time set forth in the Articles of Merger and the REIT I Certificate of Merger (such date and time, the “REIT Merger Effective Time”), it being understood and agreed that the Parties shall cause the REIT Merger Effective Time to occur on the Closing Date and before the Partnership Merger Effective Time. The Articles of Merger and the REIT I Certificate of Merger shall provide that the name of the Surviving Entity shall be “Moody National REIT II Subsidiary, LLC.”

(b)     On the Closing Date, REIT II Operating Partnership and REIT I Operating Partnership shall (i) cause a certificate of merger with respect to the Partnership Merger to be duly executed and filed with the DE SOS in accordance with the DRULPA (the “Partnership Certificate of Merger”) and (ii) make any other filings, recordings or publications required to be made by REIT II Operating Partnership, REIT I Operating Partnership or the Surviving Partnership under the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective at the time set forth in the Partnership Certificate of Merger (such date and time, the “Partnership Merger Effective Time” and together with the REIT Merger Effective Time, the “Merger Effective Time”), it being understood and agreed that the Parties shall cause the Partnership Merger Effective Time to occur on the Closing Date after the REIT Merger Effective Time.

Section 2.4   Organizational Documents of the Surviving Entity and the Surviving Partnership.

(a)      At the REIT Merger Effective Time and by virtue of the REIT Merger, (i) the certificate of formation of the Surviving Entity shall be substantially in the form attached hereto as Exhibit B, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation, and (ii) the limited liability company operating agreement of the Surviving Entity shall be substantially in the form attached as Exhibit C, until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Entity’s certificate of formation and limited liability company operating agreement.

(b)     At the Partnership Merger Effective Time, (i) the certificate of limited partnership of REIT II Operating Partnership shall be the certificate of limited partnership of the Surviving Partnership and (ii) the REIT II Partnership Agreement shall be the limited partnership agreement of the Surviving Partnership.

Section 2.5   Managers of the Surviving Entity. At the REIT Merger Effective Time, by virtue of the Merger, the managers of Merger Sub shall serve as the managers of the Surviving Entity. The Surviving Entity shall have no officers at the REIT Merger Effective Time.

Section 2.6   Tax Treatment of Mergers.

(a)      The Parties hereby confirm, covenant and agree to treat the REIT Merger as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Section 354 and 361 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Mergers described in this Section 2.6(a), and no Party shall take a position inconsistent with such treatment.

(b)     The Parties hereby confirm, covenant and agree to treat the Partnership Merger, for all income tax purposes, as an exchange described in Section 721 of the Code of the assets of the REIT II Operating Partnership to the REIT I Operating Partnership for interests in the REIT I Operating Partnership which are distributed to the partners of the REIT II Operating Partnership in liquidation of REIT II Operating Partnership. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Partnership Merger described in this Section 2.6(b), and no Party shall take a position inconsistent with such treatment.

Section 2.7   Subsequent Actions. If at any time after the Partnership Merger Effective Time the Surviving Partnership shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Partnership its right, title or interest in, to or under any of the rights or properties of REIT I Operating Partnership or REIT II Operating Partnership acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Partnership Merger or otherwise to carry out the intent of this Agreement, then the partners and officers of the Surviving Partnership shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Partnership or otherwise to carry out this Agreement.

Article 3

EFFECTS OF THE MERGERS

Section 3.1   Effects of the Mergers.

(a)      The REIT Merger. At the REIT Merger Effective Time and by virtue of the REIT Merger and without any further action on the part of REIT II, REIT I or Merger Sub or the holders of any securities of REIT II, REIT I or Merger Sub:

(i)       Except as provided in Section 3.1(a)(ii) and Section 3.1(a)(iii) and subject to Section 3.1(c), Section 3.1(e) and Section 3.2, each share of REIT I Common Stock outstanding immediately prior to the REIT Merger Effective Time will be automatically cancelled and retired and converted into the right to receive (upon the proper surrender of the certificate representing such share (“Certificate”) or, in the case of a Book-Entry Share, the proper surrender of such Book-Entry Share) the Merger Consideration, as follows:

(A)          for each share of REIT I Common Stock with respect to which an election to receive cash has effectively been made and not revoked or deemed revoked pursuant to this Article 3 (a “Cash Election”), the right to receive in cash from REIT II an amount (the “Cash Consideration”) equal to the Net Per Share Price (such shares collectively, the “Cash Election Shares”), subject to Section 3.2(c) and Section 3.2(d);

(B)           for each share of REIT I Common Stock with respect to which an election to receive REIT II Common Stock has been effectively made and not revoked or deemed revoked pursuant to this Article 3 (a “Stock Election” and such shares collectively, the “Stock Election Shares”) or which is otherwise to receive shares of REIT II Common Stock in accordance with this Agreement, the right to receive from REIT II the number of shares of REIT II Common Stock equal to the Exchange Ratio (subject to the treatment of fractional shares of REIT II Common Stock in accordance with Section 3.1(e)) (the “Stock Consideration”); and

(C)           for each share of REIT I Common Stock other than Cash Election Shares and Stock Election Shares (collectively, the “Non-Electing Shares”), the right to receive from REIT II the Stock Consideration;

(ii)      Each share of REIT I Common Stock, if any, then held by any Wholly Owned REIT I Subsidiary shall automatically be retired and shall cease to exist, and no REIT Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the REIT Merger;

(iii)     Each share of REIT I Common Stock, if any, then held by REIT II or any Wholly Owned REIT II Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no REIT Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the REIT Merger; and

(iv)     Each membership interest of Merger Sub issued and outstanding immediately prior to the REIT Merger Effective Time shall remain issued and outstanding membership interests of the Surviving Entity.

(b)       The Partnership Merger. At the Partnership Merger Effective Time and by virtue of the Partnership Merger and without any further action on the part of REIT II Operating Partnership or REIT I Operating Partnership or the holders of any securities of REIT II Operating Partnership or REIT I Operating Partnership:

(i)       Except as provided in Section 3.1(b)(ii) and Section 3.1(b)(iii) and subject to Section 3.1(c) and Section 3.1(e), each REIT I OP Unit outstanding immediately prior to the Partnership Merger Effective Time will be automatically cancelled and retired and converted into the right to receive (upon the proper surrender of such REIT I OP Unit) the Partnership Merger Consideration;

(ii)       Each REIT I OP Unit then held by Merger Sub (as successor to REIT I) will be automatically cancelled and retired and converted into the right to receive a number of validly issued, fully paid and non-assessable Surviving Partnership OP Units equal to the Exchange Ratio;

(iii)     The REIT I Special Partnership Units will be automatically cancelled and retired and shall cease to exist, and no Partnership Merger Consideration shall be paid, nor, except as expressly provided in the Termination Agreement, shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Partnership Merger;

(iv)     Each REIT II OP Unit outstanding immediately prior to the Partnership Merger Effective Time will be converted into one Surviving Partnership OP Unit;

(v)      Each REIT II Special Partnership Unit will be automatically converted into one Surviving Partnership Special OP Unit; and

(vi)     REIT II will be the general partner of the Surviving Partnership.

(c)       Adjustment of the Merger Consideration. Between the date of this Agreement and the applicable Merger Effective Time, if any of REIT I, REIT I Operating Partnership, REIT II or REIT II Operating Partnership should split, combine or otherwise reclassify the REIT I Common Stock, the REIT I OP Units, the REIT II Common Stock or the REIT II OP Units or makes a dividend or other distribution in shares of the REIT I Common Stock, the REIT I OP Units, the REIT II Common Stock or the REIT II OP Units (including any dividend or other distribution of securities convertible into REIT I Common Stock, REIT I OP Units, REIT II Common Stock or REIT II OP Units, but not including shares of REIT I Common Stock issued pursuant to the REIT I DRIP or REIT II Common Stock issued pursuant to the REIT II DRIP), or engages in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parties hereunder), the Net Per Share Price and the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the Net Per Share Price and the Exchange Ratio shall be deemed to be the Net Per Share Price and the Exchange Ratio as so adjusted.

(d)       Transfer Books. From and after the REIT Merger Effective Time, the share and/or unit transfer books of REIT I and REIT I Operating Partnership shall be closed, and thereafter there shall be no further registration of transfers of REIT I Common Stock or REIT I OP Units. From and after the REIT Merger Effective Time, Persons who held REIT I Common Stock or REIT I OP Units immediately prior to the REIT Merger Effective Time shall cease to have rights with respect to such shares or units, except as otherwise provided for in this Agreement or by applicable Law. On or after the REIT Merger Effective Time, any Certificates or Book-Entry Shares of REIT I Common Stock or REIT I OP Units presented to the Exchange Agent, REIT II, the Surviving Entity, the Surviving Partnership or the transfer agent shall be exchanged for the Merger Consideration with respect to REIT I Common Stock or REIT I OP Units formerly represented thereby, as applicable. At the Partnership Merger Effective Time, the unit transfer book of Surviving Partnership shall reflect the REIT II OP Units issued to holders of the REIT I OP Units as part of the Partnership Merger Consideration.

(e)      No Fractional Shares. No certificates or scrip representing fractional shares of REIT II Common Stock or fractional units of REIT II OP Units shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share or unit shall not entitle the record or beneficial owner thereof to vote or to any other rights as a stockholder of REIT II or limited partner of the Surviving Partnership. In lieu of receiving any such fractional share or unit, the holder shall receive cash (without interest) in an amount rounded up to the nearest whole cent, determined by multiplying (i) the fraction of a share or unit to which such holder would otherwise be entitled by (ii) $25.00.

Section 3.2   Determination of REIT I Transaction Fees and Expenses; Determination of REIT II Transaction Fees and Expenses; Determination of Merger Consideration; Election Procedures; Exchange Agent.

(a)      The REIT I Transaction Fees and Expenses shall be determined in accordance with the following procedures:

(i)        No later than the date that is 30 days prior to the anticipated date upon which the Form of Election is mailed pursuant to Section 3.2(e)(ii), the REIT I Special Committee shall deliver to REIT II a Proposed REIT I Transaction Fees and Expenses Schedule, together with such supporting documentation that REIT II may reasonably request.

(ii)       Within five (5) Business Days of the delivery of the Proposed REIT I Transaction Fees and Expenses Schedule, REIT II shall in good faith notify the REIT I Special Committee whether REIT II accepts or disputes the accuracy of the Proposed REIT I Transaction Fees and Expenses Schedule. In the event that REIT II disputes the accuracy of the Proposed REIT I Transaction Fees and Expenses Schedule, REIT II shall notify the REIT I Special Committee in reasonable detail of those items and amounts as to which REIT II disagrees and shall set forth in such notice REIT II’s good faith calculation of such disputed amounts (a “REIT II Dispute Notice”), and REIT II shall be deemed to have agreed with all other items and amounts in the Proposed REIT I Transaction Fees and Expenses Schedule. In the event that REIT II notifies the REIT I Special Committee that it accepts the Proposed REIT I Transaction Fees and Expenses Schedule, or does not deliver a REIT II Dispute Notice to the REIT I Special Committee, during such five Business Day period, REIT II shall be considered to have accepted the accuracy of the Proposed REIT I Transaction Fees and Expenses Schedule, and the calculations of the REIT I Transaction Fees and Expenses set forth therein shall be final, conclusive and binding upon the parties.

(iii)      If a REIT II Dispute Notice shall be timely delivered by REIT II pursuant to Section 3.2(a)(ii) above, then the REIT I Special Committee and REIT II shall forthwith jointly request that Deloitte LLP(the “Neutral”), make a binding determination only as to the items set forth in the REIT II Dispute Notice in accordance with the terms of this Agreement. The Neutral will, under the terms of its engagement, be required to render its written decision with respect to such disputed items and amounts within four (4) Business Days from the date of referral. The Neutral shall consider only those items or amounts set forth in the REIT II Dispute Notice. The Neutral shall deliver to the REIT I Special Committee and REIT II a written report setting forth its adjustments, if any, to the Proposed REIT I Transaction Fees and Expenses Schedule based on the Neutral’s determination with respect to the disputed items and amounts in accordance with this Agreement and such report shall include the calculations supporting such adjustments; provided, that for each item as to which the REIT I Special Committee and REIT II are in disagreement, the Neutral shall assign a value for each such item no greater than the higher valuation amount, and no less than the lower valuation amount, calculated or proposed by the REIT I Special Committee or REIT II with respect to such item, as the case may be. Such report shall be final, conclusive and binding on the Parties, and neither any Party nor any of its Affiliates or Representatives will seek recourse to any courts, other tribunals or otherwise, other than to enforce the determination of the Neutral. The fees and expenses of the Neutral shall be shared equally by the Parties.

(iv)      Notwithstanding the foregoing, the Parties agree that the transaction fees and expenses listed in Section 1.1(c) of the REIT I Disclosure Letter that are marked as “Actual, Not Estimated” shall be paid in full in the amounts indicated in Section 1.1(c) of the REIT I Disclosure Letter at the Merger Effective Time, less any portion of such amounts that have already been paid by REIT I prior to the Merger Effective Time, and shall not be subject to the dispute resolution procedures set forth in clauses (i) – (iii) of this Section 3.2(a) above.

(b)     The REIT II Transaction Fees and Expenses shall be determined in accordance with the following procedures:

(i)        No later than the date that is 30 days prior to the Closing Date, REIT II shall deliver to the REIT I Special Committee a Proposed REIT II Transaction Fees and Expenses Schedule, together with such supporting documentation that the REIT I Special Committee may reasonably request.

(ii)       At least five (5) Business Days prior to the Closing Date, the REIT I Special Committee shall in good faith notify REIT II whether the REIT I Special Committee accepts or disputes the accuracy of the Proposed REIT II Transaction Fees and Expenses Schedule. In the event that the REIT I Special Committee disputes the accuracy of the Proposed REIT II Transaction Fees and Expenses Schedule, the REIT I Special Committee shall notify REIT II in reasonable detail of those items and amounts as to which the REIT I Special Committee disagrees and shall set forth in such notice the REIT I Special Committee’s good faith calculation of such disputed amounts (a “REIT I Dispute Notice”), and the REIT I Special Committee shall be deemed to have agreed with all other items and amounts in the Proposed REIT II Transaction Fees and Expenses Schedule. In the event that the REIT I Special Committee notifies REIT II that it accepts the Proposed REIT II Transaction Fees and Expenses Schedule, or does not deliver a REIT I Dispute Notice to REIT II, during such five Business Day period, the REIT I Special Committee shall be considered to have accepted the accuracy of the Proposed REIT II Transaction Fees and Expenses Schedule, and the calculations of the REIT II Transaction Fees and Expenses set forth therein shall be final, conclusive and binding upon the parties.

(iii)      If a REIT I Dispute Notice shall be timely delivered by the REIT I Special Committee pursuant to Section 3.2(b)(ii) above, then REIT II and the REIT I Special Committee shall forthwith jointly request that the Neutral, make a binding determination only as to the items set forth in the REIT I Dispute Notice in accordance with the terms of this Agreement. The Neutral will, under the terms of its engagement, be required to render its written decision with respect to such disputed items and amounts within four (4) Business Days from the date of referral. The Neutral shall consider only those items or amounts set forth in the REIT I Dispute Notice. The Neutral shall deliver to REIT II and the REIT I Special Committee a written report setting forth its adjustments, if any, to the Proposed REIT II Transaction Fees and Expenses Schedule based on the Neutral’s determination with respect to the disputed items and amounts in accordance with this Agreement and such report shall include the calculations supporting such adjustments; provided, that for each item as to which REIT II and the REIT I Special Committee are in disagreement, the Neutral shall assign a value for each such item no greater than the higher valuation amount, and no less than the lower valuation amount, calculated or proposed by REIT II the REIT I Special Committee with respect to such item, as the case may be. Such report shall be final, conclusive and binding on the Parties, and neither any Party nor any of its Affiliates or Representatives will seek recourse to any courts, other tribunals or otherwise, other than to enforce the determination of the Neutral. The fees and expenses of the Neutral shall be shared equally by the Parties.

(iv)      Notwithstanding the foregoing, the Parties agree that the transaction fees and expenses listed in Section 1.1(c) of the REIT II Disclosure Letter that are marked as “Actual, Not Estimated” shall be paid in full in the amounts indicated in Section 1.1(c) of the REIT II Disclosure Letter at the Merger Effective Time, less any portion of such amounts that have already been paid by REIT II prior to the Merger Effective Time, and shall not be subject to the dispute resolution procedures set forth in clauses (i) – (iii) of this Section 3.2(b) above.

(c)      Notwithstanding any other provision contained in this Agreement, the maximum number of shares REIT I Common Stock that may be converted into the right to receive the Cash Consideration shall not exceed fifty percent (50%) of the aggregate number of shares of REIT I Common Stock entitled to receive the REIT Merger Consideration (the “Cash Conversion Number”). All other shares of REIT I Common Stock issued and outstanding immediately prior to the REIT Merger Effective Time (other than shares of REIT I Common Stock to be cancelled as provided in Section 3.1(a)(ii) and Section 3.1(a)(iii)) shall be converted into the right to receive the Stock Consideration in accordance with Section 3.2(d)(i).

(d)     Within five (5) Business Days after the REIT Merger Effective Time, REIT II shall instruct the Exchange Agent (as defined below) to effect the allocation among former holders of REIT I Common Stock of rights to receive the Cash Consideration or the Stock Consideration as follows:

(i)        If the aggregate number of shares of REIT I Common Stock with respect to which Cash Elections shall have been made (the “Cash Election Number”) exceeds the Cash Conversion Number, then (x) all Stock Election Shares and Non-Electing Shares shall be converted into the right to receive the Stock Consideration; and (y) Cash Election Shares will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by each such holder thereof by (B) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 3.2(b), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii)       If the Cash Election Number is less than or equal to the Cash Conversion Number, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Electing Shares and Stock Election Shares shall be converted into the right to receive the Stock Consideration.

(e)     Each holder of record of shares of REIT I Common Stock issued and outstanding immediately prior to the Election Deadline (as defined below) (a “Holder”) shall have the right, subject to the limitations set forth in this Article 3, on or prior to the Election Deadline, to submit an election (an “Election”) pursuant to this Section 3.2 to specify (i) the number of shares of REIT I Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of REIT I Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election, all in accordance with the following procedures:

(i)        REIT II shall prepare a form reasonably acceptable to the REIT I Special Committee (the “Form of Election”), which shall be mailed by REIT I to Holders so as to permit those Holders to exercise their right to make an Election prior to the Election Deadline.

(ii)       REIT I shall mail or cause to be mailed the Form of Election to holders of shares of REIT I Common Stock as of the record date for the Stockholders Meeting not fewer than twenty (20) Business Days prior to the anticipated Election Deadline and shall use reasonable best efforts to mail or cause to be mailed as promptly as possible a Form of Election to all persons who become holders of shares of REIT I Common Stock during the period following the record date for the Stockholders Meeting and prior to the Election Deadline.

(iii)       As soon as practicable prior to the REIT Merger Effective Time, REIT II will designate a bank or trust company reasonably acceptable to REIT I to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration, as provided in Section 3.1(a)(i) and Section 3.1(b)(i). Prior to the mailing of the Form of Election, REIT II will enter into an exchange agent agreement with the Exchange Agent, in a form reasonably acceptable to REIT I (the “Exchange Agent Agreement”), setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 3.2 and Section 3.3.

(iv)       Any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, a Form of Election properly completed and signed and, if applicable, accompanied by Certificates representing the shares of REIT I Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of REIT I or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery, and, in the case of Book-Entry Shares, any additional documents specified in the procedures set forth in the Form of Election. Failure to deliver shares of REIT I Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by REIT II, in its sole and absolute discretion. As used herein, unless otherwise agreed in advance by REIT II and the REIT I Special Committee, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the later of (i) the date immediately prior to the Stockholder Meeting and (ii) the date that REIT II and the REIT I Special Committee shall agree is five (5) Business Days prior to the expected Closing Date. REIT I and REIT II shall cooperate to issue a press release reasonably satisfactory to each of them announcing the anticipated date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline. If the Closing is delayed to a subsequent date, the Election Deadline shall be similarly delayed and REIT I and REIT II shall cooperate to promptly publicly announce such rescheduled Election Deadline and Closing.

(v)       Any Holder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, or any documents in respect of Book-Entry Shares, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from REIT I or REIT II that this Agreement has been terminated in accordance with the terms hereof. Subject to the terms of the Exchange Agent Agreement, if REIT II shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of REIT I Common Stock (neither REIT II nor the REIT I nor the Exchange Agent being under any duty to notify any stockholder of any such defect), such Election shall be deemed to be not in effect, and the shares of REIT I Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares, unless a proper Election is thereafter timely made with respect to such shares.

(vi)      Subject to the terms of the Exchange Agent Agreement, REIT I and REIT II, in the exercise of their reasonable discretion, shall have the joint right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by this Section 3.2, (ii) the issuance and delivery of certificates representing the number of shares of REIT II Common Stock into which shares of REIT I Common Stock are converted into the right to receive in the REIT Merger and (iii) the method of payment of cash for shares of REIT I Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of REIT II Common Stock.

Section 3.3   Exchange Procedures; Distributions with Respect to Unexchanged Shares.

(a)      Prior to the Merger Effective Time, REIT II shall deposit with the Exchange Agent for the sole benefit of the holders of shares of REIT I Common Stock, for exchange in accordance with this Article 3, (i) certificates or Book-Entry shares representing shares of REIT II Common Stock to be issued pursuant to Section 3.1(a)(i) equal to the aggregate Stock Consideration and (ii) immediately available funds equal to the aggregate Cash Consideration (collectively, with cash sufficient to pay cash in lieu of fractional shares in accordance with Section 3.1(e), the “Exchange Fund”). In addition to the foregoing, after the Effective Time on the appropriate payment date, if applicable, REIT II shall provide or shall cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of REIT II Common Stock pursuant to Section 3.3(d), such dividends or other distributions shall be deemed to be part of the Exchange Fund. REIT II shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of, the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by REIT II; provided, such investments shall be in (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (iii) certificates of deposit maturing not more than 180 days after the date of purchase issued by a bank organized under the Laws of the United States or any state thereof having a combined capital and surplus of at least $3,000,000,000 or (iv) a money market fund having assets of at least $1,000,000,000. Interest and other income on the Exchange Fund shall be the sole and exclusive property of REIT II and shall be paid to REIT II, as REIT II directs. No investment of the Exchange Fund shall relieve REIT II or the Exchange Agent from making the payments required by this Article 3, and following any losses from any such investment, REIT II shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy REIT II’s obligations hereunder for the benefit of the holders of shares of REIT I Common Stock at the REIT Merger Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

(b)       As soon as reasonably practicable after the REIT Merger Effective Time (but in no event later than two (2) Business Days thereafter), REIT II shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share representing shares of REIT I Common Stock (A) a letter of transmittal (a “Letter of Transmittal”) in customary form as prepared by REIT II and reasonably acceptable to REIT I (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of any Book-Entry Shares to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Certificates or the transfer of Book-Entry Shares in exchange for the REIT Merger Consideration into which the number of shares of REIT I Common Stock previously represented by such Certificate or Book-Entry Share shall have been converted pursuant to this Agreement.

(c)       Upon (A) surrender of a Certificate (or affidavit of loss in lieu thereof) or transfer of any Book-Entry Share representing shares of REIT I Common Stock to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of transfer of a Book-Entry Share, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share representing shares of REIT I Common Stock shall be entitled to receive in exchange therefor (i) the REIT Merger Consideration into which such shares of REIT I Common Stock shall have been converted pursuant to this Agreement and (ii) certain dividends and distributions in accordance with Section 3.3(d), if any, after the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or “agent’s message” or other evidence, and the Certificate (or affidavit of loss in lieu thereof) so surrendered or the Book-Entry Share so transferred, as applicable, shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered or transferred as contemplated by this Section 3.3, each Certificate or Book-Entry Share representing shares of REIT I Common Stock shall be deemed, at any time after the REIT Merger Effective Time to represent only the right to receive, upon such surrender, the REIT Merger Consideration as contemplated by this Article 3. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

(d)       No dividends or other distributions declared or made after the REIT Merger Effective Time with respect to REIT II Common Stock with a record date after the REIT Merger Effective Time shall be paid to any holder entitled by reason of the REIT Merger to receive certificates or Book-Entry Shares representing REIT II Common Stock and no cash payment (including cash payment in lieu of a fractional share of REIT II Common Stock) shall be paid to any such holder pursuant to Section 3.1(e) until such holder shall have surrendered its Certificates or Book-Entry Share pursuant to this Section 3.3. Subject to applicable Law, following surrender of any such Certificate or Book-Entry Shares, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the shares of REIT II Common Stock represented by the certificate or Book-Entry Shares received by such holder and having a record date on or after the REIT Merger Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of REIT II Common Stock and having a record date on or after the REIT Merger Effective Time but prior to such surrender and a payment date on or after such surrender.

(e)       In the event of a transfer of ownership of shares of REIT I Common Stock that is not registered in the transfer records of REIT I, it shall be a condition of payment that any Certificate or Book-Entry Share surrendered or transferred in accordance with the procedures set forth in this Section 3.3 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any Taxes required by reason of the payment of the REIT Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or Book-Entry Share transferred, or shall have established to the reasonable satisfaction of REIT II that such Tax either has been paid or is not applicable.

(f)       Any portion of the Exchange Fund that remains undistributed to the holders of REIT I Common Stock for twelve (12) months after the REIT Merger Effective Time shall be delivered to REIT II upon demand, and any former holders of REIT I Common Stock prior to the REIT Merger who have not theretofore complied with this Article 3 shall thereafter look only to REIT II for payment of their claims with respect thereto.

(g)       None of the REIT I Parties, the REIT II Parties, the Surviving Entity, the Exchange Agent, or any employee, officer, director, agent or Affiliate of such entities, shall be liable to any Person in respect of the REIT Merger Consideration if the Exchange Fund (or the appropriate portion thereof) has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any shares of REIT I Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of REIT II free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

(h)      As soon as reasonably practicable after the Partnership Merger Effective Time, REIT II and the Surviving Partnership shall take such action as may be reasonably necessary to provide the former holders of REIT I OP Units with the Partnership Merger Consideration that is in the form of cash (including cash in lieu of fractional shares pursuant to Section 3.1(e)), subject to the receipt of customary representations from such holders.

Section 3.4       Withholding Rights. Each and any REIT I Party, REIT II Party, the Surviving Entity, the Surviving Partnership or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of REIT I Common Stock or REIT I OP Units, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5       Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by REIT II, the posting by such Person of a bond in such reasonable amount as REIT II may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the REIT Merger Consideration to which the holder thereof is entitled pursuant to this Article 3.

Section 3.6    Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

Section 3.7    General Effects of the Mergers.

(a)       At the REIT Merger Effective Time, the effect of the REIT Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the REIT Merger Effective Time, all of the property, rights, privileges, powers and franchises of REIT I and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of REIT I and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

(b)       At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all of the property, rights, privileges, powers and franchises of REIT II Operating Partnership and REIT I Operating Partnership shall vest in the Surviving Partnership, and all debts, liabilities and duties of REIT II Operating Partnership and REIT I Operating Partnership shall become the debts, liabilities and duties of the Surviving Partnership.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE REIT I PARTIES

Except (a) as set forth in the disclosure letter prepared by the REIT I Parties and delivered by the REIT I Parties to the REIT II Parties prior to the execution and delivery of this Agreement (the “REIT I Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the REIT I Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other Sections be cross-referenced); provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the REIT I Disclosure Letter corresponding to such Fundamental Representation; provided, further, that nothing in the REIT I Disclosure Letter is intended to broaden the scope of any representation or warranty of the REIT I Parties made herein) or (b) as disclosed in the REIT I SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after December 31, 2015 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such REIT I SEC Documents to a matter covered by a representation or warranty set forth in this Article 4 is reasonably apparent on its face; provided that the disclosures in the REIT I SEC documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding Section of the REIT I Disclosure Letter, and (ii) Section 4.3 (No Conflict; Required Filings and Consents), Section 4.5(a)-(c) (SEC Documents; Financial Statements), Section 4.18 (Brokers), Section 4.19 (Opinion of Financial Advisor), the REIT I Parties hereby jointly and severally represent and warrant to the REIT II Parties that:

Section 4.1    Organization and Qualification; Subsidiaries.

(a)       REIT I is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. REIT I is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

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(b)       Each REIT I Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each REIT I Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

(c)       Section 4.1(c) of the REIT I Disclosure Letter sets forth a true and complete list of the REIT I Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which REIT I and the REIT I Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by REIT I in each REIT I Subsidiary, including a list of each REIT I Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code (each a “Taxable REIT Subsidiary”) and each REIT I Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d)       Neither REIT I nor any REIT I Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the REIT I Subsidiaries and investments in short-term investment securities).

(e)       Each of REIT I and the REIT I Operating Partnership is in compliance with the terms of its REIT I Governing Documents in all material respects.

(f)       REIT I has not exempted any “Person” from the “Aggregate Share Ownership Limit” or the “Common Share Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the REIT I Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 4.2     Authority; Approval Required.

(a)       Each of the REIT I Parties has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Stockholder Approvals, to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by each of the REIT I Parties and the consummation by the REIT I Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate or limited partnership proceedings on the part of the REIT I Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject, (i) with respect to the REIT Merger, to receipt of the applicable Stockholder Approval, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT, and to the filing of the REIT I Certificate of Merger with the DE SOS, (ii) with respect to the Partnership Merger, to the filing of the Partnership Certificate of Merger with the DE SOS and (iii) with respect to the Charter Amendment, to receipt of the applicable Stockholder Approval and to the filing of Articles of Amendment with, and acceptance for record of Articles of Amendment by, the SDAT.

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(b)       This Agreement has been duly executed and delivered by the REIT I Parties, and assuming due authorization, execution and delivery by the REIT II Parties, constitutes a legally valid and binding obligation of the REIT I Parties enforceable against the REIT I Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)       On the recommendation of the REIT I Special Committee, the REIT I Board has (i) determined that the terms of this Agreement, the Charter Amendment, the Mergers, the Merger Consideration and the other transactions contemplated by this Agreement are fair and reasonable and in the best interests of REIT I and the holders of REIT I Common Stock and REIT I OP Units (other than the holder of the REIT I Special Partnership Units), (ii) approved, authorized, adopted and declared advisable this Agreement, the Charter Amendment and the consummation of the Mergers and the other transactions contemplated by this Agreement, (iii) directed that the REIT Merger and the Charter Amendment be submitted to a vote of the holders of REIT I Common Stock and (iv) recommended that holders of REIT I Common Stock vote in favor of approval of the Charter Amendment and the REIT Merger (such recommendation, the “REIT I Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d)       The Stockholder Approvals are the only vote of the holders of securities of REIT I or the REIT I Operating Partnership required to approve the Charter Amendment and the Mergers.

Section 4.3    No Conflict; Required Filings and Consents.

(a)       The execution and delivery of this Agreement by each of the REIT I Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Stockholder Approvals, conflict with or violate any provision of (A) the REIT I Governing Documents or (B) any equivalent organizational or governing documents of any other REIT I Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained, all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to REIT I or any REIT I Subsidiary or by which any property or asset of REIT I or any REIT I Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of REIT I or any REIT I Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of REIT I or any REIT I Subsidiary pursuant to, any Contract or Permit to which REIT I or any REIT I Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

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(b)       The execution and delivery of this Agreement by each of the REIT I Parties do not, and the performance of this Agreement by each of the REIT I Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement, (B) the Form S-4 and the declaration of effectiveness of the Form S-4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL, (iii) the filing of the REIT Certificate of Merger with the DE SOS pursuant to the DLLCA, (iv) the filing of the Partnership Certificate of Merger with the DE SOS pursuant to the DRULPA, (v) the filing of Articles of Amendment setting forth the Charter Amendment with, and the acceptance for record of such Articles of Amendment by, the SDAT, (vi) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vii) the consents, authorizations, orders or approvals of each Governmental Authority listed in Section 8.1(a) of the REIT I Disclosure Letter, and (viii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

Section 4.4    Capital Structure.

(a)       The authorized capital stock of REIT I consists of 400,000,000 shares of REIT I Common Stock, and 50,000,000 shares of preferred stock, $0.01 par value per share (“REIT I Preferred Stock”). At the close of business on November 15, 2016, 2016, (i) 13,307,393.924 shares of REIT I Common Stock were issued and outstanding, (ii) no shares of REIT I Preferred Stock were issued and outstanding, (iii) 1,948,750 shares were available for grant under the REIT I Equity Incentive Plan and (iv) 726,919.737 shares of REIT I Common Stock were reserved for issuance upon redemption of REIT I OP Units. All of the outstanding shares of capital stock of REIT I are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 4.4, there is no other outstanding capital stock of REIT I.

(b)       At the close of business on November 15, 2016, (i) 14,034,313.661 REIT I OP Units were issued and outstanding, of which 726,919.737 REIT I OP Units were held by limited partners other than REIT I and (ii) 100 REIT I Special Partnership Units were issued and outstanding and were held by Moody OP Holdings I, LLC, whose sole member is Moody National REIT Sponsor, LLC, the sponsor of REIT I. Section 4.4(b) of the REIT I Disclosure Letter sets forth a list of all of the partners of REIT I Operating Partnership as of the date hereof, together with the number of REIT I OP Units or REIT I Special Partnership Units, as applicable, held by each such partner. All the REIT I OP Units held by REIT I are directly owned by REIT I, free and clear of all Liens other than Permitted Liens and free of preemptive rights. All of the REIT I OP Units and the REIT I Special Partnership Units are duly authorized and validly issued and were issued in compliance with applicable securities Laws.

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(c)       All of the outstanding shares of capital stock of each of the REIT I Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the REIT I Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the REIT I Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. REIT I or the REIT I Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the REIT I Subsidiaries, free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(d)       There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of REIT I or any REIT I Subsidiary (“REIT I Voting Debt”) issued and outstanding. Except for the REIT I OP Units and awards granted pursuant to the REIT I Equity Incentive Plan as set forth in Section 4.4(a) of the REIT I Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which REIT I or any of the REIT I Subsidiaries is a party or by which any of them is bound obligating REIT I or any of the REIT I Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of REIT I or any REIT I Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, REIT I Voting Debt or other equity interests.

(e)       Neither REIT I nor any REIT I Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of REIT I or any of the REIT I Subsidiaries. Neither REIT I nor any REIT I Subsidiary has granted any registration rights on any of its capital stock other than as set forth in Section 4.4(e) of the REIT I Disclosure Letter. No REIT I Common Stock is owned by any REIT I Subsidiary.

(f)       REIT I does not have a “poison pill” or similar stockholder rights plan.

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(g)       All dividends or other distributions on the shares of REIT I Common Stock or REIT I OP Units and any material dividends or other distributions on any securities of any REIT I Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.5    SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a)       REIT I has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, statements, schedules and reports required to be filed by REIT I under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)) since December 31, 2012 (the forms, documents, statements and reports filed with the SEC since December 31, 2012 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “REIT I SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the REIT I SEC Documents (i) complied, or with respect to REIT I SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not, or with respect to REIT I SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the REIT I SEC Documents is, to the Knowledge of REIT I, the subject of ongoing SEC review and REIT I does not have any outstanding and unresolved comments from the SEC with respect to any REIT I SEC Documents. None of the REIT I SEC Documents is the subject of any confidential treatment request by REIT I.

(b)       At all applicable times, REIT II has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(c)       The consolidated audited and unaudited financial statements of REIT I and the REIT I Subsidiaries included, or incorporated by reference, in the REIT I SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later REIT I SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of REIT I and REIT I Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form or rule under the Exchange Act, which such adjustments are not, in the aggregate, material to REIT I) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of REIT I and the REIT I Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of REIT I and the REIT I Subsidiaries for the periods presented therein. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of REIT I, threatened, in each case regarding any accounting practices of REIT I.

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(d)       Since December 31, 2012, (A) REIT I has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by REIT I in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to REIT I’s management as appropriate to allow timely decisions regarding required disclosure, and (B) to the Knowledge of REIT I, such disclosure controls and procedures are effective in timely alerting REIT I’s management to material information required to be included in REIT I’s periodic reports required under the Exchange Act (if REIT II were required to file such reports). REIT I and REIT I Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. REIT I has disclosed to REIT I’s auditors and audit committee (and made summaries of such disclosures available to REIT II) (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect REIT I’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of REIT I, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(e)       REIT I is not and none of the REIT I Subsidiaries is, a party to, and neither REIT I nor any REIT I Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among REIT I and any REIT I Subsidiary, on the one hand, and any unconsolidated Affiliate of REIT I or any REIT I Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, REIT I, any REIT I Subsidiary or REIT I’s or such REIT I Subsidiary’s audited financial statements or other REIT I SEC Documents.

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(f)       Neither REIT I nor any REIT I Subsidiary is required to be registered as an investment company under the Investment Company Act.

(g)       Neither REIT I nor any REIT I Subsidiary nor, to the Knowledge of REIT I, any director, officer or Representative of REIT I or any REIT I Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither REIT I nor any REIT I Subsidiary has received any written communication that alleges that REIT I or any REIT I Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 4.6    Absence of Certain Changes or Events. Since December 31, 2015 through the date of this Agreement, (a) REIT I and each REIT I Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) neither REIT I nor any REIT I Subsidiary has taken any action that would have been prohibited by Section 6.1(b) (Conduct of the Business of REIT I) if taken from and after the date of this Agreement and (c) there has not been any REIT I Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a REIT I Material Adverse Effect.

Section 4.7    No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of REIT I dated as of December 31, 2015 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2015, neither REIT I nor any REIT I Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a REIT I Material Adverse Effect.

Section 4.8    Permits; Compliance with Law.

(a)       Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.10 and Section 4.11, which are addressed solely in those Sections, REIT I and each REIT I Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications, registrations and clearances of any Governmental Authority (“Permits”) necessary for REIT I and each REIT I Subsidiary to own, lease and, to the extent applicable, operate their respective properties or to carry on their respective businesses substantially as they are being conducted as of the date hereof (the “REIT I Permits”), and all such REIT I Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the REIT I Permits, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect. No event has occurred with respect to any of the REIT I Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such REIT I Permits. To the Knowledge of REIT I, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of REIT I or the REIT I Subsidiaries that impairs the validity of any REIT I Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any REIT I Permit.

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(b)       Neither REIT I nor any REIT I Subsidiary is, and for the past three (3) years has been, in conflict with, or in default or violation of (i) any Law applicable to REIT I or any REIT I Subsidiary or by which any property or asset of REIT I or any REIT I Subsidiary is bound (except for compliance with Laws addressed in Section 4.10, Section 4.11, Section 4.13 and Section 4.16 which are solely addressed in those Sections), or (ii) any REIT I Permits (except for the REIT I Permits addressed in Section 4.10 or Section 4.11, which are solely addressed in those Sections), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

Section 4.9        Litigation. There is no material action, suit, proceeding or investigation to which REIT I or any REIT I Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of REIT I, threatened before any Governmental Authority, and, to the Knowledge of REIT I, there is no basis for any such action, suit, proceeding or investigation. Neither REIT I nor any REIT I Subsidiary has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of REIT I or the REIT I Subsidiaries. No Order of any Governmental Authority has been issued in any proceeding to which REIT I or any of the REIT I Subsidiaries is or was a party, or, to the Knowledge of REIT I, in any other proceeding, that enjoins or requires REIT I or any of the REIT I Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2015, none of REIT I, any REIT I Subsidiary or any Representative of the foregoing has received or made any settlement offer for any material Action to which REIT I or any REIT I Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $500,000 individually.

Section 4.10   Properties.

(a)       Section 4.10(a) of the REIT I Disclosure Letter lists each hotel and other parcels of real property constituting REIT I Properties, and sets forth REIT I or the applicable REIT I Subsidiary owning such REIT I Properties. Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports): (A) REIT I or a REIT I Subsidiary owns fee simple title to each of the REIT I Properties, free and clear of Liens, except for Permitted Liens; (B) except as has not had and would not, individually or in the aggregate, have a REIT I Material Adverse Effect, neither REIT I nor any REIT I Subsidiary has received written notice of any uncured violation of any Law (including zoning, building or similar Laws) affecting any portion of any of the REIT I Properties issued by any Governmental Entity; and (C) except as would not, individually or in the aggregate, have a REIT I Material Adverse Effect, neither REIT I nor any REIT I Subsidiary has received written notice to the effect that there are condemnation or rezoning proceedings that are currently pending or threatened with respect to any of the REIT I Properties.

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(b)       Except as disclosed in property condition assessments and similar structural engineering reports relating to the REIT I Properties, REIT I has not received written notice of, nor does REIT I have any Knowledge of, any latent defects or adverse physical conditions affecting any of the REIT I Properties or the improvements thereon that have not been corrected or cured prior to the date of this Agreement, except as would not, individually or in the aggregate, have a REIT I Material Adverse Effect.

(c)       REIT I and the REIT I Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all material personal property assets owned, used or held for use by them. Neither REIT I’s, nor the REIT I Subsidiaries’, ownership of any such personal property is subject to any Liens, other than Permitted Liens.

Section 4.11    Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect: (i) no notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of REIT I, is threatened relating to any of the REIT I Parties, any of the REIT I Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) the REIT I Parties and the other REIT I Subsidiaries are and, for the past three (3) years, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) REIT I and each REIT I Subsidiary is in possession of all Environmental Permits necessary for REIT I and each REIT I Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Environmental Permits, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect; and (iv) there are no liabilities or obligations of the REIT I Parties or any of the other REIT I Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

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Section 4.12    Material Contracts.

(a)        Section 4.12(a) of the REIT I Disclosure Letter sets forth a list of each Contract (other than a Benefit Plan) in effect as of the date hereof to which REIT I or any REIT I Subsidiary is a party or by which any of its properties or assets are bound that:

(i)        is required to be filed as an exhibit to REIT I’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4) or (9) of Regulation S-K promulgated under the Securities Act;

(ii)       obligates REIT I or any REIT I Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within ninety (90) days without material penalty to REIT I or any REIT I Subsidiary;

(iii)      contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of REIT I or any REIT I Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by REIT I or any REIT I Subsidiary or the geographic area in which REIT I or any REIT I Subsidiary may conduct business;

(iv)      is a Contract that obligates REIT I or any REIT I Subsidiary to indemnify any past or present directors, officers, or employees of REIT I or any REIT I Subsidiary pursuant to which REIT I or any REIT I Subsidiary is the indemnitor;

(v)       constitutes (A) an Indebtedness obligation of REIT I or any REIT I Subsidiary with a principal amount as of the date hereof greater than $500,000 or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person including REIT I or a REIT I Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of REIT I or REIT I Subsidiary or (2) REIT I or a REIT I Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including REIT I or another REIT I Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(vi)      requires REIT I or any REIT I Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(vii)     constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(viii)    constitutes a loan to any Person (other than a Wholly Owned REIT I Subsidiary or the REIT I Operating Partnership) by REIT I or any REIT I Subsidiary in an amount in excess of $500,000;

(ix)      sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of REIT I or any REIT I Subsidiary with a third party;

(x)       prohibits the pledging of the capital stock of REIT I or any REIT I Subsidiary or prohibits the issuance of guarantees by any REIT I Subsidiary;

(xi)      is with a Governmental Authority;

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(xii)     has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $500,000;

(xiii)    is an employment Contract or consulting Contract;1

(xiv)    is a collective bargaining agreement or other Contract with any labor organization, union or association;

(xv)     is a franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any of the REIT I Properties (the “REIT I Franchise Agreements”);

(xvi)    is a management agreement pursuant to which any third party manages or operates any of the REIT I Properties on behalf of REIT I or any REIT I Subsidiary (the “REIT I Management Agreements”);

(xvii)   is a ground lease under which REIT I or any REIT I Subsidiary holds a leasehold interest in the REIT I Properties or any portion thereof; or

(xviii)  is both (A) not made in the ordinary course of business consistent with past practice and (B) material to REIT I and the REIT I Subsidiaries, taken as a whole.

(b)       Each Contract in any of the categories set forth in Section 4.12(a) to which REIT I or any REIT I Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “REIT I Material Contract.”

(c)       Each REIT I Material Contract is legal, valid, binding and enforceable on the REIT I Parties and each other REIT I Subsidiary that is a party thereto and, to the Knowledge of REIT I, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). REIT I and each REIT I Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each REIT I Material Contract and, to the Knowledge of REIT I, each other party thereto has performed all obligations required to be performed by it under such REIT I Material Contract prior to the date hereof. Neither REIT I nor any REIT I Subsidiary, nor, to the Knowledge of REIT I, any other party thereto, is in breach or violation of, or default under, any REIT I Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any REIT I Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect. Neither REIT I nor any REIT I Subsidiary has received notice of any violation or default under, or owes any termination, cancellation or other similar fees or any liquidated damages with respect to any REIT I Material Contract, except for violations or defaults, or fees or damages, that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect. Since December 31, 2015 and as of the date hereof, neither REIT I nor any REIT I Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any REIT I Material Contract.

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Section 4.13   Taxes.

(a)       Each REIT I Party and each other REIT I Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each REIT I Party and each other REIT I Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. No written claim has been proposed by any Governmental Authority in any jurisdiction where REIT I or any REIT I Subsidiary do not file Tax Returns that REIT I or any REIT I Subsidiary is or may be subject to Tax by such jurisdiction.

(b)       REIT I (i) for all taxable years commencing with REIT I’s year ending December 31, 2011 and through December 31, 2015, has been subject to taxation as a real estate investment trust (a “REIT”) under Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2016 to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the REIT Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened, to the Knowledge of REIT I. No REIT I Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. REIT I’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) REIT I’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) REIT I’s net capital gain for such year.

(c)       (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of REIT I, threatened with regard to any material Taxes or Tax Returns of REIT I or any REIT I Subsidiary; (ii) no material deficiency for Taxes of REIT I or any REIT I Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of REIT I, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect; (iii) neither REIT I nor any REIT I Subsidiary has, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither REIT I nor any REIT I Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither REIT I nor any REIT I Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

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(d)       Each REIT I Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.

(e)       Neither REIT I nor any REIT I Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f)       Since its inception, REIT I and the REIT I Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) REIT I has not, and none of the REIT I Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of REIT I no condition or circumstances exists, which presents a material risk that any material liability for Taxes described clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon REIT I or any REIT I Subsidiary.

(g)       REIT I and the REIT I Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1447 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)       There are no REIT I Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of REIT I threatened to raise, a material claim against REIT I or any REIT I Subsidiary for any breach of any REIT I Tax Protection Agreements. As used herein, “REIT I Tax Protection Agreements” means any written agreement to which REIT I or any REIT I Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a REIT I Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a REIT I Subsidiary Partnership, REIT I or any REIT I Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “REIT I Subsidiary Partnership” means a REIT I Subsidiary that is a partnership for United States federal income tax purposes.

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(i)        There are no Tax Liens upon any property or assets of REIT I or any REIT I Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)        There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving REIT I or any REIT I Subsidiary, and after the Closing Date neither REIT I nor any REIT I Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k)       Neither REIT I nor any REIT I Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither REIT I nor any REIT I Subsidiary is subject to written ruling of a Governmental Authority.

(l)        Neither REIT I nor any REIT I Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax or (ii) has any liability for the Taxes of any Person (other than any REIT I Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(m)      Neither REIT I nor any REIT I Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n)       Neither REIT I nor any REIT I Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o)       No written power of attorney that has been granted by REIT I or any REIT I Subsidiary (other than to REIT I or a REIT I Subsidiary) currently is in force with respect to any matter relating to Taxes.

(p)       Neither REIT I nor any REIT I Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of REIT I is there any other fact or circumstance that could reasonably be expected to prevent, the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

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(q)       REIT I is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Section 4.14    Intellectual Property. Neither REIT I nor any REIT I Subsidiary: (a) owns any patents, registered trademarks, or registered copyrights, (b) has any pending applications or registrations for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to an exclusive license by REIT I or any REIT I Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect, (i) no Intellectual Property used by REIT I or any REIT I Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of REIT I, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of REIT I or any REIT I Subsidiary, and (iii) REIT I and the REIT I Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of REIT I and the REIT I Subsidiaries as it is currently conducted. Since December 31, 2013, neither REIT I nor any REIT I Subsidiary has received any written or, to the Knowledge of REIT I, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 4.15    Insurance. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect, all premiums due and payable under all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for REIT I and the REIT I Subsidiaries (the “REIT I Insurance Policies”) have been paid, and REIT I and the REIT I Subsidiaries have otherwise complied in all material respects with the terms and conditions of all REIT I Insurance Policies. No written notice of cancellation or termination has been received by REIT I or any REIT I Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.16    Benefit Plans.

(a)       Other than the REIT I Equity Incentive Plan, REIT I and the REIT I Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither REIT I nor any REIT I Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b)       Except as individually or in the aggregate, have not had and would not reasonably be expected to have REIT I Material Adverse Effect, none of REIT I, any REIT I Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any Benefit Plan or any other employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to REIT II or any REIT II Subsidiary.

(c)       Except as individually or in the aggregate, have not had and would not reasonably be expected to have a REIT I Material Adverse Effect, the REIT I Equity Incentive Plan was established and has been administered in accordance with its terms and in compliance with all applicable Laws, including the Code.

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(d)       None of REIT I, any REIT I Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(e)       No amount that could be received (whether in cash or property or the vesting of property) as a result of the Mergers or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f)        The REIT I Equity Incentive Plan has been maintained and operated in compliance with Section 409A of the Code or an available exemption therefrom.

(g)       Neither REIT I nor any REIT I Subsidiary is a party to or has any obligation under any Contract, the REIT I Equity Incentive Plan or otherwise to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(h)       Neither REIT I nor any REIT I Subsidiary has, or has ever had, any employees on its payroll.

(i)        No individual who provides services to REIT I or any REIT I Subsidiary is represented by a labor union or similar representative with respect to the services that he or she provides to REIT I or a REIT I Subsidiary, and neither REIT I nor any REIT I Subsidiary is a party or subject to any collective bargaining agreement or other Contract with a labor union or similar representative. There is no question concerning representation as to any collective bargaining representative concerning any individual who performs services for or with respect to REIT I or any REIT I Subsidiary and, to the Knowledge of REIT I, no labor union or similar organization is seeking to organize or represent anyone who performs services for or with respect to REIT I or any REIT I Subsidiary.

Section 4.17      Related Party Transactions. Except (i) for the REIT I Partnership Agreement or (ii) as described in the publicly available REIT I SEC Documents filed with or furnished to the SEC on or after January 1, 2016 and prior to the date hereof (the “REIT I Related Party Agreements”), no agreements, arrangements or understandings between REIT I or any REIT I Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among REIT I and REIT I Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

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Section 4.18    Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 4.18 of the REIT I Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 4.18 of the REIT I Disclosure Letter, pursuant to the terms of the engagement letter between REIT I and such Person) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of REIT I or any REIT I Subsidiary.

Section 4.19    Opinion of Financial Advisor. The REIT I Board has received the opinion of FBR Capital Markets & Co. (the “REIT I Financial Advisor”), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth therein, the consideration to be received by the holders of shares of REIT I Common Stock in the REIT Merger pursuant to this Agreement is fair, from a financial point of view, to the “unaffiliated holders” (as defined therein) of shares of REIT I Common Stock. REIT I has provided to REIT II, solely for informational purposes, a complete and accurate copy of that opinion. REIT II and Merger Sub acknowledge that the opinion of the REIT I Financial Advisor is for the benefit of the REIT I Board and that neither REIT II nor Merger Sub shall be entitled to rely on that opinion for any purpose.

Section 4.20    Takeover Statutes. Neither REIT I nor any REIT I Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of REIT II as defined in Section 3-601 of the MGCL. The REIT I Board has taken all action necessary to render inapplicable to the REIT Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the REIT Merger. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of REIT I Common Stock with respect to the REIT Merger and the other transactions contemplated by this Agreement.

Section 4.21    Information Supplied. None of the information relating to REIT I or any REIT I Subsidiary contained or incorporated by reference in the Proxy Statement or the Form S-4 or that is provided by REIT I or any REIT I Subsidiary in writing for inclusion or incorporation by reference in any document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Proxy Statement, at the time of the mailing thereof, at the time of the Stockholders Meeting, at the time the Form S-4 is declared effective or at the REIT Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S-4 or with respect to any other document to be filed by REIT II with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

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Section 4.22  No Other Representations and Warranties.

(a)       Except for the representations or warranties expressly set forth in this Article 4, neither REIT I nor any other Person has made any representation or warranty, expressed or implied, with respect to REIT I or any REIT I Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding REIT I or any REIT I Subsidiary. In particular, without limiting the foregoing disclaimer, neither REIT I nor any other Person makes or has made any representation or warranty to any REIT II Party or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties made by the REIT I Parties in this Article 4, any oral or written information presented to the REIT II Parties or any of their respective Affiliates or Representatives in the course of their due diligence of the REIT I Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the REIT I Parties acknowledge and agree that neither REIT II nor any other Person has made or is making any representations or warranties relating to the REIT II Parties whatsoever, express or implied, beyond those expressly given by any REIT II Party in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding any REIT II Party furnished or made available to the REIT I Parties or any of their respective Representatives.

(b)       None of the REIT I Parties or REIT I Advisor has Knowledge of (i) any breach or inaccuracy of the representations and warranties of REIT II contained in this Agreement, (ii) any breach or noncompliance by REIT II of or with any of its covenants, agreements or other obligations under this Agreement or (iii) any facts or circumstances that constitute a REIT II Material Adverse Effect.

Article 5

REPRESENTATIONS AND WARRANTIES OF THE REIT II PARTIES

Except (a) as set forth in the disclosure letter prepared by the REIT II Parties and delivered by the REIT II Parties to the REIT I Parties prior to the execution and delivery of this Agreement (the “REIT II Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the REIT II Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other Sections be cross-referenced); provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the REIT II Disclosure Letter corresponding to such Fundamental Representation; provided, further, that nothing in the REIT II Disclosure Letter is intended to broaden the scope of any representation or warranty of the REIT II Parties made herein) or (b) as disclosed in the REIT II SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after December 31, 2015 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such REIT II SEC Documents to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent on its face; provided, that the disclosures in the REIT II SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respecting corresponding Section of the REIT II Disclosure Letter, and (ii) the representations and warranties made in Section 5.3 (No Conflict; Required Filings and Consents), Section 5.5(a)-Section 5.5(c) (SEC Documents; Financial Statements), and Section 5.18 (Brokers), the REIT II Parties hereby jointly and severally represent and warrant to the REIT I Parties that:

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Section 5.1    Organization and Qualification; Subsidiaries.

(a)       REIT II is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of REIT II and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

(b)       Each REIT II Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each REIT II Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

(c)       Section 5.1(c) of the REIT II Disclosure Letter sets forth a true and complete list of the REIT II Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which REIT II and the REIT II Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by REIT II in each REIT II Subsidiary, including a list of each REIT II Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary and each REIT II Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

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(d)       Neither REIT II nor any REIT II Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the REIT II Subsidiaries and investments in short-term investment securities).

(e)       Each of REIT II and the REIT II Operating Partnership is in compliance with the terms of its REIT II Governing Documents in all material respects.

(f)       REIT II has not exempted any “Person” from the “Aggregate Share Ownership Limit” or the “Common Share Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the REIT II Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 5.2    Authority.

(a)       Each of the REIT II Parties has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by each of the REIT II Parties and the consummation by the REIT II Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate or limited partnership proceedings on the part of the REIT II Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject, (i) with respect to the REIT Merger, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT, and to the filing of the REIT I Certificate of Merger with the DE SOS, and (ii) with respect to the Partnership Merger, to the filing of the Partnership Certificate of Merger with the DE SOS.

(b)       This Agreement has been duly executed and delivered by the REIT II Parties, and assuming due authorization, execution and delivery by the REIT I Parties, constitutes a legally valid and binding obligation of the REIT II Parties enforceable against the REIT II Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)       On the recommendation of the REIT II Special Committee, the REIT II Board has (i) determined that the terms of this Agreement, the Mergers and the other transactions contemplated by this Agreement are fair and reasonable and in the best interests of REIT II and the holders of REIT II Common Stock and REIT II OP Units (other than the holder of the REIT II Special Partnership Units), and (ii) approved, authorized, adopted and declared advisable this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

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(d)       REIT II, as the sole member of Merger Sub, has approved this Agreement and the Merger. No vote of the holders of securities of REIT II or the REIT II Operating Partnership is required to approve this Agreement, the Mergers and the other transactions contemplated by this Agreement.

Section 5.3    No Conflict; Required Filings and Consents.

(a)      The execution and delivery of this Agreement by each of the REIT II Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) the REIT II Governing Documents or the Merger Sub Governing Documents or (B) any equivalent organizational or governing documents of any other REIT II Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to REIT II or any REIT II Subsidiary or by which any property or asset of REIT II or any REIT II Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 5.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of REIT II or any REIT II Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of REIT II or any REIT II Subsidiary pursuant to, any Contract or Permit to which REIT II or any REIT II Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

(b)       The execution and delivery of this Agreement by each of the REIT II Parties do not, and the performance of this Agreement by each of the REIT II Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement, (B) the Form S-4 and the declaration of effectiveness of the Form S-4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL, (iii) the filing of the REIT Certificate of Merger with the DE SOS pursuant to the DLLCA, (iv) the filing of the Partnership Certificate of Merger with the DE SOS pursuant to the DRULPA, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) the consents, authorizations, orders or approvals of each Governmental Authority listed in Section 8.1(a) of the REIT II Disclosure Letter and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

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Section 5.4    Capital Structure.

(a)       The authorized capital stock of REIT II consists of 1,000,000,000 shares of REIT II Common Stock, and 100,000,000 shares of preferred stock, $0.01 par value per share (“REIT II Preferred Stock”). At the close of business on November 15, 2016, (i) 2,777,669.907 shares of REIT II Common Stock were issued and outstanding, (ii) no shares of REIT II Preferred Stock were issued and outstanding, (iii) 1,980,000 shares of REIT II Common Stock were available for grant under the REIT II Equity Incentive Plan, and (v) 18,040 shares of REIT II Common Stock were reserved for issuance upon redemption of REIT II OP Units. All of the outstanding shares of capital stock of REIT II are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws, and all shares of REIT II Common Stock to be issued in connection with the REIT Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with applicable securities Laws. Except as set forth in this Section 5.4, there is no other outstanding capital stock of REIT II.

(b)       At the close of business on November 15, 2016, (i) 2,795,709.907 REIT II OP Units were issued and outstanding, of which 18,040 REIT II OP Units were held by limited partners other than REIT II and (ii) 40 REIT II Special Partnership Units were issued and outstanding and were held by Moody National LPOP II, LLC, whose sole member is REIT II Advisor, whose sole member is Moody National REIT Sponsor, LLC, the sponsor of REIT II. Section 5.4(b) of the REIT II Disclosure Letter sets forth a list of all of the partners of REIT II Operating Partnership as of the date hereof, together with the number of REIT II OP Units or REIT II Special Partnership Units, as applicable, held by each such partner. All the REIT II OP Units held by REIT II are directly owned by REIT II or a Wholly Owned REIT II Subsidiary, free and clear of all Liens other than Permitted Liens and free of preemptive rights. All of the REIT II OP Units and the REIT II Special Partnership Units are duly authorized and validly issued and were issued in compliance with applicable securities Laws, and all REIT II OP Units to be issued in connection with the Partnership Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with applicable securities Laws.

(c)       All of the outstanding shares of capital stock of each of the REIT II Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the REIT II Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the REIT II Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. REIT II or the REIT II Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the REIT II Subsidiaries, free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(d)       There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“REIT II Voting Debt”) of REIT II or any REIT II Subsidiary issued and outstanding. There are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which REIT II or any of the REIT II Subsidiaries is a party or by which any of them is bound obligating REIT II or any of the REIT II Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of REIT II or any REIT II Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, REIT II Voting Debt or other equity interests.

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(e)       Neither REIT II nor any REIT II Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of REIT II or any of the REIT II Subsidiaries. Neither REIT II nor any REIT II Subsidiary has granted any registration rights on any of its capital stock. No REIT II Common Stock is owned by any REIT II Subsidiary.

(f)       REIT II does not have a “poison pill” or similar stockholder rights plan.

(g)      All dividends or other distributions on the shares of REIT II Common Stock or REIT II OP Units and any material dividends or other distributions on any securities of any REIT II Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 5.5    SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a)       REIT II has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, statements, schedules and reports required to be filed by REIT II under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) since August 22, 2014 (the forms, documents, statements and reports filed with the SEC since August 22, 2014 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “REIT II SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the REIT II SEC Documents (i) complied, or with respect to REIT II SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not, or with respect to REIT II SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the REIT II SEC Documents is, to the Knowledge of REIT II, the subject of ongoing SEC review and REIT II does not have any outstanding and unresolved comments from the SEC with respect to any REIT II SEC Documents. None of the REIT II SEC Documents is the subject of any confidential treatment request by REIT II.

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(b)       At all applicable times, REIT II has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(c)       The consolidated audited and unaudited financial statements of REIT II and the REIT II Subsidiaries included, or incorporated by reference, in the REIT II SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later REIT II SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of REIT II and REIT II Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form or rule under the Exchange Act, which such adjustments are not, in the aggregate, material to REIT II) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of REIT II and the REIT II Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of REIT II and the REIT II Subsidiaries for the periods presented therein. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of REIT II, threatened, in each case regarding any accounting practices of REIT II.

(d)       Since August 22, 2014, (A) REIT II has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by REIT II in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to REIT II’s management as appropriate to allow timely decisions regarding required disclosure, and (B) to the Knowledge of REIT II, such disclosure controls and procedures are effective in timely alerting REIT II’s management to material information required to be included in REIT II’s periodic reports required under the Exchange Act (if REIT II were required to file such reports). REIT II and REIT II Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. REIT II has disclosed to REIT II’s auditors and audit committee (and made summaries of such disclosures available to REIT I) (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect REIT II’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of REIT II, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

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(e)       REIT II is not, and none of the REIT II Subsidiaries are, a party to, and neither REIT II nor any REIT II Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among REIT II and any REIT II Subsidiary, on the one hand, and any unconsolidated Affiliate of REIT II or any REIT II Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, REIT II, any REIT II Subsidiary or REIT II’s or such REIT II Subsidiary’s audited financial statements or other REIT II SEC Documents.

(f)       Neither REIT II nor any REIT II Subsidiary is required to be registered as an investment company under the Investment Company Act.

(g)       Neither REIT II nor any REIT II Subsidiary nor, to the Knowledge of REIT II, any director, officer or Representative of REIT II or any REIT II Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither REIT II nor any REIT II Subsidiary has received any written communication that alleges that REIT II or any REIT II Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 5.6      Absence of Certain Changes or Events. Since December 31, 2015 through the date of this Agreement, (a) REIT II and each REIT II Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) neither REIT II nor any REIT II Subsidiary has taken any action that would have been prohibited by Section 6.2(b) (Conduct of the Business of REIT II) if taken from and after the date of this Agreement and (c) there has not been any REIT II Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a REIT II Material Adverse Effect.

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Section 5.7       No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of REIT II dated as of December 31, 2015 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2015, neither REIT II nor any REIT II Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a REIT II Material Adverse Effect.

Section 5.8    Permits; Compliance with Law.

(a)       Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.10 and Section 5.11, which are addressed solely in those Sections, REIT II and each REIT II Subsidiary is in possession of all Permits necessary for REIT II and each REIT II Subsidiary to own, lease and, to the extent applicable, operate their respective properties or to carry on their respective businesses substantially as they are being conducted as of the date hereof (the “REIT II Permits”), and all such REIT II Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the REIT II Permits, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect. No event has occurred with respect to any of the REIT II Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such REIT II Permits. To the Knowledge of REIT II, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of REIT II or the REIT II Subsidiaries that impairs the validity of any REIT II Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any REIT II Permit.

(b)       Neither REIT II nor any REIT II Subsidiary is, and for the past one (1) year has been, in conflict with, or in default or violation of (i) any Law applicable to REIT II or any REIT II Subsidiary or by which any property or asset of REIT II or any REIT II Subsidiary is bound (except for compliance with Laws addressed in Section 5.10, Section 5.11, Section 5.13 and Section 5.14 which are solely addressed in those Sections), or (ii) any REIT II Permits (except for the REIT II Permits addressed in Section 5.10 or Section 5.11, which are solely addressed in those Sections), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

Section 5.9       Litigation. There is no material action, suit, proceeding or investigation to which REIT II or any REIT II Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of REIT II, threatened before any Governmental Authority, and, to the Knowledge of REIT II, there is no basis for any such action, suit, proceeding or investigation. Neither REIT II nor any REIT II Subsidiary has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of REIT II or the REIT II Subsidiaries. No Order of any Governmental Authority has been issued in any proceeding to which REIT II or any of the REIT II Subsidiaries is or was a party, or, to the Knowledge of REIT II, in any other proceeding, that enjoins or requires REIT II or any of the REIT II Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2015, none of REIT II, any REIT II Subsidiary or any Representative of the foregoing has received or made any settlement offer for any material Action to which REIT II or any REIT II Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $500,000 individually.

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Section 5.10    Properties.

(a)        Section 5.10(a) of the REIT II Disclosure Letter lists each hotel and other parcels of real property constituting REIT II Properties, and sets forth REIT II or the applicable REIT II Subsidiary owning such REIT II Properties. Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports): (A) REIT II or a REIT II Subsidiary owns fee simple title to each of the REIT II Properties, free and clear of Liens, except for Permitted Liens; (B) except as has not had and would not, individually or in the aggregate, have a REIT II Material Adverse Effect, neither REIT II nor any REIT II Subsidiary has received written notice of any uncured violation of any Law (including zoning, building, or similar Laws) affecting any portion of any of the REIT II Properties issued by any Governmental Entity; and (C) except as would not, individually or in the aggregate, have a REIT II Material Adverse Effect, neither REIT II nor any REIT II Subsidiary has received written notice to the effect that there are condemnation or rezoning proceedings that are currently pending or threatened with respect to any of the REIT II Properties.

(b)        Except as disclosed in property condition assessments and similar structural engineering reports relating to the REIT II Properties, REIT II has not received written notice of, nor does REIT II have any Knowledge of, any latent defects or adverse physical conditions affecting any of the REIT II Properties or the improvements thereon that have not been corrected or cured prior to the date of this Agreement, except as would not, individually or in the aggregate, have a REIT II Material Adverse Effect.

(c)        REIT II and the REIT II Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all personal property assets owned, used or held for use by them. Neither REIT II’s nor the REIT II Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.

Section 5.11    Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect: (i) no notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of REIT II, is threatened relating to any of the REIT II Parties, any of the REIT II Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) the REIT II Parties and the other REIT II Subsidiaries are and, for the past one (1) year, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) REIT II and each REIT II Subsidiary is in possession of all Environmental Permits necessary for REIT II and each REIT II Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Environmental Permits, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect; and (iv) there are no liabilities or obligations of the REIT II Parties or any of the other REIT II Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

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Section 5.12    Material Contracts.

(a)           Section 5.12(a) of the REIT II Disclosure Letter sets forth a list of each Contract (other than a Benefit Plan) in effect as of the date hereof to which REIT II or any REIT II Subsidiary is a party or by which any of its properties or assets are bound that:

(i)       is required to be filed as an exhibit to REIT II’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4) or (9) of Regulation S-K promulgated under the Securities Act;

(ii)      obligates REIT II or any REIT II Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within ninety (90) days without material penalty to REIT II or any REIT II Subsidiary;

(iii)     contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of REIT II or any REIT II Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by REIT II or any REIT II Subsidiary or the geographic area in which REIT II or any REIT II Subsidiary may conduct business;

(iv)     is a Contract that obligates REIT II or any REIT II Subsidiary to indemnify any past or present directors, officers, or employees of REIT II or any REIT II Subsidiary pursuant to which REIT II or any REIT II Subsidiary is the indemnitor;

(v)      constitutes (A) an Indebtedness obligation of REIT II or any REIT II Subsidiary with a principal amount as of the date hereof greater than $500,000 or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person including REIT II or a REIT II Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of REIT II or REIT II Subsidiary or (2) REIT II or a REIT II Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including REIT II or another REIT II Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(vi)     requires REIT II or any REIT II Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

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(vii)     constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(viii)    constitutes a loan to any Person (other than a Wholly Owned REIT II Subsidiary or the REIT II Operating Partnership) by REIT II or any REIT II Subsidiary in an amount in excess of $500,000;

(ix)      sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of REIT II or any REIT II Subsidiary with a third party;

(x)       prohibits the pledging of the capital stock of REIT II or any REIT II Subsidiary or prohibits the issuance of guarantees by any REIT II Subsidiary;

(xi)      is with a Governmental Authority;

(xii)     has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $500,000;

(xiii)    is an employment Contract or consulting Contract;

(xiv)    is a collective bargaining agreement or other Contract with any labor organization, union or association;

(xv)     is a franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any of the REIT II Properties (the “REIT II Franchise Agreements”);

(xvi)    is a management agreement pursuant to which any third party manages or operates any of the REIT II Properties on behalf of REIT II or any REIT II Subsidiary (the “REIT II Management Agreements”);

(xvii)   is a ground lease under which REIT II or any REIT II Subsidiary holds a leasehold interest in the REIT II Properties or any portion thereof; or

(xviii)  is both (A) not made in the ordinary course of business consistent with past practice and (B) material to REIT II and the REIT II Subsidiaries, taken as a whole.

(b)       Each Contract in any of the categories set forth in Section 5.12(a) to which REIT II or any REIT II Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “REIT II Material Contract.”

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(c)       Each REIT II Material Contract is legal, valid, binding and enforceable on the REIT II Parties and each other REIT II Subsidiary that is a party thereto and, to the Knowledge of REIT II, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). The REIT II Parties and each other REIT II Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each REIT II Material Contract and, to the Knowledge of REIT II, each other party thereto has performed all obligations required to be performed by it under such REIT II Material Contract prior to the date hereof. Neither REIT II nor any REIT II Subsidiary, nor, to the Knowledge of REIT II, any other party thereto, is in breach or violation of, or default under, any REIT II Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default, under any REIT II Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect. Neither REIT II nor any REIT II Subsidiary has received notice of any violation or default under, or owes any termination, cancellation or other similar fees or any liquidated damages with respect to any REIT II Material Contract, except for violations or defaults, or fees or damages, that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect. Since December 31, 2015 and as of the date hereof, neither REIT II nor any REIT II Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any REIT II Material Contract.

Section 5.13  Taxes.

(a)       Each REIT II Party and each other REIT II Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each REIT II Party and each other REIT II Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. No written claim has been proposed by any Governmental Authority in any jurisdiction where REIT II or any REIT II Subsidiary do not file Tax Returns that REIT II or any REIT II Subsidiary is or may be subject to Tax by such jurisdiction.

(b)       REIT II (i) intends to make an election to be taxed as a REIT under Sections 856 through 860 of the Code commencing with the taxable year ending December 31, 2016, (ii) has operated since January 1, 2016 to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the REIT Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened, to the Knowledge of REIT II. No REIT II Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. REIT II’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) REIT II’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) REIT II’s net capital gain for such year.

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(c)       (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of REIT II, threatened with regard to any material Taxes or Tax Returns of REIT II or any REIT II Subsidiary; (ii) no material deficiency for Taxes of REIT II or any REIT II Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of REIT II, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect; (iii) neither REIT II nor any REIT II Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither REIT II nor any REIT II Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither REIT II nor any REIT II Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)       Each REIT II Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.

(e)       Neither REIT II nor any REIT II Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f)       Since its inception, REIT II and the REIT II Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) REIT II has not, and none of the REIT II Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of REIT II no condition or circumstances exists, which presents a material risk that any material liability for Taxes described clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon REIT II or any REIT II Subsidiary.

(g)       REIT II and the REIT II Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1447 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

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(h)       There are no REIT II Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of REIT II threatened to raise, a material claim against REIT II or any REIT II Subsidiary for any breach of any REIT II Tax Protection Agreements. As used in herein, “REIT II Tax Protection Agreements” means any written agreement to which REIT II or any REIT II Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a REIT II Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a REIT II Subsidiary Partnership, REIT II or any REIT II Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “REIT II Subsidiary Partnership” means a REIT II Subsidiary that is a partnership for United States federal income tax purposes.

(i)       There are no Tax Liens upon any property or assets of REIT II or any REIT II Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)       There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving REIT II or any REIT II Subsidiary, and after the Closing Date neither REIT II nor any REIT II Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k)       Neither REIT II nor any REIT II Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither REIT II nor any REIT II Subsidiary is subject to written ruling of a Governmental Authority.

(l)        Neither REIT II nor any REIT II Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax or (ii) has any liability for the Taxes of any Person (other than any REIT II Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(m)      Neither REIT II nor any REIT II Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n)       Neither REIT II nor any REIT II Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

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(o)       No written power of attorney that has been granted by REIT II or any REIT II Subsidiary (other than to REIT II or a REIT II Subsidiary) currently is in force with respect to any matter relating to Taxes.

(p)       Neither REIT II nor any REIT II Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of REIT II, is there any other fact or circumstance that could reasonably be expected to prevent, the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.14  Benefit Plans.

(a)       Other than the REIT II Equity Incentive Plan, REIT II and the REIT II Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither REIT II nor any REIT II Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b)       Except as individually or in the aggregate, have not had and would not reasonably be expected to have REIT II Material Adverse Effect, none of REIT II, any REIT II Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any Benefit Plan or any other employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to REIT II or any REIT II Subsidiary.

(c)       Except as individually or in the aggregate, have not had and would not reasonably be expected to have a REIT II Material Adverse Effect, the REIT II Equity Incentive Plan was established and has been administered in accordance with its terms and in compliance with all applicable Laws, including the Code.

(d)       None of REIT II, any REIT II Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(e)       No amount that could be received (whether in cash or property or the vesting of property) as a result of the Mergers or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

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(f)       The REIT II Equity Incentive Plan has been maintained and operated in compliance with Section 409A of the Code or an available exemption therefrom.

(g)      Neither REIT II nor any REIT II Subsidiary is a party to or has any obligation under any Contract, the REIT II Equity Incentive Plan or otherwise to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(h)      Neither REIT II nor any REIT II Subsidiary has, or has ever had, any employees on its payroll.

(i)       No individual who provides services to REIT II or any REIT II Subsidiary is represented by a labor union or similar representative with respect to the services that he or she provides to REIT II or a REIT II Subsidiary, and neither REIT II nor any REIT II Subsidiary is a party or subject to any collective bargaining agreement or other Contract with a labor union or similar representative. There is no question concerning representation as to any collective bargaining representative concerning any individual who performs services for or with respect to REIT II or any REIT II Subsidiary and, to the Knowledge of REIT II, no labor union or similar organization is seeking to organize or represent anyone who performs services for or with respect to REIT II or any REIT II Subsidiary.

Section 5.15    Intellectual Property. Neither REIT II nor any REIT II Subsidiary: (a) owns any patents, registered trademarks, or registered copyrights, (b) has any pending applications or registrations for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to an exclusive license by REIT II or any REIT II Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect, (i) no Intellectual Property used by REIT II or any REIT II Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of REIT II, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of REIT II or any REIT II Subsidiary, and (iii) REIT II and the REIT II Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of REIT II and the REIT II Subsidiaries as it is currently conducted. Since January 1, 2014, neither REIT II nor any REIT II Subsidiary has received any written or, to the Knowledge of REIT II, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 5.16     Insurance. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect, all premiums due and payable under all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for REIT II and the REIT II Subsidiaries (the “REIT II Insurance Policies”) have been paid, and REIT II and the REIT II Subsidiaries have otherwise complied in all material respects with the terms and conditions of all REIT II Insurance Policies. No written notice of cancellation or termination has been received by REIT II or any REIT II Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

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Section 5.17    Related Party Transactions. Except (i) the REIT II Partnership Agreement or (ii) as described in the publicly available REIT II SEC Documents filed with or furnished to the SEC on or after January 1, 2016 and prior to the date hereof, no agreements, arrangements or understandings between REIT II or any REIT II Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among REIT II and REIT II Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.18    Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 5.18 of the REIT II Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 5.18 of the REIT II Disclosure Letter, pursuant to the terms of the engagement letter between REIT II and such Person) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of REIT II or any REIT II Subsidiary.

Section 5.19    Takeover Statutes. None of REIT II, Merger Sub or any REIT II Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of REIT I as defined in Section 3-601 of the MGCL. The REIT II Board has taken all action necessary to render inapplicable to the REIT Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the REIT Merger. No other Takeover Statutes are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement. After giving effect to the Charter Amendment, no dissenters’, appraisal or similar rights are available to the holders of REIT II Common Stock with respect to the REIT Merger and the other transactions contemplated by this Agreement.

Section 5.20    Ownership of Merger Sub; No Prior Activities.

(a)       Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the limited liability company membership interests of Merger Sub are owned, directly or indirectly, by REIT II.

(b)       Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the REIT Merger Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

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Section 5.21    Information Supplied. None of the information relating to REIT II or any REIT II Subsidiary contained or incorporated by reference in the Proxy Statement or the Form S-4 or that is provided by REIT II or any REIT II Subsidiary in writing for inclusion or incorporation by reference in any document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Proxy Statement, at the time of the mailing thereof, at the time of the Stockholders Meeting, at the time the Form S-4 is declared effective or at the REIT Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S-4 or with respect to any other document to be filed by REIT II with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that REIT II is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to REIT II, its officers, directors and partners and the REIT II Subsidiaries (or other information supplied by or on behalf of REIT II or any REIT II Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation is made as to statements made or incorporated by reference by the REIT I Parties.

Section 5.22    Financing. As of the Closing, REIT II will have available to it all funds necessary to satisfy all of its obligations hereunder and transactions contemplated hereby.

Section 5.23    No Other Representations and Warranties.

(a)       Except for the representations or warranties expressly set forth in this Article 5, neither REIT II nor any other Person has made any representation or warranty, expressed or implied, with respect to REIT II or any REIT II Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding REIT II or any REIT II Subsidiary. In particular, without limiting the foregoing disclaimer, neither REIT II nor any other Person makes or has made any representation or warranty to any REIT I Party or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties made by the REIT II Parties in this Article 5, any oral or written information presented to the REIT I Parties or any of their respective Affiliates or Representatives in the course of their due diligence of the REIT II Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the REIT II Parties acknowledge and agree that neither REIT I nor any other Person has made or is making any representations or warranties relating to the REIT I Parties whatsoever, express or implied, beyond those expressly given by any REIT I Party in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding any REIT I Party furnished or made available to the REIT II Parties or any of their respective Representatives.

(b)       None of the REIT II Parties or REIT II Advisor has Knowledge of (i) any breach or inaccuracy of the representations and warranties of REIT I contained in this Agreement, (ii) any breach or noncompliance by REIT I of or with any of its covenants, agreements or other obligations under this Agreement or (iii) any facts or circumstances that constitute or would reasonably be expected to result in a REIT I Material Adverse Effect.

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Article 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS

Section 6.1    Conduct of Business by REIT I.

(a)      REIT I covenants and agrees that, between the date of this Agreement and the earlier to occur of the REIT Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by Law, (2) as may be consented to in advance in writing by REIT II (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.1(a) or Section 6.1(b) of the REIT I Disclosure Letter, each of the REIT I Parties shall, and shall cause each of the other REIT I Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (B) maintain the status of REIT I as a REIT.

(b)      Without limiting the foregoing, REIT I covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by REIT II (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.1(a) or Section 6.1(b) of the REIT I Disclosure Letter, the REIT I Parties shall not, and shall not cause or permit any other REIT I Subsidiary to, do any of the following:

(i)        amend or propose to amend (A) the REIT I Governing Documents or (B) such equivalent organizational or governing documents of any REIT I Subsidiary material to REIT I and the REIT I Subsidiaries, or (C) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the REIT I Charter) under the REIT I Charter;

(ii)       adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of REIT I or any REIT I Subsidiary (other than any Wholly Owned REIT I Subsidiary);

(iii)      declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of REIT I or any REIT I Subsidiary or other equity securities or ownership interests in REIT I or any REIT I Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by REIT I of regular dividends in accordance with past practice at a daily rate not to exceed $0.002192 per share, (B) the declaration and payment by the REIT I Operating Partnership of regular distributions in accordance with past practice and for any interim period through the Closing Date, on the REIT I OP Units, (C) the declaration and payment of dividends or other distributions to REIT I by any directly or indirectly Wholly Owned REIT I Subsidiary, and (D) distributions by any REIT I Subsidiary that is not wholly owned, directly or indirectly, by REIT I, in accordance with the requirements of the organizational documents of such REIT I Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii), REIT I and any REIT I Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for REIT I to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

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(iv)      redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of REIT I or a REIT I Subsidiary (other than redemptions of the REIT I OP Units pursuant to the REIT I Partnership Agreement);

(v)       except for transactions among REIT I and one or more Wholly Owned REIT I Subsidiaries or among one or more Wholly Owned REIT I Subsidiaries, or as otherwise contemplated in Section 6.1(b)(vi), issue, sell, pledge, dispose, encumber or grant any shares of REIT I or any of the REIT I Subsidiaries’ capital stock (including the REIT I OP Units), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of REIT I or any of the REIT I Subsidiaries’ capital stock or other equity interests;

(vi)      acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real or personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by REIT I or any Wholly Owned REIT I Subsidiary of or from an existing Wholly Owned REIT I Subsidiary and (B) other acquisitions of personal property for a purchase price of less than $500,000 in the aggregate; provided, however, that the restrictions imposed by this Section 6.1(b)(vi) shall not apply to any acquisitions of personal property required by a franchisor with respect to a REIT I Property;

(vii)     sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business consistent with past practice, provided, that (A) any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (x) the satisfaction of any margin call, (y) the posting of collateral in connection with any Contract to which REIT I or any REIT I Subsidiary is a party or (z) agreements with hotel guests for use and occupancy of hotel rooms, conference or meeting rooms, or other hotel facilities shall be considered to be done in the ordinary course of business consistent with past practice, and (B) this Section 6.1(b)(vii) shall not prohibit REIT I or any REIT I Subsidiary from effecting a deed in lieu of foreclosure if the failure to do so would result in personal or recourse liability to REIT I, any REIT I Subsidiary or any of their respective Affiliates under any Indebtedness;

(viii)    incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of REIT I or any of the REIT I Subsidiaries, except (A) Indebtedness incurred under REIT I’s existing Debt Facilities in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii)), (B) funding any transactions permitted by this Section 6.1(b), (C) Indebtedness that does not, in the aggregate, exceed $500,000; and (D) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on REIT I compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

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(ix)       make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by REIT I or a Wholly Owned REIT I Subsidiary to REIT I or a Wholly Owned REIT I Subsidiary and (B) investments permitted pursuant to Section 6.1(b)(vi);

(x)        enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any REIT I Material Contract (or any Contract that, if existing as of the date hereof, would be a REIT I Material Contract), other than (A) any termination, renewal, modification or amendment in accordance with the terms of any existing REIT I Material Contract (x) that occurs automatically without any action (other than notice of renewal) by REIT I or any REIT I Subsidiary or (y) occurs in connection with the exercise by a third party of any preferential rights or options granted to such third party under the applicable REIT I Material Contract or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(xi)       make any payment, direct or indirect, of any liability of REIT I or any REIT I Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii)      waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of REIT I included in the REIT I SEC Documents filed and publicly available prior to the date of this Agreement or (y) that do not exceed $200,000 individually or $500,000 in the aggregate, (B) do not involve the imposition of injunctive relief against REIT I or any REIT I Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by REIT I or any of the REIT I Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xviii)), and (D) with respect to any Action involving any present, former or purported holder or group of holders of REIT I Common Stock in accordance with Section 7.6(c);

(xiii)     (A) hire or terminate any officer or director of REIT I or any REIT I Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of REIT I’s directors, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;

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(xiv)     fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2015, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv)      enter into any new line of business;

(xvi)     form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

(xvii)    fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii)   enter into or modify in a manner adverse to REIT I any REIT I Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve REIT I’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any REIT I Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix)     take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause REIT I to fail to qualify as a REIT or any REIT I Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx)     other than as permitted by Section 6.2(b)(vi) above, make or commit to make any recurring capital expenditures that are in excess of $1,000,000 per quarter in the aggregate;

(xxi)     adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.1(b)(vi) or Section 6.1(b)(vii) in a manner that would not reasonably be expected to be materially adverse to REIT I or to prevent or impair the ability of the REIT I Parties to consummate the Merger;

(xxii)    amend or modify the engagement letters entered into with the Persons listed on Section 4.18 of the REIT I Disclosure Letter, in a manner adverse to REIT I or any REIT I Subsidiary, or engage other financial advisers in connection with the transactions contemplated by this Agreement; or

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(xxiii)   authorize, or enter into any Contract to do any of the foregoing.

(c)      Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit REIT I from taking any action, at any time or from time to time, that in the reasonable judgment of the REIT I Board, upon advice of counsel to REIT I, is reasonably necessary (i) for REIT I to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the REIT Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that REIT I or any REIT I Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of REIT I in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii).

Section 6.2   Conduct of Business by REIT II.

(a)      REIT II covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the REIT I Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.2(a) or Section 6.2(b) of the REIT II Disclosure Letter, each of the REIT II Parties shall, and shall cause each of the other REIT II Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (B) maintain the status of REIT II as a REIT.

(b)      Without limiting the foregoing, REIT II covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the REIT I Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.2(a) or Section 6.2(b) of the REIT II Disclosure Letter, the REIT II Parties shall not, and shall not cause or permit any other REIT II Subsidiary to, do any of the following:

(i)       amend or propose to amend (A) the REIT II Governing Documents or (B) such equivalent organizational or governing documents of any REIT II Subsidiary material to REIT II and the REIT II Subsidiaries, or (C) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the REIT II Charter) under the REIT II Charter;

(ii)      adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of REIT II or any REIT II Subsidiary (other than any Wholly Owned REIT II Subsidiary);

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(iii)      declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of REIT II or any REIT II Subsidiary or other equity securities or ownership interests in REIT II or any REIT II Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by REIT II of regular dividends in accordance with past practice at a daily rate not to exceed $0.00479 per share, (B) the declaration and payment by the REIT II Operating Partnership of regular distributions in accordance with past practice and for any interim period through the Closing Date, on the REIT II OP Units, (C) the declaration and payment of dividends or other distributions to REIT II by any directly or indirectly Wholly Owned REIT II Subsidiary, and (D) distributions by any REIT II Subsidiary that is not wholly owned, directly or indirectly, by REIT II, in accordance with the requirements of the organizational documents of such REIT II Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iii), REIT II and any REIT II Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for REIT II to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv)      redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of REIT II or a REIT II Subsidiary (other than (i) repurchases of shares of common stock pursuant to the REIT II Share Repurchase Program and (ii) redemptions of the REIT II OP Units pursuant to the REIT II Partnership Agreement);

(v)       except (1) pursuant to the REIT II Public Offering and the REIT II DRIP and (2) for transactions among REIT II and one or more Wholly Owned REIT II Subsidiaries or among one or more Wholly Owned REIT II Subsidiaries, or as otherwise contemplated in Section 6.2(b)(vi), issue, sell, pledge, dispose, encumber or grant any shares of REIT II or any of the REIT II Subsidiaries’ capital stock (including the REIT II OP Units), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of REIT II or any of the REIT II Subsidiaries’ capital stock or other equity interests;

(vi)      acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real or personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) between the Stockholder Approvals and the Closing, any such acquisition that would not have the effect of reducing the combined cash of REIT I and REIT II to a level that would prevent REIT II from having available to it all funds necessary to satisfy all obligations hereunder and transactions contemplated hereby, (B) acquisitions by REIT II or any Wholly Owned REIT II Subsidiary of or from an existing Wholly Owned REIT II Subsidiary, and (C) other acquisitions of personal property for a purchase price of not more than $500,000 in the aggregate; provided, however, that the restrictions imposed by this Section 6.2(b)(vi) shall not apply to any acquisitions of personal property required by a franchisor with respect to a REIT II Property;

(vii)     sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business consistent with past practice, provided, that (A) any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (x) the satisfaction of any margin call, (y) the posting of collateral in connection with any Contract to which REIT II or any REIT II Subsidiary is a party or (z) agreements with hotel guests for use and occupancy of hotel rooms, conference or meeting rooms, or other hotel facilities shall be considered to be done in the ordinary course of business consistent with past practice, and (B) this Section 6.2(b)(vii) shall not prohibit REIT II or any REIT II Subsidiary from effecting a deed in lieu of foreclosure if the failure to do so would result in personal or recourse liability to REIT II, any REIT II Subsidiary or any of their respective Affiliates under any Indebtedness;

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(viii)     incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of REIT II or any of the REIT II Subsidiaries, except (A) Indebtedness incurred under REIT II’s existing Debt Facilities in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.2(b)(iii)), (B) funding any transactions permitted by this Section 6.2(b), (C) Indebtedness that does not, in the aggregate, exceed $500,000; and (D) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on REIT II compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix)       make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants) (collectively, “Investments”), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) between the Stockholder Approvals and the Closing, any such Investment that would have the effect of reducing the combined cash of REIT I and REIT II to a level that would prevent REIT II from having available to it all funds necessary to satisfy all obligations hereunder and transactions contemplated hereby and (B) by REIT II or a Wholly Owned REIT II Subsidiary to REIT II or a Wholly Owned REIT II Subsidiary and (B) investments permitted pursuant to Section 6.2(b)(vi);

(x)        enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any REIT II Material Contract (or any Contract that, if existing as of the date hereof, would be a REIT II Material Contract), other than (A) any termination, renewal, modification or amendment in accordance with the terms of any existing REIT II Material Contract that (x) occurs automatically without any action (other than notice of renewal) by REIT II or any REIT II Subsidiary or (y) occurs in connection with the exercise by a third party of any preferential rights or options granted to such third party under the applicable REIT II Material Contract, (B) as may be reasonably necessary to comply with the terms of this Agreement or (C) in connection with any investment permitted pursuant to Section 6.2(b)(ix);

(xi)       make any payment, direct or indirect, of any liability of REIT II or any REIT II Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

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(xii)     waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of REIT II included in the REIT II SEC Documents filed and publicly available prior to the date of this Agreement or (y) that do not exceed $200,000 individually or $500,000 in the aggregate, (B) do not involve the imposition of injunctive relief against REIT II or any REIT II Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by REIT II or any of the REIT II Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.2(b)(xviii)), and (D) with respect to any Action involving any present, former or purported holder or group of holders of REIT II Common Stock in accordance with Section 7.6(c);

(xiii)    (A) hire or terminate any officer or director of REIT II or any REIT II Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of REIT II’s directors, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;

(xiv)    fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2015, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv)     enter into any new line of business;

(xvi)    form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

(xvii)   fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii)  enter into or modify in a manner adverse to REIT II any REIT II Tax Protection Agreement, make, change or rescind any material election relating to Taxes (other than making its initial REIT election), change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve REIT II’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any REIT II Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

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(xix)     take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause REIT II to fail to qualify as a REIT or any REIT II Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx)      other than as permitted by Section 6.2(b)(vi) above, make or commit to make any recurring capital expenditures that are in excess of $500,000 per quarter in the aggregate;

(xxi)     adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.2(b)(vi) or Section 6.2(b)(vii) in a manner that would not reasonably be expected to be materially adverse to REIT II or to prevent or impair the ability of the REIT II Parties to consummate the Merger;

(xxii)    amend or modify the engagement letters entered into with the Persons listed on Section 5.18 of the REIT II Disclosure Letter, in a manner adverse to REIT II or any REIT II Subsidiary or engage other financial advisers in connection with the transactions contemplated by this Agreement;

(xxiii)   make any payment, distribution or transfer of assets to REIT II Advisor or its Affiliates (other than REIT II and any REIT II Subsidiary) except in such amount and as expressly contemplated by this Agreement or the REIT II Advisory Agreement; or

(xxiv)   authorize, or enter into any Contract to do any of the foregoing.

(c)       Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit REIT II from taking any action, at any time or from time to time, that in the reasonable judgment of the REIT II Board, upon advice of counsel to REIT II, is reasonably necessary (i) for REIT II to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the REIT Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that REIT II or any REIT II Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of REIT II in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(b)(iii).

Section 6.3    No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (i) REIT I, directly or indirectly, the right to control or direct REIT II or any REIT II Subsidiary’s operations prior to the REIT Merger Effective Time, or (ii) REIT II, directly or indirectly, the right to control or direct REIT I or any REIT I Subsidiary’s operations prior to the REIT Merger Effective Time. Prior to the REIT Merger Effective Time, (i) REIT II shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the REIT II Subsidiaries’ respective operations and (ii) REIT I shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the REIT I Subsidiaries’ respective operations.

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Article 7

ADDITIONAL COVENANTS

Section 7.1    Preparation of the Form S-4 and the Proxy Statement; Stockholder Approvals.

(a)       As promptly as reasonably practicable following the date of this Agreement, (i) REIT I and REIT II shall jointly prepare the Proxy Statement in preliminary form with respect to the Stockholders Meeting and (ii) REIT II shall prepare (with REIT I’s reasonable cooperation) and cause to be filed with the SEC, a registration statement on Form S-4 under the Securities Act (the “Form S-4”), which will include the Proxy Statement, to register under the Securities Act the shares of REIT II Common Stock to be issued in the REIT Merger, (together, the “Registered Securities”). Each of REIT II and REIT I shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to complete the Mergers, unless this Agreement is terminated pursuant to Article 9. Each of REIT II and REIT I shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other Party and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the Proxy Statement and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Proxy Statement shall include all information reasonably requested by such other Party to be included therein. REIT II shall promptly notify REIT I upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide REIT I with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the Proxy Statement received from the SEC and advise REIT I of any oral comments with respect to the Form S-4 or the Proxy Statement received from the SEC. REIT II shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or the Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC or responding to any comments of the SEC with respect thereto, the Parties shall provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement or Form S-4. Notwithstanding any provision herein to the contrary, no amendment or supplement (including incorporation by reference) to the Proxy Statement or the Form S-4 shall be made without the approval of REIT II and the REIT I Special Committee, which approval shall not be unreasonably withheld, conditioned or delayed. REIT II shall notify REIT I, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the registered securities, and REIT II and REIT I shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. REIT II shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and REIT I shall furnish all information concerning REIT I and its stockholders as may be reasonably requested in connection with any such actions.

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(b)       If, at any time prior to the receipt of the Stockholder Approvals, any information relating to REIT I or REIT II, or any of their respective Affiliates, should be discovered by REIT I or REIT II which, in the reasonable judgment of REIT I or REIT II, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and REIT I and REIT II shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of REIT I and REIT II. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.10. For purposes of Section 5.23, Section 4.22 and this Section 7.1, any information concerning or related to REIT II or its Affiliates will be deemed to have been provided by REIT II, and any information concerning or related to REIT I, its Affiliates or the Stockholders Meeting will be deemed to have been provided by REIT I.

(c)       As promptly as practicable following the date of this Agreement, REIT I shall, in accordance with applicable Law and the REIT I Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting solely for the purpose of obtaining the Stockholder Approvals (and no other matters shall be submitted at such meeting unless consented to by REIT II in its sole discretion); provided, that such record date shall not be more than ninety (90) days prior to the date of the Stockholders Meeting. REIT I shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to REIT I’s stockholders entitled to vote at the Stockholders Meeting and to hold the Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. REIT I shall, through the REIT I Board, recommend to its stockholders that they provide the Stockholder Approvals, include the REIT I Board Recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Stockholder Approvals, except to the extent that the REIT I Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(d); provided, however, that REIT I’s obligation to duly call, give notice of, convene and hold the Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Stockholders Meeting is scheduled, REIT I has not received proxies representing a sufficient number of shares of REIT I Common Stock to obtain the Stockholder Approvals, whether or not a quorum is present, REIT I shall have the right to make one or more successive postponements or adjournments of the Stockholders Meeting (provided, however, that the Stockholders Meeting shall not be postponed or adjourned to a date that is (i) more than thirty (30) days after the date for which the Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) more than 120 days from the record date for the Stockholders Meeting); provided, further, the Stockholders Meeting may not be postponed or adjourned on the date the Stockholders Meeting is scheduled if REIT I shall have received proxies in respect of an aggregate number of shares of REIT I Common Stock, which have not been withdrawn, such that Stockholder Approvals would be obtained at such meeting.

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Section 7.2    Access to Information; Confidentiality.

(a)           During the period from the date of this Agreement to and including the REIT Merger Effective Time, each of the Parties shall, and shall cause each of their respective subsidiaries to, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, personnel and records and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties (i) any information concerning such Party or its respective subsidiaries (including with respect to any pending or threatened Action) as the other Party may reasonably request and (ii) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws. In connection with such reasonable access to information, each of the Parties shall use their reasonable best efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of any Proxy Statement, prior to the Stockholders Meeting and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice or in accordance with this Agreement (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (D) for the purpose of allowing Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials. The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder. Prior to the REIT Merger Effective Time, the Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which any of the other Parties or any other of their respective subsidiaries has a business relationship regarding the business of the other Parties and their respective subsidiaries or this Agreement and the transactions contemplated by this Agreement without the prior written consent of such other Party (provided, that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict the Parties from contacting such parties in pursuing the business of the Parties operating in the ordinary course).

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(b)           Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreements, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

Section 7.3    No Solicitation of Transactions.

(a)           Notwithstanding anything to the contrary contained in this Agreement but subject to Section 7.3(e) and Section 7.3(g), during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on December 31, 2016 (the “Go Shop Period End Time”), REIT I, the REIT I Subsidiaries and their respective Representatives may and shall have the right to, directly or indirectly: (i) initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, including by way of (A) contacting third parties, (B) broadly disseminating public disclosure or (C) providing access to the properties, offices, assets, books, records and personnel of REIT I and the REIT I Subsidiaries and furnishing non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, however, that REIT I has previously or contemporaneously furnished, made available or provided access to such non-public information to REIT II; (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person relating to, or in furtherance of such inquiries, proposals, offers or other actions or to obtain, an Acquisition Proposal; (iii) release any Person from, or refrain from enforcing, any standstill agreement or similar obligation to REIT I or any of the REIT I Subsidiaries; and (iv) disclose to the stockholders of REIT I any information required to be disclosed under applicable Law; provided, however, that in the case of this clause (iv), to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the REIT I Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change (as defined in Section 7.3(b) below) if not accompanied by an express public re-affirmation of the REIT I Board Recommendation. For purposes of this Agreement, the term “Go Shop Bidder” shall mean any Person (including its controlled Affiliates and Representatives) that submits a proposal or offer regarding an Acquisition Proposal not later than the Go Shop Period End Time that has not been withdrawn and that the REIT I Special Committee determines prior to the Go Shop Period End Time (or in the case of any Acquisition Proposal received less than five (5) Business Days before the date of the Go Shop Period End Time, not later than five (5) Business Days after the Go Shop Period End Time), has resulted in, or would be reasonably expected to result in, a Superior Proposal (as defined below) (such Person, a “Go Shop Bidder”); provided, that a Go Shop Bidder shall cease to be a Go Shop Bidder if the negotiations between REIT I and such Go Shop Bidder with respect to the Acquisition Proposal that resulted in such Go Shop Bidder becoming a Go Shop Bidder shall have been terminated. No later than two (2) Business Days after the Go Shop Period End Time, REIT I shall notify REIT II in writing of the identity of each Go Shop Bidder and provide to REIT II (x) a copy of any related Acquisition Proposal made in writing and any other written material terms or proposals provided (including, to the extent not included therein, a copy of the acquisition agreement and any related transaction documents and financing commitments, if any) to REIT I or any REIT I Subsidiary and (y) a written summary of the material terms of any related Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally).

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(b)           Except as permitted by, and subject to, Section 7.3(c), Section 7.3(d) and Section 7.3(e), and except with respect to a Go Shop Bidder, from and after the Go Shop Period End Time, REIT I shall not, and shall cause each of the REIT I Subsidiaries not to, and shall not authorize or permit any of its or their Representatives to, (i) initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person, or furnish to any Person other than a REIT II Party or their Representatives, any non-public information, in furtherance of such inquiries or to obtain an Acquisition Proposal, (iii) release any Person from or fail to enforce any standstill agreement or similar obligation to REIT I or any REIT I Subsidiary, (iv) withdraw, modify or amend the REIT I Board Recommendation in any manner adverse to REIT II or fail to make the REIT I Board Recommendation or fail to include the REIT I Board Recommendation in the Proxy Statement, (v) approve, endorse or recommend any Acquisition Proposal (any event described in clause (iv) or this clause (v), whether taken by the REIT I Board or a committee thereof, an “Adverse Recommendation Change”), (vi) enter into any agreement in principle, arrangement, understanding, contract or agreement (whether binding or not) contemplating or otherwise relating to an Acquisition Proposal, or (vii) take any action to exempt any Person from any Takeover Statute or similar restrictive provision of the REIT I Organizational Documents. In furtherance of the foregoing, REIT I shall, and shall cause (i) each REIT I Subsidiary and (ii) each Representative of REIT I and the REIT I Subsidiaries to, immediately cease any discussions, negotiations or communications with any Person with respect to any Acquisition Proposal or potential Acquisition Proposal (other than as permitted by Section 7.3(a) or 7.3(c)) and shall immediately terminate all physical and electronic data room access previously granted to any such person. REIT I agrees that in the event any Representative of REIT I or any REIT I Subsidiary takes any action that, if taken by REIT I or a REIT I Subsidiary, would constitute a material violation of this Section 7.3(b), then REIT I shall be deemed to be in violation of this Section 7.3(b) for all purposes of this Agreement.

(c)           At any time prior to the date that is five (5) Business Days after the Go Shop Period End Time, the REIT I Board may, if the REIT I Board determines in good faith after consultation with its legal advisor (and based on the recommendation of the REIT I Special Committee) that failing to do so would be inconsistent with the directors’ duties under applicable Law, upon receipt by REIT I of an Acquisition Proposal from a Go Shop Bidder that constitutes a Superior Proposal, give notice of its intention to terminate this Agreement pursuant to Section 9.1(c)(ii) and enter into an agreement related to such Superior Proposal, provided, that:

(i)        REIT I has notified REIT II in writing that the REIT I Board intends to enter into an agreement relating to such Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a “REIT I Notice of Intention”); and

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(ii)       during the five (5) Business Day period following REIT II’s receipt of a REIT I Notice of Intention, REIT I shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), REIT II in making adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to be a Superior Proposal; provided, that any amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and REIT I may not enter into any such Superior Proposal pursuant this Section 7.3(c) unless REIT I has complied with the requirements of this Section 7.3(c) with respect to such Acquisition Proposal including sending a REIT I Notice of Intention (except that the new negotiation period under this Section 7.3(c) shall be three (3) Business Days instead of five (5) Business Days).

(d)           At any time beginning on the sixth (6th) Business Day after the Go Shop Period End Time and prior to receipt of the Stockholder Approvals, the REIT I Board may, if the REIT I Board determines in good faith after consultation with its legal advisor (and based on the recommendation of the REIT I Special Committee) that the failure to do so would be inconsistent with the directors’ duties under applicable Law, upon receipt by the REIT I of an Acquisition Proposal that constitutes a Superior Proposal (whether or not from a Go Shop Bidder), make an Adverse Recommendation Change; provided, that:

(i)       Such Acquisition Proposal (1) did not result from REIT I’s material breach of its obligations under this Section 7.3, and (2) the REIT I Board has determined in good faith, after consultation with its legal and financial advisors (and based on the recommendation of the REIT I Special Committee), that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with its legal advisor, that the failure of REIT I to make an Adverse Recommendation Change would be inconsistent with the directors’ duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by REIT II pursuant to Section 7.3(d)(iii);

(ii)       REIT I has notified REIT II in writing that the REIT I Board intends to make an Adverse Recommendation Change (a “Adverse Recommendation Change Notice”); and

(iii)      during the five (5) Business Day period following REIT II’s receipt of an Adverse Recommendation Change Notice REIT I shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), REIT II in making adjustments to the terms and conditions of this Agreement such that in circumstances involving or relating to an Acquisition Proposal, the Superior Proposal ceases to be a Superior Proposal; provided that any change in the consideration offered or any other material amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and REIT I may not make an Adverse Recommendation Change unless REIT I has complied with the requirements of this Section 7.3(d) with respect to each such new Acquisition Proposal including sending an Adverse Recommendation Change Notice with respect to each such new Acquisition Proposal (except that the new negotiation period under this Section 7.3(d)(iii) shall be three (3) Business Days instead of five (5) Business Days). Notwithstanding anything in this Section 7.3(d)(iii), REIT II’s rejection of REIT I’s offer to negotiate pursuant to this Section 7.3(d)(iii) shall not have any bearing on REIT II’s right to terminate this Agreement pursuant to Section 9.1(d)(ii) herein.

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(e)          Nothing in this Section 7.3 or elsewhere in this Agreement shall prevent the REIT I Board or REIT I, directly or indirectly, from (i) taking and disclosing to the stockholders of REIT I a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal, making any required disclosure to the stockholders of REIT I under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (ii) making any disclosure to the stockholders of REIT I if the REIT I Board determines in good faith after consultation with its legal advisors (and based on the recommendation of the REIT I Special Committee) that the failure to do so would be inconsistent with the directors’ duties under applicable Law; provided, however, that to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the REIT I Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if not accompanied by an express public re-affirmation of the REIT I Board Recommendation.

(f)          For purposes of this Agreement:

(i)       “Acquisition Proposal” means any proposal or offer, whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving REIT I or any REIT I Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), (b) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of REIT I or any of the REIT I Subsidiaries representing 20% or more of the consolidated assets of REIT I and the REIT I Subsidiaries, taken as a whole, (c) issue, sale or other disposition by REIT I or any of the REIT I Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding shares of REIT I Common Stock, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding shares of REIT I Common Stock, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to REIT I in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of REIT I Common Stock, or (f) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (i) the Mergers or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among REIT I and one or more of the REIT I Subsidiaries or solely among the REIT I Subsidiaries.

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(ii)       “Superior Proposal” means a written Acquisition Proposal made by a third party (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” shall be replaced with “50%”) which the REIT I Board (based on the recommendation of the REIT I Special Committee) determines in its good faith judgment (after consultation with its legal and financial advisors and after taking into account (a) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by REIT II) and (b) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof) to be more favorable from a financial point of view to the stockholders of REIT I (in their capacities as stockholders) than the Mergers and the other transactions contemplated by this Agreement (as it may be proposed to be amended by REIT II)).

Section 7.4    Public Announcements. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law or Order if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement. The Parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement, and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is signed.

Section 7.5    Appropriate Action; Consents; Filings.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the REIT I Parties and each of the REIT II Parties shall and shall cause the other REIT I Subsidiaries and the other REIT II Subsidiaries, respectively, and their respective Affiliates to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments necessary or advisable to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that neither Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such Party, any of its subsidiaries (including subsidiaries of REIT II after the Closing) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of REIT II after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

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(b)           In connection with and without limiting the foregoing Section 7.5(a), each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither Party shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

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(c)           Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Mergers and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 7.6    Notification of Certain Matters; Transaction Litigation.

(a)           The REIT I Parties and their Representatives shall give prompt notice to the REIT II Parties, and the REIT II Parties and their Representatives shall give prompt notice to the REIT I Parties, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b)           The REIT I Parties and their Representatives shall give prompt notice to the REIT II Parties, and the REIT II Parties and their Representatives shall give prompt notice to the REIT I Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by the REIT I Parties, the REIT II Parties or their respective Representatives to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i), or Section 9.1(d)(i).

(c)           The REIT I Parties and their Representatives shall give prompt notice to the REIT II Parties, and the REIT II Parties and their Representatives shall give prompt notice to the REIT I Parties, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any REIT I Subsidiary or REIT II Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The REIT I Parties and their respective Representatives shall give REIT II the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the REIT I Parties and/or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without REIT II’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The REIT II Parties and their respective Representatives shall give the REIT I Parties the opportunity to reasonably participate in the defense and settlement of any litigation against the REIT II Parties and/or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without REIT I’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

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Section 7.7    Indemnification; Directors’ and Officers’ Insurance.

(a)           Without limiting or being limited by the provisions of Section 7.7(b), during the period commencing as of the REIT Merger Effective Time and ending on the sixth (6th) anniversary of the REIT Merger Effective Time, REIT II shall (and shall cause the Surviving Entity to): (i) indemnify, defend and hold harmless each Indemnified Party against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action to the extent such Action arises out of or pertains to (x) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer, partner, member, trustee, employee or agent of REIT I or any of the REIT I Subsidiaries, or (y) this Agreement or any of the transactions contemplated by this Agreement, including the Mergers; and (ii) pay in advance of the final disposition of any such Action the expenses (including attorneys’ fees and any expenses incurred by any Indemnified Party in connection with enforcing any rights with respect to indemnification) of any Indemnified Party without the requirement of any bond or other security, in each case to the fullest extent permitted by Law, but subject to REIT II’s or the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, REIT II or the Surviving Entity, as applicable, (i) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit or proceeding against or investigation of any Indemnified Party for which indemnification may be sought under this Section 7.7(a) without the Indemnified Party’s prior written consent unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation, (ii) shall not be liable for any settlement effected without their prior written consent and (iii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnified Party shall promptly refund to REIT II or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

(b)           Without limiting the foregoing, each of REIT II and the Surviving Entity agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the REIT Merger Effective Time now existing in favor of the current or former managers, directors, officers, partners, members, trustees, employees, agents, fiduciaries or other individuals of REIT I or any of the REIT I Subsidiaries (the “Indemnified Parties”) as provided in (i) the REIT I Governing Documents or, if applicable, similar organizational documents or agreements of any REIT I Subsidiary (the “REIT I Organizational Documents”) and (ii) indemnification agreements of REIT I shall survive the Mergers and shall continue in full force and effect in accordance with their terms. For a period of six (6) years following the REIT Merger Effective Time, the organizational documents of the REIT II and Surviving Entity and the organizational documents of any applicable REIT II Subsidiary or REIT I Subsidiary shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the REIT I Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the REIT Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the REIT Merger Effective Time, were Indemnified Parties, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

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(c)           For a period of six (6) years after the REIT Merger Effective Time, REIT II shall cause the Surviving Entity to maintain in effect REIT I’s current directors’ and officers’ liability insurance covering each Person currently covered by REIT I’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to and through the REIT Merger Effective Time; provided, that in lieu of such obligation, (i) the Surviving Entity may substitute therefor policies of an insurance company with the same or better rating as REIT I’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than REIT I’s existing policies as of the date hereof or (ii) in consultation with REIT II, REIT I may obtain extended reporting period coverage under REIT I’s existing insurance programs (to be effective as of the REIT Merger Effective Time) for a period of six (6) years after the REIT Merger Effective Time for a cost not in excess of three times the current annual premiums for such insurance; and provided, further, that in no event shall the Surviving Entity be required to pay annual premiums for insurance under this Section 7.7(c) in excess of 300% of the most recent annual premiums paid by REIT I for such purpose, it being understood that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(d)           If REIT II or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, as a condition to the consummation of any such transaction the successors and assigns of REIT II or the Surviving Entity, as applicable, shall assume the obligations set forth in this Section 7.7.

(e)           REIT II shall cause the Surviving Entity to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the obligations provided in this Section 7.7.

(f)            The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (each of which is an intended third party beneficiary of this Section 7.7), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of REIT I, REIT II and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.7 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise.

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Section 7.8    Dividends.

(a)           In the event that a distribution with respect to the shares of REIT I Common Stock permitted under the terms of this Agreement has a record date prior to the REIT Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of REIT I Common Stock on the Closing Date immediately prior to the REIT Merger Effective Time. In the event that a distribution with respect to the shares of REIT II Common Stock permitted under the terms of this Agreement has a record date prior to the REIT Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of REIT II Common Stock on the Closing Date immediately prior to the REIT Merger Effective Time. REIT I shall coordinate with REIT II the declaration of, and the setting of record dates and payment dates for, dividends on REIT I Common Stock so that holders of REIT I Common Stock and REIT I OP Units (i) do not receive dividends on both REIT I Common Stock and REIT II Common Stock received in the REIT Merger, or REIT I OP Units and REIT II OP Units received in the Partnership Merger, as applicable, in respect of a single calendar quarter or fail to receive a dividend on either REIT I Common Stock or REIT II Common Stock received in the REIT Merger, or REIT I OP Units and REIT II OP Units received in the Partnership Merger, as applicable, in respect of a single calendar quarter or (ii) do not receive both a dividend permitted by the proviso to Section 6.1(b)(iii) on REIT I Common Stock or REIT I OP Units and a dividend permitted by the proviso to Section 6.2(b)(iii) on REIT II Common Stock or REIT II OP Units received in the Mergers or fail to receive either a dividend permitted by the proviso to Section 6.1(b)(iii) on REIT I Common Stock or REIT I OP Units or a dividend permitted by the proviso to Section 6.2(b)(iii) on REIT II Common Stock, or REIT II OP Units received in the Mergers.

(b)           In the event that either REIT I or REIT II shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.1(b)(iii) or Section 6.2(b)(iii) , respectively, it shall notify the other Party at least twenty (20) days prior to the Closing Date, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of REIT I, to holders of REIT I Common Stock or REIT I OP Units, in an amount per share of REIT I Common Stock or per REIT I OP Unit equal to the product of (A) the dividend declared by REIT II with respect to each share of REIT II Common Stock by (B) the Exchange Ratio and (ii) in the case of REIT II, to holders of REIT II Common Stock and REIT II OP Units, in an amount per share of REIT II Common Stock or per REIT II OP Unit equal to the quotient obtained by dividing (x) the dividend declared by REIT I with respect to each share of REIT I Common Stock by (y) the Exchange Ratio. The record date and time and payment date and time for any dividend payable pursuant to this Section 7.8(b) shall be prior to the Closing Date.

Section 7.9    Voting of Shares. The REIT II Parties shall vote all shares of REIT I Common Stock beneficially owned by them or any of the other REIT II Subsidiaries as of the record date for the Stockholders Meeting, if any, in favor of approval of the Charter Amendment and the REIT Merger.

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Section 7.10  Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the REIT I Charter or the REIT II Charter (“Charter Restrictions”) on the Mergers and the other transactions contemplated by this Agreement. No Party shall take any action to exempt any Person (other than the other Parties or their respective Affiliates) from any Takeover Statute of any jurisdiction or the Charter Restrictions that may purport to be applicable to the Mergers or any of the other transactions contemplated by this Agreement or otherwise cause any restrictions in any Takeover Statute or the Charter Restrictions not to apply to any such Person.

Section 7.11  Obligations of the Parties. REIT I shall take all actions necessary to cause the other REIT I Parties to perform their obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement. REIT II shall take all actions necessary to (a) cause the REIT II Parties to perform their obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the REIT Merger Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness other than as specifically contemplated by this Agreement.

Section 7.12  Related Party Agreements. Except as set forth in Section 7.12 of the REIT I Disclosure Letter, REIT I shall cause all contracts (including, for the avoidance of doubt, the REIT I Related Party Agreements) between any former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents of REIT I or any REIT I Subsidiary, on the one hand, and REIT I or any REIT I Subsidiary, on the other hand, to be settled or terminated on or prior to the Closing, without any further obligations, liability or payments (other than customary indemnification obligations) by or on behalf of REIT I as of the Closing. For the avoidance of doubt, the foregoing shall not require the settlement or termination of an agreement that is solely between REIT I and/or any entities that will remain REIT I Subsidiaries after the Closing.

Section 7.13  Tax Matters.

(a)           Each of REIT I and REIT II shall use its reasonable best efforts to cause the REIT Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes. None of REIT I or REIT II shall take any action, or fail to take any action, that would reasonably be expected to cause the REIT Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b)           REIT I shall (i) use its reasonable best efforts to obtain, or cause to be provided, the opinions of Alston & Bird LLP and Vinson & Elkins L.L.P., and (ii) deliver to each of Alston & Bird LLP and Vinson & Elkins L.L.P. tax representation letters, dated as of the Closing Date and signed by an officer of REIT I and REIT I Operating Partnership, containing representations of REIT I and REIT I Operating Partnership reasonably necessary or appropriate to enable Alston & Bird LLP and Vinson & Elkins L.L.P., as applicable, to render the tax opinions described in Section 8.2(f), Section 8.3(e) and Section 8.3(f).

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(c)           REIT II shall (i) use its reasonable best efforts to obtain, or cause to be provided, the opinions of Alston & Bird LLP and Vinson & Elkins L.L.P. and (ii) deliver to each of Alston & Bird LLP and Vinson & Elkins L.L.P. tax representation letters, dated as of the Closing Date and signed by an officer of REIT II and REIT II Operating Partnership, containing representations of REIT II and REIT II Operating Partnership reasonably necessary or appropriate to enable Alston & Bird LLP and Vinson & Elkins L.L.P., as applicable, to render the tax opinions described in Section 8.2(e), Section 8.2(f) and Section 8.3(f).

(d)           REIT I and REIT II shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.

Section 7.14  REIT II Board. The REIT II Board shall take or cause to be taken such action as may be necessary, in each case, to be effective as of the REIT Merger Effective Time, to increase the number of directors comprising the REIT II Board to five (5) and to cause the individuals set forth on Section 7.14 of the REIT I Disclosure Letter (the “REIT I Designees”) to be elected to the REIT II Board effective as of the REIT Merger Effective Time. If a REIT I Designee is not able or willing to serve on the REIT II Board as of the REIT Merger Effective Time, REIT I shall select, within a reasonable period of time prior to the REIT Merger Effective Time, a replacement, and the REIT II Board shall elect such replacement as a member of the REIT II Board as of the REIT Merger Effective Time.

Article 8
CONDITIONS

Section 8.1    Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties (or in the case of REIT I, waiver by the REIT I Special Committee) at or prior to the REIT Merger Effective Time of the following conditions:

(a)           Regulatory Authorizations. All consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the Mergers and the other transactions contemplated by this Agreement set forth in Section 8.1(a) of the REIT II Disclosure Letter and Section 8.1(a) of the REIT I Disclosure Letter shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.

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(b)            Stockholder Approvals; Charter Amendment. The Stockholder Approvals shall have been obtained in accordance with applicable Law and the REIT I Charter and REIT I Bylaws. The Charter Amendment shall have become effective pursuant to the MGCL.

(c)            No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Mergers shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Mergers or the other transactions contemplated by this Agreement.

(d)            Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

Section 8.2    Conditions to Obligations of the REIT I Parties. The obligations of the REIT I Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by the REIT I Special Committee, at or prior to the REIT Merger Effective Time, of the following additional conditions:

(a)            Representations and Warranties. (i) The representations and warranties of the REIT II Parties set forth in the Fundamental Representations (except Section 5.4(a) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, (ii) the representations and warranties set forth in Section 5.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, and (iii) each of the other representations and warranties of the REIT II Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or REIT II Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a REIT II Material Adverse Effect.

(b)           Performance of Covenants and Obligations of the REIT II Parties. The REIT II Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the REIT Merger Effective Time.

(c)            Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a REIT II Material Adverse Effect.

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(d)           Delivery of Certificate. REIT II shall have delivered to REIT I a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of REIT II, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e)            REIT Opinion. REIT I shall have received a written opinion of Alston & Bird LLP, or other counsel to REIT II reasonably satisfactory to REIT I, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT I, to the effect that REIT II will be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its proposed method of operation will enable REIT II to meet, for its taxable year that includes the REIT I Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by REIT II and the REIT II Operating Partnership.

(f)             Section 368 Opinion. REIT I shall have received a written opinion of Vinson & Elkins L.L.P., or other counsel to REIT I reasonably satisfactory to REIT II, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT I, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Vinson & Elkins L.L.P. may rely upon the tax representation letters described in Section 7.13.

(g)           Board Designees. The REIT I Designees shall have been elected to the REIT II Board effective as of the REIT Merger Effective Time.

Section 8.3    Conditions to Obligations of the REIT II Parties. The obligations of the REIT II Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by REIT II at or prior to the REIT Merger Effective Time, of the following additional conditions:

(a)            Representations and Warranties. (i) The representations and warranties of the REIT I Parties set forth in the Fundamental Representations (except Section 4.4(a) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, (ii) the representations and warranties set forth in Section 4.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, and (iii) each of the other representations and warranties of the REIT I Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or REIT I Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a REIT I Material Adverse Effect.

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(b)            Performance of Covenants or Obligations of the REIT I Parties. The REIT I Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the REIT Merger Effective Time.

(c)            Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a REIT I Material Adverse Effect.

(d)           Delivery of Certificate. REIT I shall have delivered to REIT II a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of REIT I certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e)            REIT Opinion. REIT II shall have received a written opinion of Alston & Bird LLP, or other counsel to REIT I reasonably satisfactory to REIT II, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT II, to the effect that, commencing with REIT I’s taxable year that ended on December 31, 2011, REIT I has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled REIT I to meet, through the REIT Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by REIT I and the REIT I Operating Partnership.

(f)            Section 368 Opinion. REIT II shall have received a written opinion of Alston & Bird LLP, or other counsel to REIT II reasonably satisfactory to REIT I, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT II, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Alston & Bird LLP may rely upon the tax representation letters described in Section 7.13.

Article 9

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

Section 9.1     Termination. This Agreement may be terminated and the Mergers and the other transactions contemplated by this Agreement may be abandoned at any time prior to the REIT Merger Effective Time, notwithstanding receipt of the Stockholder Approvals (except as otherwise specified in this Section 9.1):

(a)            by mutual written consent of each of REIT II and the REIT I Special Committee;

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(b)          by either REIT II or the REIT I Special Committee:

(i)       if the REIT Merger shall not have occurred on or before 11:59 p.m. New York time on September 30, 2017 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (and (A) in the case of REIT I, including the failure of the other REIT I Parties, and (B) in the case of REIT II, including the failure of the other REIT II Parties) to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the REIT Merger to be consummated by the Outside Date;

(ii)       if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and (A) in the case of REIT I, including the failure of the other REIT I Parties, and (B) in the case of REIT II, including the failure of the other REIT II Parties) to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement; or

(iii)       if the Stockholder Approvals shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the REIT Merger and the Charter Amendment was taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the Stockholder Approvals was primarily due to the failure of a Party to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement;

(c)          by the REIT I Special Committee:

(i)       if any of the REIT II Parties shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the REIT Merger Effective Time (A) would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2 (a “REIT II Terminating Breach”) and (B) cannot be cured or waived by the Outside Date; provided, that the REIT I Special Committee shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a REIT I Terminating Breach shall have occurred and be continuing at the time the REIT I Special Committee delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or

(ii)       if REIT I has accepted a Superior Proposal by a Go Shop Bidder within five (5) Business Days of the Go Shop Period End Time in accordance with the provisions of Section 7.3(c) herein; provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 9.3(b) is made in full to REIT II and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or

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(d)          by REIT II:

(i)       if any of the REIT I Parties shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the REIT Merger Effective Time (A) would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.3 (a “REIT I Terminating Breach”) and (B) cannot be cured or waived by the Outside Date; provided, that REIT II shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a REIT II Terminating Breach shall have occurred and be continuing at the time REIT II delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii)       if, at any time following the date that is five (5) Business Days after the Go Shop Period End Time and prior to the Stockholder Approvals, (A) the REIT I Board or any committee thereof, for any reason, shall have effected an Adverse Recommendation Change, (B) the REIT I Board or any committee thereof shall have approved, adopted or publicly endorsed or recommended any Acquisition Proposal, (C) a tender offer or exchange offer for any shares of REIT I Common Stock that constitutes an Acquisition Proposal (other than by REIT II or any of its Affiliates) is commenced and the REIT I Board fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of REIT I and to publicly reaffirm the REIT I Board Recommendation within ten (10) Business Days of being requested to do so by REIT II, (D) the REIT I Board or any committee thereof fails to include the REIT I Board Recommendation in the Proxy Statement, or (E) REIT I shall have materially violated any of its obligations under Section 7.3, or shall be deemed pursuant to the last sentence of Section 7.3(b) to have materially violated any of its obligations under Section 7.3 (other than any immaterial or inadvertent violations thereof that did not result in an alternative Acquisition Proposal).

Section 9.2   Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the REIT I Parties or the REIT II Parties, except that the Confidentiality Agreements and the provisions of Section 7.4 (Public Announcements), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.4 (Amendment), and Article 10 (General Provisions) of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any Party from any liability or damages resulting from any fraud or willful and material breach of any of its covenants, obligations or agreements set forth in this Agreement.

Section 9.3    Fees and Expenses.

(a)          Except as otherwise provided in this Section 9.3, all Expenses shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated; provided that the Parties will share equally any HSR Act and Form S-4 filing fees as may be required to consummate the transactions contemplated by this Agreement. In the event the Mergers are consummated, the REIT II Parties agree to pay any REIT I Transaction Fees and Expenses that are not paid by the REIT I Parties.

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(b)          In the event that this Agreement is terminated:

(i)        (A) (x) by REIT II pursuant to Section 9.1(d)(i), and after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Acquisition Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Acquisition Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the REIT I Board or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal or (y) by REIT II or REIT I pursuant to Section 9.1(b)(iii), and prior to the Stockholders Meeting, an Acquisition Proposal with respect to REIT I has been publicly announced, disclosed or otherwise communicated to REIT I’s stockholders (and not withdrawn) or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal and (B) within twelve (12) months after the date of such termination, a transaction in respect of an Acquisition Proposal with respect to REIT I is consummated or REIT I enters into a definitive agreement in respect of an Acquisition Proposal with respect to REIT I that is later consummated, then REIT I shall pay to REIT II an amount equal to (a) the Termination Fee plus (b) the Expense Reimbursement.

(ii)       by REIT I pursuant to Section 9.1(c)(i), then REIT II shall pay to REIT I an amount equal to the Expense Reimbursement.

(iii)      by REIT I pursuant to Section 9.1(c)(ii), then REIT I shall pay to REIT II an amount equal to 50% of the Termination Fee.

(iv)      by REIT II pursuant to Section 9.1(d)(i), then REIT I shall pay to REIT II an amount equal to the Expense Reimbursement.

(v)       by REIT II pursuant to Section 9.1(d)(ii), then REIT I shall pay to REIT II an amount equal to the Termination Fee.

(c)          The Parties agree and acknowledge that in no event shall any Party be required to pay the Termination Fee, any portion thereof or any Expense Reimbursement on more than one occasion. Payment of the Termination Fee, any portion thereof or any Expense Reimbursement, shall be made by wire transfer of same day funds to the account or accounts designated by the party entitled to payment thereof (the “Recipient”) (i) prior to or concurrently at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Termination Fee and any Expense Reimbursement payable pursuant to Section 9.3(b)(i), (ii) prior to or concurrently with termination of this Agreement, in the case of the portion of the Termination Fee and any Expense Reimbursement payable pursuant to Section 9.1(b)(iii), and (iii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of the Termination Fee and/or any Expense Reimbursement, payable pursuant to Section 9.3(b)(ii), Section 9.3(b)(iv) or Section 9.3(b)(v).

(d)          Notwithstanding anything in this Agreement to the contrary, in the event that the Termination Fee, any portion thereof or any Expense Reimbursement becomes payable, then such payment shall be the Recipient’s and its Affiliates’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the party obligated to pay (the “Payor”) the Termination Fee, any portion thereof or any Expense Reimbursement and its Subsidiaries and each of their respective Representatives in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Mergers to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise.

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(e)          Each of the parties hereto acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other parties would not enter into this Agreement. In the event that the Payor shall fail to pay the Termination Fee, any portion thereof or any Expense Reimbursement when due, the Payor shall reimburse the Recipient for all reasonable costs and expenses actually incurred or accrued by the Recipient (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3. Further, if the Payor fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain the payment, the Recipient commences a suit which results in a judgment against the Payor for the payment set forth in this Section 9.3, the Payor shall pay to the Recipient its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at a rate per annum equal to the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date of payment. If payable, the Termination Fee, any portion thereof or any Expense Reimbursement shall not be payable more than once pursuant to this Agreement.

(f)           The Payor shall deposit into escrow an amount in cash equal to the Termination Fee, any portion thereof or any Expense Reimbursement with an escrow agent reasonably selected by the Recipient, after reasonable consultation with the Payor, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 9.3(f) and otherwise reasonably acceptable to each of the Parties and the escrow agent. The payment or deposit into escrow of the Termination Fee, any portion thereof or any Expense Reimbursement pursuant to this Section 9.3(f) shall be made by the Payor promptly after receipt of notice from the Recipient that the Escrow Agreement has been executed by the parties thereto. The Escrow Agreement shall provide that the Termination Fee, any portion thereof or any Expense Reimbursement in escrow or the applicable portion thereof shall be released to the Recipient on an annual basis based upon the delivery by the Recipient to the escrow agent of any one (or a combination) of the following:

(i)        a letter from the receiving Party’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the receiving Party without causing the receiving Party to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of the Recipient determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to the Recipient such maximum amount stated in the accountant’s letter;

(ii)       a letter from the Recipient’s counsel indicating that the Recipient received a private letter ruling from the IRS holding that the receipt by the receiving Party of the Termination Fee, any portion thereof or any Expense Reimbursement would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the receiving Party the remainder of the Termination Fee, any portion thereof or any Expense Reimbursement; or

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(iii)      a letter from the Recipient’s counsel indicating that the receiving Party has received a tax opinion from the Recipient’s outside counsel or accountant, respectively, to the effect that the receipt by the receiving Party of the Termination Fee, any portion thereof or any Expense Reimbursement would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the receiving Party the remainder of the Termination Fee, any portion thereof or any Expense Reimbursement.

The Parties agree to cooperate in good faith to amend this Section 9.3(f) at the reasonable request of the Recipient in order to (A) maximize the portion of the Termination Fee, any portion thereof or any Expense Reimbursement that may be distributed to the Recipient hereunder without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve the Recipient’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(f) or (C) assist the Recipient in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 9.3(f). The Escrow Agreement shall provide that the Recipient shall bear all costs and expenses under the Escrow Agreement and that any portion of the Termination Fee, any portion thereof or any Expense Reimbursement held in escrow for ten (10) years shall be released by the escrow agent to the Payor. The Payor shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes of the paying Party associated with the release of the funds to the paying Party from the escrow). The Recipient shall fully indemnify the Payor and hold the Payor harmless from and against any such liability, cost or expense.

Section 9.4     Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties by action taken or authorized by the REIT I Special Committee and the REIT II Board, respectively, at any time before or after receipt of the Stockholder Approvals and prior to the REIT Merger Effective Time; provided, that after the Stockholder Approvals has been obtained, there shall not be (x) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of REIT I Common Stock, or which by applicable Law requires the further approval of the stockholders of REIT I without such further approval of such stockholders, or (y) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Article 10

GENERAL PROVISIONS

Section 10.1  Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the REIT Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the REIT Merger Effective Time.

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Section 10.2  Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a)          if to a REIT II Party to:

The Special Committee of the Board of Directors

Moody National REIT II, Inc.

6363 Woodway Drive, Suite 110
Houston, Texas 77057

Attn: Clifford McDaniel

email: clifford@aranewmark.com

with copies (which shall not constitute notice) to:

Venable LLP
750 E. Pratt St.

Baltimore, MD 21202
Attn: Sharon A. Kroupa
email: skroupa@venable.com
Fax: 410-244-7742

Alston & Bird LLP
1201 W. Peachtree St.
Atlanta, GA 30309
Attn: Rosemarie A. Thurston
email: rosemarie.thurston@alston.com
Attn: David E. Brown, Jr.

email: david.brown@alston.com

Fax: 404-253-8447

if to a REIT II Advisor to:

Moody National Advisor II, LLC
6363 Woodway Drive, Suite 110
Houston, Texas 77057
Attn: Brett C. Moody
email: bmoody@moodynational.com

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if to a REIT I Party to:

The Special Committee of the Board of Directors
Moody National REIT I, Inc.
6363 Woodway Drive, Suite 110
Houston, Texas 77057
Attn: William H. Armstrong, III, Chairman
email: barmstrong@stratusproperties.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
901 East Byrd Street, Suite 1500
Richmond, Virginia 23219
Attn: Daniel M. LeBey
email: dlebey@velaw.com

if to a REIT I Advisor to:

Moody I National Advisor I, LLC
6363 Woodway Drive, Suite 110
Houston, Texas 77057
Attn: Brett C. Moody
email: bmoody@moodynational.com

Section 10.3  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

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Section 10.5   Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits, the Schedules, the REIT I Disclosure Letter and the REIT II Disclosure Letter) and the Confidentiality Agreements (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and, (b) except for the provisions of Article 3 (which, from and after the REIT Merger Effective Time, shall be for the benefit of holders of shares of REIT I Common Stock immediately prior to the Merger Effective Time) and Section 7.7 (which, from and after the REIT Merger Effective Time shall be for the benefit of the Indemnified Parties), are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section 10.6  Extension; Waiver. At any time prior to the Merger Effective Time, the Parties (including the REIT I Special Committee, on behalf of REIT I) may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party (including the REIT I Special Committee, on behalf of REIT I) to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.7   Governing Law; Jurisdiction; Venue.

(a)            Except to the extent that the Laws of the State of Delaware are mandatorily applicable to the Partnership Merger, this Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b)           Any and all disputes arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in any Maryland state or federal court exercising jurisdiction over the subject matter of such dispute(s). Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive personal jurisdiction of any such Maryland state or federal court, for the purpose of any dispute arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such dispute except in such courts, (iii) agrees that any claim in respect of any such dispute may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection to such court’s exercise of personal jurisdiction over the Party in any such dispute, (v) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute, and (vi) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

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Section 10.8   Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.9  Specific Performance. The Parties agree that irreparable harm would occur to the non-breaching party if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy in the event of a breach. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions to prevent one or more breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity.

Section 10.10 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY AGREES THAT IT WILL NOT, IN CONNECTION WITH ANY SUIT, COMPLAINT, CLAIM, COUNTERCLAIM, THIRD-PARTY CLAIM, ANSWER, OR OTHER PLEADING OR PAPER ANCILLARY THERETO, DEMAND OR REQUEST A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND FURTHER AGREES THAT ANY SUCH DEMAND OR REQUEST WOULD BE VOID AB INITIO AND INVALID, REGARDLESS OF WHICH PARTY MAY HAVE INITIATED SUCH DEMAND OR REQUEST. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 10.10.

Section 10.11 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Signatures Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

Moody National REIT I, Inc.

By:	/s/ Brett C. Moody
Name: Brett C. Moody
Title: Chief Executive Officer and President

Moody National Operating Partnership I, LP

By: Moody National REIT I, Inc., not in its individual capacity but solely as general partner

By:	/s/ Brett C. Moody
Name: Brett C. Moody
Title: Chief Executive Officer and President

Moody National Advisor I, LLC only for purposes of Section 4.22(b)

By:	Moody National REIT Sponsor, LLC

By:	Moody National REIT Sponsor SM, LLC

By:	/s/ Brett C. Moody
Name: Brett C. Moody
Title: Member

[Signature Page to the Agreement and Plan of Merger]

MOODY NATIONAL REIT II, INC.

By:	/s/ Brett C. Moody
Name: Brett C. Moody
Title: Chief Executive Officer and President

Moody National Operating Partnership II, LP

By: Moody National REIT II, Inc., not in its individual capacity but solely as general partner

By:	/s/ Brett C. Moody
Name: Brett C. Moody
Title: Chief Executive Officer and President

MOODY MERGER SUB, LLC

By:	Moody National REIT II, Inc., its Manager

By:	/s/ Brett C. Moody
Name: Brett C. Moody
Title: Chief Executive Officer and President

MOODY NATIONAL ADVISOR II, LLC only for purposes of Section 5.23(b)

By:	Moody National REIT Sponsor, LLC

By:	Moody National REIT Sponsor SM, LLC

By:	/s/ Brett C. Moody
Name: Brett C. Moody
Title: Member

[Signature Page to the Agreement and Plan of Merger]

Exhibit A
to the Agreement and
Plan of Merger

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT, dated as of November 16, 2016 (this “Agreement”), among Moody National REIT I, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Company”), Moody National Operating Partnership I, L.P., a Delaware limited partnership and the operating partnership of Company (“Company Operating Partnership”), solely in connection with Articles I, III and IV hereof, Moody National Advisor I, LLC, a Delaware limited liability company and the investment advisor to Company (“Advisor”), solely in connection with Articles I, II and IV hereof, Moody National Realty Company, L.P., a Texas limited partnership (“Moody National”), solely in connection with Articles III and IV hereof, Moody OP Holdings I, LLC, a Delaware limited liability company (“OP Holdings”), and Moody National REIT II, Inc., a Maryland corporation that intends to elect to be treated as a real estate investment trust for federal income tax purposes beginning with the taxable year ending December 31, 2016 (“REIT II”). Each of Company, Company Operating Partnership, Advisor, Moody National, OP Holdings and REIT II is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used and not defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Company, Company Operating Partnership, Merger Sub, REIT II and REIT II Operating Partnership have entered into that certain Agreement and Plan of Merger dated as of the date hereof (as may be amended from time to time, the “Merger Agreement”), which sets forth certain rights and obligations of the parties thereto;

WHEREAS, upon the consummation of the Mergers, the Parties (excluding OP Holdings) desire to terminate the Amended and Restated Investment Advisory Agreement, dated as of August 14, 2009, as amended, among Company, Company Operating Partnership, Advisor and Moody National (as amended, the “Company Advisory Agreement”), upon the terms and subject to the conditions set forth herein;

WHEREAS, as set forth in the REIT I Partnership Agreement, the Company is the general partner of, and OP Holdings is a limited partner of and holds 100 REIT I Special Partnership Units in the Company Operating Partnership;

WHEREAS, OP Holdings is entitled to certain distributions of Net Sales Proceeds (as such term is defined in the REIT I Partnership Agreement) with respect to its REIT I Special Partnership Units; and

WHEREAS, upon the consummation of the Partnership Merger (as defined in the Merger Agreement), the Parties desire that the REIT I Special Partnership Units be automatically cancelled and retired and cease to exist, upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I
TERMINATION OF COMPANY ADVISORY AGREEMENT

Section 1.1       Termination of Company Advisory Agreement.

(a)         Advisor, Company, Company Operating Partnership and Moody National hereby agree that the Company Advisory Agreement shall be terminated, without any further liability or obligation on the part of any party thereto, effective as of Merger Effective Time and upon receipt of the Advisor Termination Payment payable pursuant to Section 1.1(b); provided, that, Sections 20 through 31 of the Company Advisory Agreement shall survive termination.

(b)         The Advisor Termination Payment shall be paid by Company on the Closing Date to the account of Advisor as set forth in Schedule I, which Advisor Termination Payment shall supersede any and all obligations and payments of Company to Advisor pursuant to the Company Advisory Agreement or any other agreement to which Company and any Party are a party, except as contemplated by Section 1.2 hereof. For the avoidance of doubt, no Termination Fee (as defined in the Company Advisory Agreement) or other payment not contemplated by this Agreement (including, but not limited to, any Disposition Fees, as such term is defined in the Company Advisory Agreement) shall be payable in connection with the termination of the Company Advisory Agreement.

Section 1.2      Waiver of Notice; Calculation of Fees. Each Party waives any notice of termination requirement, whether set forth in the Company Advisory Agreement, any other contract between Company and Advisor or any of its Affiliates or otherwise. Notwithstanding anything herein or in the Company Advisory Agreement to the contrary, the Advisor shall also be entitled to all unpaid fees and unreimbursed expenses under the Company Advisory Agreement, incurred in the ordinary course of business for the period up to the Closing as calculated in accordance with the terms of the Company Advisory Agreement; provided, that Advisor shall have remitted invoices for all such fees and expenses prior to the Closing Date.

Article II
REPRESENTATIONS AND WARRANTIES OF ADVISOR

Advisor hereby represents and warrants to Company, Company Operating Partnership, Moody National and REIT II as follows:

Section 2.1      Organization. Advisor is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all limited liability company power required to carry on its business as now conducted.

Section 2.2      Authority. Advisor has full limited liability company power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Advisor and is legal, valid, binding and enforceable upon and against Advisor.

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Section 2.3      No Conflict; Required Filings and Consents. The execution, delivery and performance by Advisor of this Agreement and the consummation by Advisor of the transactions contemplated hereby do not and will not (a) violate any provision of the organizational documents of Advisor; (b) violate any federal, state or local statute, law, regulation, order, injunction or decree (“Law”); or (c) require any consent or approval of any person, including any registration or filing with, or notice to any federal, state or local governmental authority or any agency or instrumentality thereof.

Section 2.4      Claims by Advisor. Advisor has not made any claims against Company, Company Operating Partnership, Moody National or any subsidiaries of the foregoing (“Company Parties”) and, to Advisor’s knowledge, there are no pending or threatened claims or facts or circumstances which are reasonably likely to give rise to any claim by Advisor against any Company Party.

Section 2.5     Claims by Company Parties. None of the Company Parties has made any claims against Advisor and, to Advisor’s knowledge, there are no pending or threatened claims or facts or circumstances which are reasonably likely to give rise to any claim by any Company Party against Advisor.

Section 2.6      Brokers. Except as previously disclosed to REIT II pursuant to the REIT I Disclosure Letter or to REIT I pursuant to the REIT II Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Advisor or its Affiliates.

Article III
CANCELLATION OF, AND PAYMENT FOR, REIT I SPECIAL PARTNERSHIP UNITS

Section 3.1     Cancellation of REIT I Special Partnership Units; Payment Therefore. Company, Company Operating Partnership and OP Holdings hereby agree that, effective as of the Partnership Merger Effective Time, the REIT I Special Partnership Units shall be cancelled, without any further liability or obligation on the part of any party to the REIT I Partnership Agreement, including, but not limited to, distributions of Net Sales Proceeds, and upon receipt by OP Holdings of an amount computed in accordance with Section 5.2(b)(i) of the REIT I Partnership Agreement (such amount not to exceed $613,751) (the “Promote Payment”). The Promote Payment shall be paid on the Closing Date to the account of OP Holdings as set forth in Schedule II. For the avoidance of doubt, no other amounts shall be payable to OP Holdings with respect to its REIT I Special Partnership Units in connection with the cancellation thereof or the Merger.

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Section 3.2      Representations and Warranties of OP Holdings. OP Holdings hereby represents and warrants to Company, Company Operating Partnership and REIT II as follows:

(a)        OP Holdings is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all limited liability company power required to carry on its business a now conducted.

(b)        OP Holdings has full limited liability company power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by OP Holdings and is legal, valid, binding and enforceable upon and against OP Holdings.

(c)        The execution, delivery and performance by OP Holdings of this Agreement and the consummation by OP Holdings of the transactions contemplated hereby do not and will not violate any provision of the organizational documents of OP Holdings; (b) violate any Law; or (c) require any consent or approval of any person, including any registration or filing with, or notice to any federal, state or local governmental authority or agency or instrumentality thereof.

(d)       OP Holdings has not made any claims against Company or Company Operating Partnership and, to OP Holdings’ knowledge, there are no pending or threatened claims or facts or circumstances which are reasonably likely to give rise to any claim by OP Holdings against Company or Company Operating Partnership.

(e)        Neither Company nor Company Operating Partnership has made any claims against OP Holdings and, to OP Holdings’ knowledge, there are no pending or threatened claims or facts or circumstances which are reasonably likely to give rise to any claim by Company or Company Operating Partnership against OP Holdings.

Article IV
GENERAL PROVISIONS

Section 4.1      Fees and Expenses. Each Party shall bear the costs of its own legal, financial, strategic, accounting and tax advisors.

Section 4.2     Revocation. If the Merger Agreement is terminated, this Agreement shall automatically be deemed revoked and void ab initio.

Section 4.3      Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

Section 4.4      Waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof. Any such waiver by a Party shall be valid only if set forth in writing by such Party.

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Section 4.5      Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a)          if to Advisor or, prior to Closing, a Company Party, to:

Moody National Advisor I, LLC
6363 Woodway, Suite 110
Houston, TX 77057
Attn: Brett C. Moody
Fax: (713) 977-7505

(b)          if to REIT II or, following Closing, a Company Party, to:

Moody National REIT II, Inc.
6363 Woodway, Suite 110
Houston, TX 77057
Attn: Brett C. Moody
Fax: (713) 977-7505

(c)          if to OP Holdings, to:

Moody National OP Holdings I, LLC
6363 Woodway, Suite 110
Houston, TX 77057
Attn: Brett C. Moody
Fax: (713) 977-7505

Section 4.6       Entire Agreement. This Agreement and any other agreement among the Parties entered into simultaneous to this Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and (b) are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section 4.7       Governing Law; Venue.

(a)          This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

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(b)         All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any such Maryland state or federal court, for the purpose of any dispute arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such dispute except in such courts, (iii) agrees that any claim in respect of any such dispute may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute, and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 4.5. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 4.8      Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 4.9     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 4.10    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

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Section 4.11   Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 4.11.

Section 4.12     Further Assurances. The Parties undertake generally to execute all such agreements, documents and other instruments and to do all such acts as are necessary to give full effect to, evidence and confirm the terms of this Agreement.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MOODY NATIONAL REIT I, INC.

By:
Name:	Brett C. Moody
Title:	Chief Executive Officer and President

MOODY NATIONAL OPERATING PARTNERSHIP I, L.P.

By:	MOODY NATIONAL REIT I, INC., its general partner

By:
	Name:	Brett C. Moody
	Title:	Chief Executive Officer and President

MOODY NATIONAL ADVISOR I, INC. solely in connection with Articles I, II and IV hereof

By:	MOODY NATIONAL REIT SPONSOR, LLC

By:	MOODY NATIONAL REIT SPONSOR SM, LLC

By:
	Name:	Brett C. Moody
	Title:	Member

[Signature Page to Termination Agreement]

MOODY NATIONAL REALTY COMPANY, L.P. solely in connection with Articles I, II and IV hereof

By:	MOODY REALTY CORP.

By:
	Name:	Brett C. Moody
	Title:	President

MOODY NATIONAL REIT II, INC.

By:
Name:	Brett C. Moody
Title:	Chief Executive Officer and President

MOODY NATIONAL OP HOLDINGS I, LLC solely in connection with Articles III and IV hereof

By:	Moody National REIT Sponsor, LLC its Sole Member

By:	Moody National REIT Sponsor, SM, LLC

By:
Name:	Brett C. Moody
Title:	Member

[Signature Page to Termination Agreement]

Schedule I

Advisor Wire Transfer Instructions

[to be delivered prior to Closing]

Schedule II

OP Holdings Wire Transfer Instructions

[to be delivered prior to Closing]

Exhibit B
to the Agreement and
Plan of Merger

CERTIFICATE OF FORMATION

OF

MOODY MERGER SUB, LLC

1.	The name of the limited liability company is Moody Merger Sub, LLC.

2.	The address of its registered office in the state of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certification of Formation of Moody Merger Sub, LLC this 27th day of October, 2016

Levette Bagwell
Authorized Person

Exhibit C
to the Agreement and
Plan Of Merger

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

MOODY MERGER SUB, LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of Moody Merger Sub, LLC (the “Company”), is entered into as of the 16th day of November 2016, by the Company and Moody National REIT II, Inc. a Maryland corporation, as the sole member of the Company (the “Member”).

BACKGROUND

The Member formed the Company as a limited liability company under the Delaware Limited Liability Company Act, as amended from time to time (the “Delaware Act”), by causing a Certificate of Formation to be filed with the Secretary of State of Delaware on October 27, 2016 (the “Certificate”), and desires to enter into this Agreement to govern the operations of the Company. Pursuant to Section 18-201(d) of the Delaware Act, this Agreement shall be effective as of the date of the formation of the Company.

THE AGREEMENT

NOW, THEREFORE, the Member and the Company agree as follows:

1.            FORMATION.

1.1       Organization. Effective with the filing of the Certificate, the Company constituted a limited liability company formed pursuant to the Delaware Act and other applicable laws of the State of Delaware. The Managers (as defined in Section 6.1) shall, when required, file such amendments to or restatements of the Certificate, in such public offices in the State of Delaware or elsewhere as the Managers deem advisable to give effect to the provisions of this Agreement and the Certificate, and to preserve the character of the Company as a limited liability company.

1.2       Organizer Release. The Company hereby ratifies and adopts the acts and conduct of the Company’s organizer in connection with the Company’s organization as acts and conduct by and on behalf of the Company. The organizational and other activities for which the organizer was responsible have been completed. The organizer is hereby relieved of any further duties and responsibilities in that regard, and the Company and the Member hereby indemnify and hold harmless the organizer for any loss, liability or expense arising from his actions or conduct in such capacity.

2.            NAME; REGISTERED OFFICE AND AGENT.

The business of the Company shall be conducted under the name “Moody Merger Sub, LLC” or such other name as the Managers hereafter designate. The initial registered agent for service of process at the registered office of the Company is Corporation Service Company. The initial registered office of the Company is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

3.            PURPOSE.

The purpose of the Company is to engage in any lawful activity for which limited liability companies formed in Delaware may engage; exercise all powers necessary to or reasonably connected with the Company’s purpose which may be legally exercised by limited liability companies under the Delaware Act; and to engage in all activities necessary, customary, convenient, or incident to such purposes.

4.            STATUTORY COMPLIANCE.

The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Delaware. The Managers shall execute and file such documents and instruments as may be necessary or appropriate with respect to the conduct of business by the Company, including any applications necessary for the Company to register to do business in a jurisdiction in which the Company may wish to conduct business.

5.            TITLE TO COMPANY PROPERTY.

All property shall be owned by the Company and, insofar as permitted by applicable law, the Member shall have no ownership interest in the property. Except as provided by law, an ownership interest in the Company shall be personal property for all purposes.

6.            MANAGEMENT OF THE COMPANY.

6.1         Management and Authority. The business and affairs of the Company shall be managed by one or more managers (“Managers”) as appointed by the Member. Except with respect to matters where the approval of the Member is expressly required pursuant to this Agreement, or by nonwaivable provisions of applicable law, the Managers have, to the full extent permitted by the Delaware Act, sole, exclusive, full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, including, without limitation, the right and power to appoint individuals to serve as officers of the Company and to delegate authority to such officers. Any delegation of duties to an officer may be revoked at any time by the Managers.

6.2         Number, Tenure and Qualifications. The Company initially shall have one Manager, who shall be Moody National REIT II, Inc. The number of Managers may be increased or decreased by the Member. A Manager holds office until such Manager resigns, dies, becomes permanently disabled, or is removed. Managers are elected and may be removed, with or without cause, by the Member in the Member’s sole discretion.

6.3         Quorum and Voting of Managers. Meetings of the Managers will be held from time to time at such times and at such places as the Managers determine. Meetings may be held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Notice of the time and place of the meeting must be given at least two days prior to the meeting. Each Manager has one vote. If there is only one Manager, no meeting (or written consent pursuant to Section 6.5) is necessary for the transaction of business, and the sole Manager shall take such action as the Manager deems appropriate, subject to the terms of this Agreement and applicable law. If there is more than one Manager, a majority of the Managers constitute a quorum for the transaction of business of the Managers, and an affirmative vote of a majority of the Managers is necessary to decide any matter arising in connection with the business and affairs of the Company.

6.4         Waiver of Notice. A Manager may waive any notice required by the Delaware Act, the Certificate or this Agreement before or after the date and time of the meeting or event for which notice is required or before or after the date and time stated in the notice. The waiver must be in writing, be signed by the Manager entitled to the notice and be delivered to the Company for inclusion in its records. A Manager’s attendance at a meeting waives objection to lack of notice or defective notice of the meeting, unless the Manager at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

6.5         Action by Managers Without a Meeting. Action required or permitted to be taken at a meeting of Managers may be taken without a meeting if the action is taken by persons who would be entitled to vote not less than the minimum number of votes that would be necessary to authorize or take the action. The action must be evidenced by one or more written consents describing the action taken, signed by the Managers entitled to take such action and delivered to the Company for inclusion in its records. Action taken under this Section 6.5 is effective when the Managers required to approve such action have signed the consent, unless the consent specifies a different effective date. The record date for determining Managers entitled to take action without a meeting is the date the first Manager signs a written consent.

6.6         Duties and Obligations of Managers.

The Managers must take all actions necessary or appropriate (a) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Member or to enable the Company to conduct the business in which it is engaged and (b) for the accomplishment of the Company’s purposes.

6.7          Restrictions on Authority of Managers.

(a)       Without the prior written consent of the Member, the Managers have no authority to:

(i)        do any act in contravention of this Agreement;

(ii)       do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(iii)      possess Company property, or assign rights in specific Company property, for other than a Company purpose;

(iv)      knowingly perform any act that would subject the Member to liability for the obligations of the Company in any jurisdiction;

(v)       amend this Agreement or the Certificate;

(vi)      dissolve the Company;

(vii)     initiate proceedings to have the Company adjudicated insolvent or file a voluntary petition for relief under Title 11, United States Code (11 U.S.C. §§ 101 et seq.); file any petition seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or seek the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the Company’s property, or make any general assignment for the benefit of creditors of the Company, or admit in writing the inability of the Company to pay its debts generally as they become due, or declare or effect a moratorium on the Company’s debt or take any action in furtherance of any proscribed action;

(viii)    require additional capital contributions;

(ix)      admit new Members or cause the withdrawal of the Member;

(x)       remove or replace a Manager;

(xi)      transfer all or substantially all of the Company’s property; provided, however, that the foregoing shall in no way limit the Managers’ ability to pledge or grant a security interest in the Company’s property; or

(xiii)     take any other actions expressly set forth in this Agreement as requiring the consent, vote or approval of the Member.

6.8          Compensation. Compensation, if any, of the Managers will be fixed from time to time by the Member.

6.9          Resignation. A Manager may resign at any time by giving written notice to the Member. The resignation of a Manager takes effect upon receipt of such notice or at such later time as is specified in such notice, and, unless otherwise specified in such notice, the acceptance of such resignation is not necessary to make it effective.

6.10        Vacancies. Any vacancy of the Managers occurring for any reason will be filled by the Member. The Manager elected to fill a vacancy shall hold office until such Manager’s death, resignation or removal, or permanent disability.

7.           LIABILITY; INDEMNIFICATION OF MEMBER AND MANAGERS.

7.1          Liability of Member and Managers.

7.1.1       To the maximum extent that Delaware law in effect from time to time permits limitation of the liability of Members, Managers and officers of the Company (including the directors and officers of any predecessor corporation), no present or former Member, Manager or officer of the Company shall be liable to the Company or its Members for money damages. Neither the amendment nor repeal of this Section 7.1.1, nor the adoption or amendment of any other provision of this Agreement inconsistent with this Article 7.1.1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

7.1.2       Furthermore, the Member shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company except to the extent provided in the Delaware Act with regard to a wrongful distribution. Notwithstanding the provisions of this Agreement, failure by the Company, the Member or the Managers to follow the formalities relating to the conduct of the Company’s affairs set forth herein shall not be grounds for imposing personal liability on the Member.

7.1.3       Notwithstanding anything to the contrary contained in this Section 7.1, the Company shall not provide that a Member, Manager or officer of the Company (including a director or officer of any predecessor corporation) (an “Indemnitee”) be held harmless for any loss or liability suffered by the Corporation, unless all of the following conditions are met:

(a) The Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company.

(b) The Indemnittee was acting on behalf of or performing services for the Company.

(c) Such liability or loss was not the result of negligence on the part of the Indemnitee.

(d) Such agreement to hold harmless is recoverable only out of the Company’s Net Assets. (For purposes of this Section 7, “Net Assets” means (x) the total value, at cost, of any property, mortgage or other investment (other than investments in bank accounts, money market funds or other current assets) owned by the Company, directly or indirectly, through one or more affiliates, and any other investment made by the company, directly or indirectly through one or more affiliates, before deducting depreciation, reserves for bad debts or other non-cash reserves, less (y) total liabilities, calculated quarterly by the Company on a basis consistently applied).

7.1.4       In the event that any of the provisions of this Section 7.1 (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

7.2          Indemnification Generally.

7.2.1       Subject to any limitations set forth under Delaware law or in Sections 7.2.2 and 7.2.3 below, the Company shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any Indemnitee who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (ii) any Indemnitee who, at the request of the Company, serves or has served as a director, officer, partner or trustee of another limited liability company, corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (iii) a party acting as an agent of the Company. The Company may provide such indemnification and advance for expenses to a Person who served a predecessor of the Company in any of the capacities described in (i) or (ii) above and to any employee or agent of the Company or a predecessor of the Company. The Manager may take such action as is necessary to carry out this Section 7.2.1.

7.2.2       Notwithstanding anything to the contrary contained in Section 7.2.1 above, the Company shall not provide for indemnification of an indemnitee for any liability or loss suffered by such Indemnitee, unless all of the following conditions are met:

(a) The Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Corporation.

(b) The Indemnitee was acting on behalf of or performing services for the Corporation.

(c) Such liability or loss was not the result of negligence on the part of the Indemnitee.

(d) Such indemnification or agreement to hold harmless is recoverable only out of Net Assets.

7.2.3.       Notwithstanding anything to the contrary contained in paragraph 7.2.1 above, the Company shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnitee, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the United States Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company or any predecessor thereof were offered or sold as to indemnification for violations of securities laws.

7.3           Insurance. The Company may purchase and maintain insurance on behalf of any one or more indemnitees under Section 7.2 and such other persons as the Managers’ shall determine against any liability which may be asserted against or expense which may be incurred by such person in connection with the Company’s activities, whether or not the Company would have the power to indemnify such person against such liability or expense under the provisions of this Agreement. The Company may enter into indemnity contracts with indemnitees and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 7.2 and containing such other procedures regarding indemnification as are appropriate.

7.4           Amendments. No amendment, modification or rescission of this Section 7, or any provision hereof, the effect of which would diminish the rights to indemnification or advancement of expenses as set forth herein will be effective as to the Member or a Manager with respect to any action taken or omitted by such Member or Manager prior to such amendment, modification or rescission.

7.5           Indemnification of Officers, Employees and Agents. The Company may indemnify and advance expenses under Section 7 to an officer, employee or agent of the Company who is not a Member or Manager to the same extent and subject to the same conditions that the Company could indemnify and advance expenses to a Manager under this Agreement and Delaware law.

8.           RIGHTS AND OBLIGATIONS OF THE MEMBER.

8.1       Voting Rights. Except as otherwise specifically set forth in this Agreement, the Member shall have only the voting rights set forth in the Delaware Act.

8.2       Action by Member Without a Meeting. Any action required or permitted to be taken by the Member may be taken with or without a meeting, and with or without any written consents or other writings describing the action taken unless a writing is required by the terms of this Agreement.

8.3       Assignments. The Member may assign in whole or in part its limited liability company interest to any transferee. If the Member transfers all of the Member’s interest in the Company pursuant to this Section 8.3, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Any provision to the contrary contained in this Agreement notwithstanding, the Member may pledge, and otherwise grant a lien and security interest in, the limited liability company interests issued hereunder or covered hereby to any lender or lenders as collateral for the indebtedness, liabilities and obligations of the Company and/or any of its subsidiaries to such lender or lenders, and any such limited liability company interests shall be subject to such lender’s or lenders’ rights under any collateral documentation governing or pertaining to such pledge.

8.4       Continued Membership. Upon the occurrence of any of the events specified in Section 18-304 of the Delaware Act, the Member will remain a member of the Company notwithstanding the provisions of Section 18-304.

9.           CAPITAL CONTRIBUTIONS; LOANS.

9.1       Capital Contributions. The Member’s capital contribution shall be set forth on the books and records of the Company. The Member may, but is not required to, contribute such other amounts or property as it may from time to time deem necessary or appropriate.

9.2       Loans. The Member may lend money to the Company as approved by the Member and the Managers. If the Member lends money to the Company, the amount of any such loan is not an increase in the Member’s capital contribution. The amount of any such loan shall be a debt due from the Company to the Member, at such rates and on such terms as determined reasonably by the Member and the Managers.

10.         DISTRIBUTIONS. All distributions by the Company shall be made at the discretion of the Member, provided that no distribution shall be made in violation of the Delaware Act. Unless otherwise determined by the Member, no distribution will be paid to the Member in connection with the Member’s voluntary transfer or assignment of the Member’s entire interest in the Company.

11.         BOOKS AND RECORDS.

11.1       Availability. At all times during the existence of the Company, the Managers shall keep or cause to be kept complete and accurate books and records appropriate and adequate for the Company’s business. The Member shall have the right at any time to inspect and copy the books and records of the Company.

11.2       Tax Returns. The Managers shall cause to be prepared all tax returns which the Company is required to file, if any, and shall file with the appropriate taxing authorities all such returns in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.

11.3       Depositories. The Managers shall maintain or cause to be maintained one or more accounts for the Company in such depositories as the Managers shall select. All receipts of the Company from whatever source received (but no funds not belonging to the Company) shall be deposited to such accounts, and all expenses of the Company shall be paid from such accounts.

12.         DISSOLUTION.

12.1       Events Causing Dissolution.

12.1.1    The Company shall be dissolved and its affairs wound up only at such time as the Member determines that the Company should be dissolved or upon entry of a decree of judicial dissolution in accordance with the Delaware Act.

12.1.2    If at any time the Member dies, is declared by a court to be incompetent to manage his person or property or is dissolved or terminated, the Company shall not dissolve but the personal representative (as defined in the Delaware Act) of the Member shall agree in writing to continue the Company and to the admission of the personal representative or its nominee or designee to the Company as a Member, effective as of the occurrence of the event that terminated the continued membership of the Member.

12.2       Winding Up and Liquidation.

12.2.1       Upon the dissolution of the Company, the Managers or their designee shall wind up the Company’s affairs in accordance with the Delaware Act. In winding up the affairs of the Company, the Managers are authorized to take any and all actions contemplated by the Delaware Act as permissible, including, without limitation:

(i)        prosecuting and defending suits, whether civil, criminal, or administrative;

(ii)       settling and closing the Company’s business;

(iii)      liquidating and reducing to cash the property as promptly as is consistent with obtaining its fair value;

(iv)      discharging or making reasonable provision for the Company’s liabilities; and

(v)       distributing the proceeds of liquidation and any undisposed property.

12.2.2   Upon the winding up of the Company, the Managers shall distribute the proceeds and undisposed property as follows:

(i)        to creditors, including the Member if the Member is a creditor (to the extent and in the order of priority provided by law) in satisfaction of liabilities of the Company, whether by payment or the making of reasonable provisions for payment thereof; and

(ii)       thereafter, to the Member.

12.3       Certificate of Cancellation. Upon the completion of the winding up and liquidation of the Company as contemplated in Section 12.2, the Company shall file a certificate of cancellation with the Delaware Secretary of State canceling the Certificate, at which time the Company shall terminate.

12.4       Termination of Agreement. This Agreement shall terminate and be of no further force and effect upon the filing of a certificate of cancellation canceling the Certificate; provided, however, that the provisions of Section 1.2 and Section 7 shall survive termination.

13.         MISCELLANEOUS.

13.1       Amendment. This Agreement may only be amended by the Member in writing.

13.2       Captions. Captions and headings contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

13.3       Number. Unless the context otherwise requires, the singular includes the plural.

13.4       Benefits and Burdens. The terms and provisions of this Agreement are binding upon, and inure to the benefit of, the successors, assigns, personal representatives, estates, heirs and legatees of the Member and the Company.

13.5       Severability. Subject to Section 7.1.4, in the event of the invalidity of any provision of this Agreement, such provision is deemed stricken from this Agreement, which will continue in full force and effect as if the offending provision were never a part of this Agreement.

13.6       Applicable Law. Notwithstanding the place where this Agreement may be executed by any of the parties, it is expressly understood and intended that all the terms and provisions of this Agreement are construed under and governed by the laws of the State of Delaware without regard to principles of conflict of laws.

13.7       Entire Agreement. This Agreement constitutes the entire agreement with respect to the matters set forth in this Agreement and supersedes any prior understanding or agreement, oral or written, with respect to such matters.

[Signatures Follow on Next Page]

Exhibit C
to the Agreement and
Plan Of Merger

IN WITNESS WHEREOF, the Member and the Company have executed this Limited Liability Company Operating Agreement as of the date first above written.

MEMBER:

Moody National REIT II, Inc.

By:
Name: Brett C. Moody
Title: Chief Executive Officer and President

THE COMPANY:

Moody Merger Sub, LLC

By: Moody National REIT II, Inc., its Manager

By:
Name: Brett C. Moody
Title: Chief Executive Officer and President

[Signature Page to Moody Merger Sub, LLC Operating Agreement]

Exhibit D

to the Agreement and

Plan of Merger

AMENDED AND RESTATED ADVISORY AGREEMENT

AMONG

MOODY NATIONAL REIT II, INC.,

MOODY NATIONAL OPERATING PARTNERSHIP II, LP,

AND

MOODY NATIONAL ADVISOR II, LLC

TABLE OF CONTENTS

1.	DEFINITIONS	2

2.	APPOINTMENT	8

3.	DUTIES OF THE ADVISOR	8

4.	AUTHORITY OF ADVISOR	10

5.	BANK ACCOUNTS	10

6.	RECORDS; ACCESS	11

7.	LIMITATIONS ON ACTIVITIES	11

8.	RELATIONSHIP WITH DIRECTORS	11

9.	FEES	11

10.	EXPENSES	13

11.	OTHER SERVICES	15

12.	REIMBURSEMENT TO THE ADVISOR	15

13.	RELATIONSHIP OF THE PARTIES	15

14.	OTHER ACTIVITIES OF THE ADVISOR	15

15.	TERM OF AGREEMENT	16

16.	TERMINATION BY THE PARTIES	16

17.	ASSIGNMENT TO AN AFFILIATE	16

18.	PAYMENTS TO AND DUTIES OF ADVISOR UPON TERMINATION	16

19.	INDEMNIFICATION BY THE COMPANY AND THE OPERATING PARTNERSHIP	17

20.	INDEMNIFICATION BY ADVISOR	18

21.	EXCLUSION OF CERTAIN TRANSACTIONS	18

22.	NON-SOLICITATION	18

23.	NOTICES	18

24.	MODIFICATION	19

25.	SEVERABILITY	19

26.	CONSTRUCTION	19

27.	ENTIRE AGREEMENT	19

28.	INDULGENCES, NOT WAIVERS	19

29.	GENDER	20

30.	TITLES NOT TO AFFECT INTERPRETATION	20

31.	EXECUTION IN COUNTERPARTS	20

32.	EFFECTIVENESS OF AGREEMENT	20

AMENDED AND RESTATED ADVISORY AGREEMENT

THIS AMENDED AND RESTATED ADVISORY AGREEMENT, dated as of the 16th day of November, 2016 (this “Agreement”), is entered into by and among Moody National REIT II, Inc., a Maryland corporation (the “Company”), Moody National Operating Partnership II, LP, a Delaware limited partnership (the “Operating Partnership”), and Moody National Advisor II, LLC, a Delaware limited liability company (the “Advisor,” and collectively with the Company and the Operating Partnership, the “Parties”). Capitalized terms used herein shall have the meanings ascribed to them in Section 1 below.

W I T N E S S E T H

WHEREAS, the Company intends to qualify as a REIT, and to invest its funds in investments permitted by the terms of Sections 856 through 860 of the Code;

WHEREAS, the Company is the general partner of the Operating Partnership and intends to conduct all of its business and make all Investments through the Operating Partnership;

WHEREAS, the Company is a party to that certain agreement and plan of merger, dated as of November 16, 2016 (as the same may be amended from time to time, the “Merger Agreement”), by and among the Company, the Operating Partnership, Moody Merger Sub, LLC (“Merger Sub”), Moody National REIT I, Inc. (“REIT I”) and Moody National Operating Partnership I, LP (“REIT I Operating Partnership”);

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, upon the time that the Merger (defined below) becomes effective (the “Merger Effective Time”), (i) REIT I will be merged with and into Merger Sub, with Merger Sub being the surviving entity and a wholly owned subsidiary of the Company and (ii) REIT I Operating Partnership will be merged with the Operating Partnership, with the Operating Partnership being the surviving entity (the foregoing merger transactions together, the “Merger”);

WHEREAS, the Company, the Operating Partnership and the Advisor are parties to that certain Advisory Agreement, dated as of the 12th day of January, 2015 (the “Original Agreement”);

WHEREAS, pursuant to the terms of the Merger Agreement, the Parties desire to amend and restate the Original Agreement pursuant to the terms hereof;

WHEREAS, this Agreement will become effective in accordance with Section 32 hereof;

WHEREAS, the Company and the Operating Partnership desire to avail themselves of the experience, sources of information, advice, assistance and certain facilities of the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision, of the Board, all as provided herein; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.       DEFINITIONS. As used in this Agreement, the following terms have the definitions hereinafter indicated:

Acquisition Expenses. Any and all expenses, exclusive of Acquisition Fees and Financing Coordination Fees, incurred by the Company, the Operating Partnership, the Advisor, or any of their Affiliates in connection with the selection, evaluation, acquisition, origination, making or development of any Investments, whether or not acquired or originated, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums, and the costs of performing due diligence.

Acquisition Fees. Any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Company, the Operating Partnership or the Advisor) in connection with making or investing in any Investment or the purchase, development or construction of any Real Estate Asset, including real estate commissions, selection fees, development fees, construction fees, nonrecurring management fees, loan fees, points or any other fees of a similar nature. Excluded shall be development fees and construction fees paid to any Person not Affiliated with the Sponsor in connection with the actual development and construction of a project.

Advisor. Moody National Advisor II, LLC, a Delaware limited liability company, any successor advisor to the Company, the Operating Partnership or any Person to which Moody National Advisor II, LLC or any successor advisor subcontracts substantially all of its functions. Notwithstanding the foregoing, a Person hired or retained by Moody National Advisor II, LLC to perform hotel management and related services for the Company or the Operating Partnership that is not hired or retained to perform substantially all of the functions of Moody National Advisor II, LLC with respect to the Company or the Operating Partnership as a whole shall not be deemed to be an Advisor.

Affiliate or Affiliated. With respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such other Person; (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner of such other Person.

Articles of Incorporation. The Articles of Incorporation of the Company, as amended from time to time.

Asset Management Fee. The term “Asset Management Fee” shall mean the fee payable to the Advisor pursuant to Section 9(d).

Average Invested Assets. For a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Investments before deducting depreciation, bad debts or other non-cash reserves, computed by taking the average of such values at the end of each month during such period.

Board. The board of directors of the Company, as of any particular time.

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Bylaws. The bylaws of the Company, as the same are in effect from time to time.

Cause. With respect to the termination of this Agreement, fraud, criminal conduct, misconduct or negligent breach of fiduciary duty by the Advisor, or a material breach of this Agreement by the Advisor.

Code. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Company. The term “Company” shall have the meaning set forth in the preamble of this Agreement.

Competitive Brokerage Commission. The term “Competitive Brokerage Commission” means a real estate or brokerage commission for the purchase or sale of a Property, Loan or Permitted Investment that is reasonable, customary, and competitive in light of the size, type, and location of the Property, Loan or Permitted Investment.

Contract Sales Price. The total consideration received by the Company for the sale of an Investment.

Dealer Manager. Moody Securities, LLC, or such other Person or entity selected by the Board to act as the dealer manager for the Offering. Moody Securities, LLC is a member of the Financial Industry Regulatory Authority.

Dealer Manager Fee. 3.0% of Gross Proceeds from the sale of Shares in the Primary Offering, payable to the Dealer Manager for serving as the dealer manager of such Offering.

Director. A member of the Board.

Disposition Fees. The term “Dispositions Fees” shall mean the fees payable to the Advisor pursuant to Section 9(c).

Distributions. Any distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

Effective Date. The commencement date of the Initial Public Offering.

Excess Amount. The term “Excess Amount” shall have the meaning set forth in Section 12.

Expense Year. The term “Expense Year” shall have the meaning set forth in Section 12.

Financing Coordination Fees. The term “Financing Coordination Fees” shall mean the fees payable to the Advisor pursuant to Section 9(e).

GAAP. Generally accepted accounting principles as in effect in the United States of America from time to time.

Good Reason. With respect to the termination of this Agreement, (i) any failure to obtain a satisfactory agreement from any successor to the Company or the Operating Partnership to assume and agree to perform the Company’s or the Operating Partnership’s obligations under this Agreement; or (ii) any material breach of this Agreement of any nature whatsoever by the Company or the Operating Partnership.

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Gross Proceeds. The aggregate purchase price of all Shares sold for the account of the Company through all Offerings, without deduction for Sales Commissions, volume discounts, any marketing support and due diligence expense reimbursement or Organization and Offering Expenses. For the purpose of computing Gross Proceeds, the purchase price of any Share for which reduced Sales Commissions are paid to the Dealer Manager or a Soliciting Dealer (where net proceeds to the Company are not reduced) shall be deemed to be the full amount of the offering price per Share pursuant to the Prospectus for such Offering without reduction.

Indemnitee. The terms “Indemnitee and “Indemnitees” shall have the meaning set forth in Section 19 herein.

Independent Director. The term “Independent Director” shall have the meaning set forth in the Articles of Incorporation.

Initial Public Offering. The initial public offering of Shares registered pursuant to the Registration Statement.

Investments. Any investments by the Company or the Operating Partnership in Real Estate Assets and Securities and Debt-Related Investments.

Joint Ventures. The joint venture or partnership arrangements (other than with the Operating Partnership) in which the Company or any of its subsidiaries is a co-venturer or general partner which are established to acquire Real Properties.

Listing. The listing of the Shares on a national securities exchange or the receipt by the Company’s Stockholders of securities that are listed on a national securities exchange in exchange for the Company’s common stock. Upon such Listing, the Shares shall be deemed Listed.

Loans. Any indebtedness or obligations in respect of borrowed money or evidenced by bonds, notes, debentures, deeds of trust, letters of credit or similar instruments, including mortgages and mezzanine loans.

Merger. The term “Merger” shall have the meaning set forth in the Recitals hereto.

Merger Agreement. The term “Merger Agreement” shall have the meaning set forth in the Recitals hereto.

Merger Disposition Fee. The fee payable to Moody National Advisor I, LLC (“REIT I Advisor”) pursuant to Section 1.1 of that certain Termination Agreement by and among REIT I, REIT I Operating Partnership, REIT I Advisor, Moody National Realty, L.P., Moody National LPOP I, LLC and the Company.

Merger Effective Time. The term “Merger Effective Time” shall have the meaning set forth in the Recitals hereto.

Merger Sub. The term “Merger Sub” shall have the meaning set forth in the Recitals hereto.

4

NASAA REIT Guidelines. The Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association as in effect on the Effective Date, as may be modified from time to time.

Net Income. For any period, the Company’s total revenues applicable to such period, less the total expenses applicable to such period other than additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Company’s assets.

Offering. The public offering of Shares pursuant to a Prospectus.

Operating Partnership. The term “Operating Partnership” shall have the meaning set forth in the preamble of this Agreement.

Operating Partnership Agreement. The Amended and Restated Limited Partnership Agreement of Moody National Operating Partnership II, LP.

OP Limited Partnership Interests. Limited partnership interests in the Operating Partnership.

Organization and Offering Expenses. Organization and Offering Expenses means all expenses incurred by or on behalf of the Company in connection with and in preparing the Company for registration of and subsequently offering and distributing its Shares to the public, whether incurred before or after the date of this Agreement, which may include but are not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys); any expense allowance granted by the Company to the underwriter or any reimbursement of expenses of the underwriter by the Company; expenses for printing, engraving and mailing; salaries of employees while engaged in sales activity; telephone and other telecommunications costs; all advertising and marketing expenses (including the costs related to investor and broker-dealer sales meetings); charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and expenses of qualification of the sale of the securities under Federal and State laws, including taxes and fees, accountants’ and attorneys’ fees.

Original Agreement. The term “Original Agreement” shall have the meaning set forth in the Recitals hereto.

Person. An individual, corporation, partnership, trust, joint venture, limited liability company or other entity.

Primary Offering. The portion of an Offering other than the Shares offered pursuant to the Company’s distribution reinvestment plan.

Property Manager. An Affiliated entity that has been retained to perform and carry out property-management services at one or more of the Real Estate Assets.

Prospectus. A “Prospectus” under Section 2(10) of the Securities Act of 1933, as amended (the “Securities Act”), including a preliminary Prospectus, an offering circular as described in Rule 253 of the General Rules and Regulations under the Securities Act or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling securities to the public.

5

Real Estate Assets. Any investments by the Company or the Operating Partnership in unimproved and improved Real Property (including, without limitation, fee or leasehold interests, options and leases) either directly or through a Joint Venture.

Real Property. Real property owned from time to time by the Company or the Operating Partnership, either directly or through joint venture arrangements or other partnerships which consists of (i) land only, (ii) land, including the buildings located thereon, (iii) buildings only or (iv) such investments the Board and the Advisor mutually designate as Real Property to the extent such investments could be classified as Real Property.

Registration Statement. Registration Statement shall mean the Company’s registration statement on Form S-11 (Registration Number 333-198305), as amended from time to time, in connection with the Initial Public Offering.

REIT. A “real estate investment trust” under Sections 856 through 860 of the Code or as may be amended.

REIT I. The term “REIT I” shall have the meaning set forth in the Recitals hereto.

REIT I Operating Partnership. The term “REIT I Operating Partnership” shall have the meaning set forth in the Recitals hereto.

REIT I Property. Any property including, but not limited to (i) land, (ii) land including the buildings located thereon, (iii) buildings only and (iv) such investments the Board and the Advisor mutually deem to be REIT I Property, in each case that (A) was owned by REIT I immediately prior to the Merger Effective Time and (B) is subject to a Sale during the period beginning on the date on which the Merger Effective Time occurs and ending on the date that is one (1) year following the date on which the Merger Effective Time occurs.

REIT I Property Merger Disposition Fee. The portion of the Merger Disposition Fee allocable to a REIT I Property, determined in accordance with Schedule I, attached hereto.

Sale or Sales. Any transaction or series of transactions whereby: (i) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Real Property or portion thereof, including the lease of any Real Property consisting of a building only, and including any event with respect to any Real Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (ii) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Corporation or the Operating Partnership in any Joint Venture in which it is a co-venturer or partner; (iii) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the Company or the Operating Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Real Property or portion thereof, including any event with respect to any Real Property which gives rise to insurance claims or condemnation awards; or (iv) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any Securities and Debt-Related Investment or portion thereof (including with respect to any Loan, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments) and any event which gives rise to a significant amount of insurance proceeds or similar awards; or (v) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any other asset not previously described in this definition or any portion thereof, but not including any transaction or series of transactions specified in clauses (i) through (v) above in which the proceeds of such transaction or series of transactions are reinvested by the Company in one or more assets within 180 days thereafter.

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Sales Commission. 7.0% of Gross Proceeds from the sale of Shares in the Primary Offering payable to the Dealer Manager and reallowable to Soliciting Dealers with respect to Shares sold by them.

Securities and Debt-Related Investments. Any investments by the Company or the Operating Partnership in (i) real estate securities such as common stocks, preferred stocks and options to acquire stock in REITs and other real estate companies and (ii) debt-related investments such as (a) mortgage, mezzanine, bridge and other loans and (b) debt and derivative securities related to real estate assets including mortgage-backed securities, collateralized debt obligations, debt securities issued by real estate companies and credit default swaps.

Shares. The shares of the Company’s common stock, par value $0.01 per share.

Soliciting Dealers. Broker-dealers who are members of the Financial Industry Regulatory Authority, Inc., or that are exempt from broker-dealer registration, and who, in either case, have executed participating broker or other agreements with the Dealer Manager to sell Shares.

Special OP Limited Partnership Interests. Special OP Limited Partnership Interests means the separate series of limited partnership interests to be issued in accordance with Section 9(g).

Sponsor. Any Person which (i) is directly or indirectly instrumental in organizing, wholly or in part, the Company, (ii) will control, manage or participate in the management of the Company, and any Affiliate of any such Person, (iii) takes the initiative, directly or indirectly, in founding or organizing the Company, either alone or in conjunction with one or more other Persons, (iv) receives a material participation in the Company in connection with the founding or organizing of the business of the Company, in consideration of services or property, or both services and property, (v) has a substantial number of relationships and contacts with the Company, (vi) possesses significant rights to control the Company’s Investments, (vii) receives fees for providing services to the Company which are paid on a basis that is not customary in the industry, or (viii) provides goods or services to the Company on a basis which was not negotiated at arm’s-length with the Company. “Sponsor” does not include wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.

Stockholders. The registered holders of the Shares.

Termination Date. The date of termination of this Agreement.

Termination Event. The termination or nonrenewal of this Agreement (i) in connection with a merger, sale of assets or transaction involving the Company pursuant to which a majority of the Directors then in office are replaced or removed, (ii) by the Advisor for Good Reason or (iii) by the Company and the Operating Partnership other than for Cause.

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Total Operating Expenses. All costs and expenses paid or incurred by the Company, as determined under GAAP, that are in any way related to the operation of the Company or its business, including asset management fees and other fees paid to Advisors, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) incentive fees paid in compliance with the NASAA REIT Guidelines; (vi) Acquisition Fees and Acquisition Expenses, (vii) real estate commissions on the Sale of Real Property, and (viii) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgages or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property). The definition of “Total Operating Expenses” set forth above is intended to encompass only those expenses which are required to be treated as Total Operating Expenses under the NASAA REIT Guidelines. As a result, and notwithstanding the definition set forth above, any expense of the Company which is not part of Total Operating Expenses under the NASAA REIT Guidelines shall not be treated as part of Total Operating Expenses for purposes hereof.

2%/25% Guidelines. The term “2%/25% Guidelines” shall have the meaning set forth in Section 12.

2.       APPOINTMENT. The Company and the Operating Partnership hereby appoint the Advisor to serve as their advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

3.       DUTIES OF THE ADVISOR. The Advisor undertakes to use its best efforts to present to the Company and the Operating Partnership potential investment opportunities and to provide a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted by the Directors, and as amended from time to time with the approval of the Stockholders. In performance of this undertaking, subject to the supervision of the Directors and consistent with the provisions of the Articles of Incorporation and Bylaws of the Company and the Operating Partnership Agreement, the Advisor shall, either directly or by engaging an Affiliate:

(a)       assist in the development of the Initial Public Offering and any subsequent Offering approved by the Board, including the determination of the specific terms of the securities to be offered by the Company, preparation of all offering and related documents, and obtaining all required regulatory approvals of such documents;

(b)       serve as the Company’s and the Operating Partnership’s investment and financial advisor;

(c)       provide the daily management for the Company and the Operating Partnership and perform and supervise the various administrative functions reasonably necessary for the management of the Company and the Operating Partnership;

(d)       investigate, select, and, on behalf of the Company and the Operating Partnership, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, real estate management companies, real estate operating companies, securities investment advisors, mortgagors, and any and all agents for any of the foregoing, including Affiliates of the Advisor, and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including, but not limited to, entering into contracts in the name of the Company and the Operating Partnership with any of the foregoing;

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(e)       consult with the officers and Directors of the Company and assist the Directors in the formulation and implementation of the Company’s financial policies, and, as necessary, furnish the Directors with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company or the Operating Partnership;

(f)       subject to the provisions of Section 4 hereof, (i) participate in formulating an investment strategy and asset allocation framework, (ii) locate, analyze and select potential Investments, (iii) structure and negotiate the terms and conditions of transactions pursuant to which acquisitions and dispositions of Investments will be made; (iv) research, identify, review and recommend acquisitions and dispositions of Investments to the Board and make investments on behalf of the Company and the Operating Partnership in compliance with the investment objectives and policies of the Company; (v) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with, Investments; (vi) enter into leases and service contracts for Real Estate Assets and, to the extent necessary, perform all other operational functions for the maintenance and administration of such Real Estate Assets; (vii) actively oversee and manage Investments for purposes of meeting the Company’s investment objectives; (vii) select Joint Venture partners, structure corresponding agreements and oversee and monitor these relationships; (viii) oversee the performance of the Property Manager or third-party property managers who perform services for the Company or the Operating Partnership; (ix) oversee Affiliated and non-Affiliated Persons with whom the Advisor contracts to perform certain of the services required to be performed under this Agreement; (x) manage accounting and other record-keeping functions for the Company and the Operating Partnership; and (xi) recommend various liquidity events to the Board when appropriate;

(g)      upon request, provide the Directors with periodic reports regarding prospective investments;

(h)      make investments in, and dispositions of, Investments within the discretionary limits and authority as granted by the Board;

(i)       negotiate on behalf of the Company and the Operating Partnership with banks or lenders for Loans to be made to the Company and the Operating Partnership, and negotiate on behalf of the Company and the Operating Partnership with investment banking firms and broker-dealers or negotiate private sales of Shares or obtain Loans for the Company and the Operating Partnership, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company or the Operating Partnership;

(j)       obtain reports (which may, but are not required to, be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of Investments or contemplated investments of the Company and the Operating Partnership;

(k)      from time to time, or at any time reasonably requested by the Directors, make reports to the Directors of its performance of services to the Company and the Operating Partnership under this Agreement, including reports with respect to potential conflicts of interest involving the Advisor or any of its affiliates;

(l)       provide the Company and the Operating Partnership with all necessary cash management services;

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(m)      do all things necessary to assure its ability to render the services described in this Agreement;

(n)       deliver to, or maintain on behalf of, the Company copies of all appraisals obtained in connection with the investments in any Real Estate Assets as may be required to be obtained by the Board;

(o)       notify the Board of all proposed material transactions before they are completed; and

(p)       effect any private placement of OP Limited Partnership Interests, tenancy-in-common or other interests in Investments as may be approved by the Board.

Notwithstanding the foregoing, the Advisor may delegate any of the foregoing duties to any Person so long as the Advisor or any Affiliate remains responsible for the performance of the duties set forth in this Section 3.

4.      AUTHORITY OF ADVISOR.

(a)       Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 7), and subject to the continuing and exclusive authority of the Board over the management of the Company, the Board hereby delegates to the Advisor the authority to perform the services described in Section 3.

(b)       Notwithstanding the foregoing, any investment in Investments, including any financing of such Investment will require the prior approval of the Board. The Advisor will deliver to the Board all documents and other information required by the Board or any committee of the Board, as the case may be, to evaluate a proposed Investment (and any financing related to such proposed investment).

(c)       If a transaction requires approval by the Independent Directors, the Advisor will deliver to the Independent Directors all documents and other information required by them to properly evaluate the proposed transaction.

(d)       The prior approval of a majority of the Independent Directors not otherwise interested in the transaction and a majority of the Directors not otherwise interested in the transaction will be required for each transaction to which the Advisor or its Affiliates is a party.

(e)       The Board may, at any time upon the giving of written notice to the Advisor, modify or revoke the authority set forth in this Section 4; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company or the Operating Partnership prior to the date of receipt by the Advisor of such notification.

5.      BANK ACCOUNTS. The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company or the Operating Partnership or in the name of the Company and the Operating Partnership and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company or the Operating Partnership, under such terms and conditions as the Directors may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Directors and to the auditors of the Company.

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6.      RECORDS; ACCESS. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Directors and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company and the Operating Partnership.

7.     LIMITATIONS ON ACTIVITIES. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the ability of the Company to qualify or continue to qualify as a REIT under the Code unless the Board has determined that the Company will not seek or maintain REIT qualification, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or its Shares, or otherwise not be permitted by the Articles of Incorporation or Bylaws of the Company, except if such action shall be ordered by the Board, in which case the Advisor shall notify promptly the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given. Notwithstanding the foregoing, the Advisor, its directors, officers, employees and members, and partners, directors, officers, members and stockholders of the Advisor’s Affiliates shall not be liable to the Company or to the Directors or Stockholders for any act or omission by the Advisor, its directors, officers, employees, or members, and partners, directors, officers, members or stockholders of the Advisor’s Affiliates taken or omitted to be taken in the performance of their duties under this Agreement except as provided in Section 19 of this Agreement.

8.     RELATIONSHIP WITH DIRECTORS. Subject to Section 7 of this Agreement and to restrictions advisable with respect to the qualification of the Company as a REIT, directors, officers and employees of the Advisor or an Affiliate of the Advisor or any corporate parents of an Affiliate, may serve as a Director and as officers of the Company, except that no director, officer or employee of the Advisor or its Affiliates who also is a Director or officer of the Company shall receive any compensation from the Company for serving as a Director or officer other than reasonable reimbursement for travel and related expenses incurred in attending meetings of the Directors and no such Director shall be deemed an Independent Director for purposes of satisfying the Director independence requirement set forth in the Articles of Incorporation.

9.     FEES.

(a)       Acquisition Fees. The Advisor shall receive an Acquisition Fee payable by the Company as compensation for services rendered in connection with the investigation, selection and acquisition (by purchase, investment, exchange, sourcing or origination) of Investments. The total Acquisition Fees payable to the Advisor or its Affiliates shall equal 1.5% of (i) the cost of all Investments, including Acquisition Expenses and any debt attributed to such Investments and excluding Acquisition Fees and Financing Coordination Fees, or (ii) the amount funded by the Company to acquire or originate a Loan, including Acquisition Expenses related to such Investments and any debt used to fund the acquisition or origination of a Loan and excluding Acquisition Fees and Financing Coordination Fees. With respect to the acquisition of Real Estate Assets through a Joint Venture, the Acquisition Fee payable by the Company to the Advisor shall equal 1.5% of the Company’s allocable cost of such Real Estate Assets, including Acquisition Expenses and any debt attributed to such Investments and excluding Acquisition Fees and Financing Coordination Fees. Once the proceeds from the Primary Offering have been fully invested, the aggregate amount of Acquisition Fees and Financing Coordination Fees shall not exceed 1.9% of the Contract Sales Price and the amount advanced for a Loan or other Investment for all the assets acquired. The Advisor shall submit an invoice to the Company following the closing or closings of each Investment, accompanied by a computation of the Acquisition Fee. The Acquisition Fee payable to the Advisor shall be paid at the closing of the transaction upon receipt of the invoice by the Company.

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With respect to and upon the effectiveness of the Merger, the Advisor shall be entitled to receive an Acquisition Fee payable by the Company equal to 1.5% of the aggregate Cash Consideration (as such term is defined in the Merger Agreement) paid to stockholders of REIT I in the Merger. For the avoidance of doubt, the Acquisition Fee as described in the preceding sentence shall be the only Acquisition Fee to which the Advisor is entitled with respect to the Merger, and the Advisor hereby waives any rights it may have under the Original Agreement to collect any other Acquisition Fee in connection with the Merger.

(b)       Limitation on Total Acquisition Fees, Financing Coordination Fees and Acquisition Expenses. Pursuant to the NASAA REIT Guidelines, the total of all Acquisition Fees, Acquisition Expenses and Financing Coordination Fees shall not exceed 6.0% of the “contract purchase price,” as defined in the Articles of Incorporation, of all Investments acquired.

(c)       Disposition Fees. If the Advisor provides a substantial amount of services, as determined by the Independent Directors in connection with a Sale, the Company shall pay a Disposition Fee to the Advisor equal to the lesser of (i)(a) where a brokerage commission is also payable to a third party, one-half of the aggregate brokerage commission paid, including brokerage commissions payable to third parties, or (b) where no brokerage commission is payable to any third party, the Competitive Brokerage Commission or (ii) 3.0% of the Contract Sales Price. With respect to a Property held in a Joint Venture, the Disposition Fee will be equal to the percentage of the “contract purchase price” reflecting the Company’s economic interest in the Joint Venture. Any Disposition Fee payable under this Section 9(c) may be paid in addition to real estate commissions paid to non-Affiliates, provided that the total real estate commissions (including such Disposition Fee) paid to all Persons by the Company for each Investment shall not exceed 6.0% of the Contract Sales Price.

Notwithstanding anything herein to the contrary, Advisor shall only be entitled to a Disposition Fee with respect to the Sale of any REIT I Property to the extent of the excess of (i) the Disposition Fee attributable to such REIT I Property calculated in accordance with this Section 9(c) over (ii) the REIT I Property Merger Disposition Fee applicable to such REIT I Property.

(d)       Asset Management Fee. The Advisor shall receive the Asset Management Fee as compensation for services rendered pursuant to Section 3 of this Agreement in connection with the management of the Company’s assets. The Asset Management Fee shall be calculated monthly and consists of a monthly fee of one-twelfth of 1.0% of the aggregate cost (before non-cash reserves and depreciation) of all Investments the Company owns, including Acquisition Fees, Acquisition Expenses and any debt attributable to such Investments. With the exception of any portion of the Asset Management Fee related to the disposition of Investments, which shall be payable at the time of such disposition, the Asset Management Fee shall be payable on the first of each month.

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(e)       Financing Coordination Fees. The Advisor shall receive a Financing Coordination Fee as compensation for services rendered in connection with the coordination of debt financing obtained by the Company. The total Financing Coordination Fee payable to the Advisor or its Affiliates shall equal (i) 1.0% of the amount available under any loan or line of credit originated or assumed, directly or indirectly, in connection with the acquisition of Real Properties or other permitted Investments, by the Company, and will be in addition to the Acquisition Fees paid to the Advisor; (ii) 0.75% of the amount available or outstanding under any refinanced loan or line of credit of the Company, and will be in addition to the Acquisition Fees paid to the Advisor; or (iii) 0.75% of the Company’s proportionate share of the amount available or outstanding under any refinanced loan or line of credit in the case of Investments made through a Joint Venture, and will be in addition to the Acquisition Fees paid to the Advisor. Financing Coordination Fees will only be payable if the Advisor or its Affiliates provides services in connection with the origination, assumption or refinancing of debt that the Company uses to acquire Real Properties or other permitted Investments. The Advisor may pay some or all of the Financing Coordination Fee to third parties if the Advisor subcontracts with such third parties to coordinate financing obtained by the Company. The Advisor shall submit an invoice to the Company following the closing or closings of each debt financing or refinancing obtained by the Company, accompanied by a computation of the Financing Coordination Fee. The Financing Coordination Fee payable to the Advisor shall be paid at the closing of the debt financing upon receipt of the invoice by the Company.

(f)       Special Limited Partnership Interests. In addition, an Affiliate of the Advisor has made a capital contribution of $1,000 to the Operating Partnership in exchange for Special Limited Partnership Interests. The Special Limited Partnership Interests shall be entitled to the distributions provided for, and shall be subject to redemption by the Operating Partnership, in accordance with the terms of the Operating Partnership Agreement. To the extent distributions to the Special Limited Partnership Interests are not paid from net sales proceeds, such amounts will count against the limit on Total Operating Expenses set forth in the Articles of Incorporation.

10.       EXPENSES.

(a)       In addition to the fees paid to the Advisor pursuant to Section 9 hereof and subject to the limitations set forth in the Articles of Incorporation, the Company or the Operating Partnership shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor in connection with the services it provides to the Company and the Operating Partnership pursuant to this Agreement, including, but not limited to:

(i)        Organizational and Offering Expenses; provided, however, that (1) the Company shall not reimburse the Advisor to the extent such reimbursement would cause the total amount of Organization and Offering Expenses attributable to the Initial Public Offering paid by the Company and the Operating Partnership to exceed 15.0% of the Gross Proceeds from the Initial Public Offering raised as of the date of the reimbursement; (2) within 60 days after the end of the month in which the current Offering terminates, the Advisor shall reimburse the Company to the extent the Organizational and Offering Expenses borne by the Company exceed 15% of the Gross Proceeds raised in the completed Offering; and (3) the Company shall not reimburse the Advisor for any Organization and Offering Expenses that the Independent Directors determine are not fair and commercially reasonable to the Company.

(ii)       Acquisition Expenses incurred in connection with the selection and acquisition of Investments subject to the aggregate 6.0% cap on Acquisition Fees, Acquisition Expenses and Financing Coordination Fees set forth in Section 9(b);

(iii)      the actual cost of goods and services used by the Company and obtained from entities not affiliated with the Advisor;

(iv)      interest and other costs for borrowed money, including discounts, points and other similar fees;

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(v)       taxes and assessments on income of the Company or Investments;

(vi)      costs associated with insurance required in connection with the business of the Company or by the Directors;

(vii)     expenses of managing and operating Investments owned by the Company, whether payable to an Affiliate of the Company or a non-Affiliated Person;

(viii)    all expenses in connection with payments to the Directors for attending meetings of the Directors and Stockholders;

(ix)      expenses associated with a Listing, if applicable, or with the issuance and distribution of Shares, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, listing and registration fees, and other Organization and Offering Expenses;

(x)       expenses connected with payments of Distributions in cash or otherwise made or caused to be made by the Company to the Stockholders;

(xi)       expenses of organizing, revising, amending, converting, modifying, or terminating the Company or the Articles of Incorporation;

(xii)      expenses of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xiii)     administrative service expenses (including (a) personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which the Advisor receives Acquisition Fees, Financing Coordination Fees, Asset Management Fees, hotel management fees or real estate sales commissions, and (b) the Company’s allocable share of other overhead of the Advisor such as rent and utilities); and

(xiv)    audit, accounting and legal fees and other fees for professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Board or any committee of the Board;

(xv)     out-of-pocket costs for the Company to comply with all applicable laws, regulations and ordinances, including without limitation, the Sarbanes-Oxley Act of 2002, as amended; and

(xvi)    all other out-of-pocket costs incurred by the Advisor in performing its duties hereunder.

(b)       Expenses incurred by the Advisor on behalf of the Company and the Operating Partnership and payable pursuant to this Section 10 shall be reimbursed no less than monthly to the Advisor. The Advisor shall prepare a statement documenting the expenses of the Company and the Operating Partnership and the calculation of the Asset Management Fee during each quarter, and shall deliver such statement to the Company and the Operating Partnership within 45 days after the end of each quarter.

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11.       OTHER SERVICES. Should the Directors request that the Advisor or any director, officer or employee thereof render services for the Company and the Operating Partnership other than set forth in Section 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Independent Directors, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

12.       REIMBURSEMENT TO THE ADVISOR. The Company may reimburse the Advisor, at the end of each fiscal quarter, for Total Operating Expenses incurred by the Advisor; provided, however, that the Company shall not reimburse the Advisor at the end of any fiscal quarter commencing on the fourth fiscal quarter after the quarter in which the Corporation makes its first investment in an Asset, for Total Operating Expenses that, in the four consecutive fiscal quarters then ended, exceed the greater of two percent of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such 12-month period. Any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company or, at the option of the Company, subtracted from the Total Operating Expenses reimbursed during the subsequent fiscal quarter. If there is an Excess Amount in any Expense Year and the Independent Directors determine that such excess was justified based on unusual and nonrecurring factors which they deem sufficient, then the Excess Amount may be carried over and included in Total Operating Expenses in subsequent Expense Years and reimbursed to the Advisor in one or more of such years, provided that there shall be sent to the Stockholders a written disclosure of such fact, together with an explanation of the factors the Independent Directors considered in determining that such excess expenses were justified. Such determination shall be reflected in the minutes of the meetings of the Board. The Company will not reimburse the Advisor or its Affiliates for services for which the Advisor or its Affiliates are entitled to receive Acquisition Fees, Financing Coordination Fees, Asset Management Fees, hotel management fees or real estate commissions. All figures used in the foregoing computation shall be determined in accordance with generally accepted accounting principles applied on a consistent basis.

13.       RELATIONSHIP OF THE PARTIES. The Company and the Operating Partnership, on the one hand, and the Advisor on the other, are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners of joint venturers or impose any liability as such on either of them.

14.       OTHER ACTIVITIES OF THE ADVISOR. Nothing herein contained shall prevent the Advisor or any of its Affiliates from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, member, partner, employee, or stockholder of the Advisor or its Affiliates to engage in or earn fees from any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association and earn fees for rendering such services. The Advisor may, with respect to any Investment in which the Company is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service. Specifically, it is contemplated that the Company may enter into joint ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such joint ventures or arrangements, the Advisor may be engaged to provide advice and service to such Persons, in which case the Advisor will earn fees for rendering such advice and service.

The Advisor shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association. The Advisor or its Affiliates shall promptly disclose to the Board knowledge of such condition or circumstance. If the Advisor or its Affiliates have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as the Company, it shall be the duty of the Board (including the Independent Directors) to ensure that the Advisor and its Affiliates adopt the method approved by the Independent Directors by which investments are to be allocated to the competing investment entities and to use their best efforts to ensure that such method is applied fairly to the Company.

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15.         TERM OF AGREEMENT. This Agreement shall have an initial term of one year from the Effective Date and may be renewed for an unlimited number of successive one-year terms upon mutual consent of the Parties. The Company will evaluate the performance of the Advisor annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year. Any such renewal must be approved by the Independent Directors.

16.         TERMINATION BY THE PARTIES. This Agreement may be terminated (i) immediately by the Company or the Operating Partnership for Cause or upon the bankruptcy of the Advisor, (ii) upon 60 days written notice without Cause and without penalty by a majority of the Independent Directors of the Company or (iii) upon 60 days written notice with Good Reason by the Advisor. The provisions of Sections 17 through 30 survive termination of this Agreement.

17.         ASSIGNMENT TO AN AFFILIATE. This Agreement may be assigned by the Advisor to an Affiliate with the majority approval of the Board (including a majority of the Independent Directors). The Advisor may assign any rights to receive fees or other payments under this Agreement to any Person without obtaining the approval of the Board. This Agreement shall not be assigned by the Company or the Operating Partnership without the consent of the Advisor, except in the case of an assignment by the Company or the Operating Partnership to a corporation, limited partnership or other organization which is a successor to all of the assets, rights and obligations of the Company or the Operating Partnership, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company and the Operating Partnership are bound by this Agreement.

18.         PAYMENTS TO AND DUTIES OF ADVISOR UPON TERMINATION.

(a)      After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company or the Operating Partnership within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, subject to the 2%/25% Guidelines to the extent applicable.

(b)      The Advisor shall promptly upon termination:

(i)       pay over to the Company and the Operating Partnership all money collected and held for the account of the Company and the Operating Partnership pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii)      deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii)     deliver to the Board all assets, including all Investments, and documents of the Company and the Operating Partnership then in the custody of the Advisor; and

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(iv)     cooperate with the Company and the Operating Partnership to provide an orderly management transition.

19.         INDEMNIFICATION BY THE COMPANY AND THE OPERATING PARTNERSHIP. The Company and the Operating Partnership shall indemnify and hold harmless the Advisor and its Affiliates, including their respective directors (the “Indemnitees,” and each an “Indemnitee”), from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland, the Articles of Incorporation or the provisions of Section II.G of the NASAA REIT Guidelines. In addition, the Company and the Operating Partnership shall indemnify and hold harmless the officers of the Company and the Advisor and its Affiliates from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland or the Articles of Incorporation. Notwithstanding the foregoing, the Company and the Operating Partnership shall not provide for indemnification of an Indemnitee for any loss or liability suffered by such Indemnitee, nor shall they provide that an Indemnitee be held harmless for any loss or liability suffered by the Company and the Operating Partnership, unless all of the following conditions are met:

(a)       the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interest of the Company and the Operating Partnership;

(b)       the Indemnitee was acting on behalf of, or performing services for, the Company or the Operating Partnership;

(c)       such liability or loss was not the result of negligence or misconduct by the Indemnitee; and

(d)       such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from the Stockholders.

Notwithstanding the foregoing, an Indemnitee shall not be indemnified by the Company and the Operating Partnership for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such Indemnitee unless one or more of the following conditions are met:

(a)       there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee;

(b)       such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or

(c)       a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company or the Operating Partnership were offered or sold as to indemnification for violation of securities laws.

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In addition, the advancement of the Company’s or the Operating Partnership’s funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied:

(a)       the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company or the Operating Partnership;

(b)       the legal action is initiated by a third party who is not a Stockholder or the legal action is initiated by a stockholder acting in such stockholder’s capacity as such and a court of competent jurisdiction specifically approves such advancement; and

(c)       the Indemnitee undertakes to repay the advanced funds to the Company or the Operating Partnership, together with the applicable legal rate of interest thereon, in cases in which such Indemnitee is found not to be entitled to indemnification.

20.         INDEMNIFICATION BY ADVISOR. The Advisor shall indemnify and hold harmless the Company and the Operating Partnership from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, misfeasance, intentional misconduct, negligence or reckless disregard of its duties; provided, however, that the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.

21.         EXCLUSION OF CERTAIN TRANSACTIONS. In the event the Company or the Operating Partnership shall propose to enter into any transaction in which a Director or an officer of the Company, and the Advisor, or any Affiliate of the Company, the Operating Partnership or the Advisor has a direct or indirect interest, then such transaction shall be approved by a majority of the Board and also by a majority of the Independent Directors.

22.         NON-SOLICITATION. During the period commencing on the Effective Date and ending one year following the Termination Date, the Company shall not, without the Advisor’s prior written consent, directly or indirectly (i) solicit or encourage any person to leave the employment or other service of the Advisor or its Affiliates; or (ii) hire on behalf of the Company or any other person or entity, any person who has left its employment within the one year period following the termination of that person’s employment the Advisor or its Affiliates. During the period commencing on the date hereof through and ending one year following the Termination Date, the Company will not, whether for its own account or for the account of any other Person, intentionally interfere with the relationship of the Advisor or its Affiliates with, or endeavor to entice away from the Advisor or its Affiliates, any person who during the term of the Agreement is, or during the preceding one-year period, was a tenant, co-investor, co-developer, joint venturer or other customer of the Advisor or its Affiliates.

23.         NOTICES. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the Party to whom it is given, and shall be given by being delivered by hand, by facsimile transmission, by courier or overnight carrier or by registered or certified mail to the addresses set forth herein:

To the Board and to the Company:	Moody National REIT II, Inc.
6363 Woodway, Suite 110
Houston, Texas 77057
Facsimile: (713) 977-7505
Attention: Brett C. Moody

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with a copy to (which shall not	Alston & Bird LLP
constitute notice):	1201 West Peachtree Street
Atlanta, GA 30309
Attention: Rosemarie A. Thurston

To the Operating Partnership:	Moody National Operating Partnership II, LP
6363 Woodway, Suite 110
Houston, Texas 77057
Facsimile: (713) 977-7505
Attention: Brett C. Moody

To the Advisor:	Moody National Advisor II, LLC
6363 Woodway, Suite 110
Houston, Texas 77057
Facsimile: (713) 977-7505
Attention: Brett C. Moody

Any Party may at any time give notice in writing to the other Parties of a change in its address for the purposes of this Section 23.

24.         MODIFICATION. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by the Parties hereto, or their respective successors or assignees.

25.         SEVERABILITY. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

26.         CONSTRUCTION. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland.

27.         ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

28.         INDULGENCES, NOT WAIVERS. Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

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29.        GENDER. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

30.         TITLES NOT TO AFFECT INTERPRETATION. The titles of Sections and Subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

31.         EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.

32.         EFFECTIVENESS OF AGREEMENT. This Agreement, as amended and restated herein, shall not become effective until the Merger Effective Time. If the Merger Agreement is terminated prior to the Merger Effective Time, this Agreement shall automatically be deemed revoked and void ab initio, and the Parties shall have the rights and obligations set forth in the Original Agreement.

[Signatures on following page.]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

Moody National REIT II, Inc.

By:
Name: Brett C. Moody
Title: Chief Executive Officer and President

Moody National Operating Partnership II, LP

By:	Moody National REIT II, Inc., its General
Partner

By:
Name: Brett C. Moody
Title: Chief Executive Officer and President

Moody National Advisor II, LLC

By:	Moody National REIT Sponsor, LLC

By:	Moody National REIT Sponsor SM, LLC

By:
Name: Brett C. Moody
Title: Member

[Signature Page to Amended and Restated Advisory Agreement]

SCHEDULE I

Merger Disposition Fee Allocation

Asset	Share of Disposition Fee
Homewood Suites Woodlands	$316,839
Hyatt Place Germantown	$253,831
Hyatt Place Charleston	$234,029
Hampton Inn Austin South	$388,848
Residence Inn Grapevine	$444,655
Courtyard Lyndhurst	$657,081
Hilton Garden Inn Austin	$567,070
Hampton Inn Great Valley	$273,634
Embassy Nashville	$1,456,379
Homewood Suites Austin	$342,042
Note receivable originated to Moody National DST Sponsor, LLC, aggregate principal amount of $9,000,000	$162,020
TownePlace Suites TCU	$221,427
Hampton Inn Energy Corridor	$181,822
Note receivable originated to Moody National Realty Company, L.P., aggregate principal amount of $4,500,000	$81,010
Total	$5,580,685

Exhibit E

To The Agreement And
Plan Of Merger

MOODY NATIONAL REIT I, INC.

ARTICLES OF AMENDMENT

Moody National REIT I, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the definitions of “Roll-Up Entity” and “Roll-Up Transaction” in Article IV of the Charter in their entirety.

SECOND: The Charter is hereby further amended by deleting the existing Article XIV (“Roll-Up Transactions”) of the Charter in its entirety.

THIRD: The Charter is hereby further amended by re-numbering Article XV (“Duration”) to Article XIV (“Duration”).

FOURTH: The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

- signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this ___ day of __________, 2016.

ATTEST:		MOODY NATIONAL REIT I, INC.

By:		By:
Name:	Robert W. Engel	Name:	Brett C. Moody
Title:	Secretary	Title:	Chief Executive Officer and President